UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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CAMPBELL SOUP COMPANY

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Campbell Soup Company
1 Campbell Place
Camden, New Jersey 08103-1799
856-342-4800

October 7, 2010

Notice of Annual Meeting of Shareowners

Heritage Center
7593 Gathering Drive
Reunion, Florida 34747
Thursday, November 18, 2010
2:00 p.m. Eastern Time

AGENDA

1. Elect 17 Directors.

2. Ratify appointment of independent registered public accounting firm.

3. Approve amendment of the Campbell Soup Company 2005 Long-Term Incentive Plan.

4. Transact any other business properly brought before the meeting.

Shareowners of record at the close of business on September 20, 2010 are entitled to receive notice of the meeting and to vote. This year the Company has again decided to provide access to its proxy materials, including its annual report, to certain shareowners of record, depending upon the number of shares held by the shareowner and including certain Company savings plan participants, via the Internet instead of mailing those shareowners copies of the materials. The Company expects that this decision will reduce the amount of paper necessary to produce the materials, as well as the costs associated with mailing the materials to all shareowners. On or about October 7, 2010, the Company began mailing a Notice of Internet Availability of Proxy Materials (“e-proxy notice”) to certain shareowners of record and posted its proxy materials for those shareowners on the Web site referenced in the e-proxy notice (www.envisionreports.com/cpb). On or about October 7, 2010, the Company also began delivering the proxy statement and the accompanying proxy card to the remaining shareowners of record. If you do not own shares in your own name, you may access the Company’s Notice of Annual Meeting and Proxy Statement and its annual report, including the Form 10-K for the fiscal year ended August 1, 2010, at www.edocumentview.com/cpb.

Your vote is important. In order to have as many shares as possible represented, kindly SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED OR VOTE BY PHONE OR THE INTERNET (see instructions on your proxy card or e-proxy notice).

By Order of the Board of Directors,

Kathleen M. Gibson
Vice President and Corporate Secretary

Important.

Please note that an admission ticket is required in order to attend the Annual Meeting. If you plan to attend, please request a ticket. If shares were registered in your name as of September 20, 2010, please check the appropriate box on your proxy card or when voting on the Internet, or indicate when prompted if voting by telephone. A ticket of admission will be forwarded to you. If your shares are held in the name of a broker or other nominee, please follow the instructions on page 64 to obtain an admission ticket. If you plan to attend the meeting, please bring government-issued photographic identification. You will need an admission ticket and this identification in order to be admitted to the meeting.

■	Denotes items to be voted on at the meeting.

Shareowners may receive copies of the Company’s Annual Report on Form 10-K for the year ended August 1, 2010, Code of Business Conduct and Ethics, Corporate Governance Standards, and the charters of the four standing committees of the Board of Directors, without charge, by:

(1)	writing to Investor Relations, Campbell Soup Company, 1 Campbell Place, Camden, NJ 08103-1799;
(2)	calling 1-800-840-2865; or
(3)	e-mailing the Company’s Investor Relations Department at investorrelations@campbellsoup.com.
These documents are also available on the Company’s Web site at www.campbellsoupcompany.com.

Shareowners may elect to receive future distributions of annual reports and proxy statements by electronic delivery and vote Campbell shares on-line. To take advantage of this service you will need an electronic mail (e-mail) account and access to an Internet browser. To enroll, go to the investor center section on www.campbellsoupcompany.com and click on “E-Delivery of Materials.” If your shares are registered in your name, you will be asked to enter your account number, which is printed on your dividend check or Dividend Reinvestment Statement. If your shares are held by a broker, you will need your account number with the broker.

Item 1

Election of Directors

Your Board of Directors Recommends a Vote “For” ALL Nominees

The Board of Directors of the Company, pursuant to the By-Laws, has determined that the number of directors of the Company shall be 17. The directors are to be elected to hold office until the next Annual Meeting of the Shareowners and until their successors are elected and shall have qualified. Directors are elected by a plurality of the votes cast.

The Governance Committee is responsible for investigating, reviewing and evaluating the qualifications of candidates for membership on the Board and for assessing the contributions and performance of directors eligible for re-election. It is also responsible for recommending director nominees for approval by the Board and nomination for election at the Annual Meeting of Shareowners.

Director Qualifications

The Governance Committee believes that a nominee for election to the Campbell Board should, at minimum:

•	be a person of the highest integrity;

•	have the ability to exercise independent judgment;

•	be committed to act in the best interest of all shareowners;

•	abide by exemplary standards of business and professional conduct;

•	have the skills and judgment to discharge the duties and responsibilities of a director;

•	be willing and able to devote the proper time and attention to fulfill the responsibilities of a director;

•	have no conflicts of interest arising from other relationships or obligations; and

•	have the ability to provide active, objective and constructive input at meetings of the Board and committees.

In addition, the Committee believes that, collectively, the Board should reflect appropriate diversity of thought, background and experience, and include directors who are:

•	reasonably sophisticated about the duties and responsibilities of directors of a public company;

•	knowledgeable about the consumer products industry, business operations, marketing, finance and accounting;

•	respected in the business community;

•	knowledgeable about general economic trends; and

•	knowledgeable about the standards and practices of good corporate governance.

All candidates considered by the Governance Committee for potential recommendation to the Board as director nominees are evaluated in light of the minimum qualifications listed above. When vacancies occur, the Governance Committee also reviews the overall composition of the Board to determine whether the addition of a director with one or more of the additional skills or qualities listed above would be desirable to enhance the effectiveness of the Board, and whether candidates with other specific experience or expertise should be sought at that particular time.

Director Nominees

All of the current directors are standing for re-election. Under the Company’s Corporate Governance Standards, a director may not stand for reelection if he or she would be age 72 or older at the time of election.

On September 28, 2010, the Company announced that Mr. Conant had advised the Board of Directors that he plans to step down as Chief Executive Officer on July 31, 2011, the last day of the Company’s 2011 fiscal year, and that the Board had elected Denise M. Morrison as Executive Vice President and Chief Operating Officer and a Director, effective October 1, 2010, in anticipation of her election to succeed Mr. Conant as Chief Executive Officer at the beginning of fiscal 2012.

All of the nominees are independent directors, except Mr. Conant, Ms. Morrison and Mr. van Beuren. If a nominee becomes unable or unwilling to serve, proxies will also be voted for election of such person as shall be designated by the Board of Directors. Management knows of no reason why any nominee shall be unable or unwilling to serve. Except as otherwise specified in the proxy, proxies will be voted for election of the nominees named below.

Biographical information on the experience, qualifications and skills of the nominees at October 1, 2010, is included below.

Edmund M. Carpenter
Edmund M. Carpenter, 68, was elected to the Board of Directors in 1990. He is Chairman of the Finance and Corporate Development Committee and also currently serves on the Compensation and Organization Committee. He is an Operating Partner at Genstar Capital, LLC, a middle-market private equity firm that focuses on investments in industrial technology, life sciences, healthcare services, software and business services.

Mr. Carpenter brings to the Board extensive knowledge of organizational and operational management, as well as board leadership experience and financial expertise. From 1998 until his retirement in December 2006, he served as President and Chief Executive Officer of Barnes Group, Inc. Prior to joining Barnes, he was a Senior Managing Director of Clayton Dubilier & Rice. From 1988-1995, he was the Chairman and Chief Executive Officer of General Signal Corporation. Earlier in his career, Mr. Carpenter was President, Chief Operating Officer, and a Director of ITT Corporation. During his seven-year association with ITT, he served as Vice President and Group Executive for ITT Automotive Products — Worldwide and as President and Chief Executive of ITT Industrial Technology Corporation.

Other Public Company Board Service (2005-Present)

Altra Holdings, Inc. (2007 to present)
Barnes Group, Inc. (1998 to 2006)
Dana Holding Corporation (formerly Dana Corporation — 1991 to 2006)

Paul R. Charron
Paul R. Charron, 68, was elected to the Board of Directors in 2003 and became non-executive Chairman of the Board in August 2009. He is currently a Senior Advisor at Warburg Pincus and a Managing Partner at Fidus Investment Partners, both of which are private equity firms.

Mr. Charron has a wealth of experience as a board leader and as a seasoned executive of global consumer product companies. In 1995 he became President and Chief Executive Officer of Liz Claiborne Inc., having served for the previous year as Vice Chairman and Chief Operating Officer. He was elected Chairman of that company in May 1996, and retired as Chairman and Chief Executive Officer in 2006.

Earlier in his career, Mr. Charron was Executive Vice President of VF Corporation, a large publicly held apparel manufacturer. Before joining VF in 1988, he served as President and Chief Operating Officer of Brown & Bigelow, a Minnesota-based promotional products firm. He also served as Senior Vice President, sales and marketing at Cannon Mills Company, and held marketing management positions at General Foods Corporation. Mr. Charron began his business career in the brand management organization at Procter & Gamble.

Other Public Company Board Service (2005-Present)

Liz Claiborne Inc. (1994 to 2006)

Douglas R. Conant
Douglas R. Conant, 59, has served as President and Chief Executive Officer of Campbell Soup Company and as a member of the Board of Directors since January 2001.

Mr. Conant brings extensive food industry experience as a seasoned executive of global consumer product companies. From 1995 to 2000 he was President of Nabisco Foods Company. He joined Nabisco in 1992 and served as President of Sales; Senior Vice President, Marketing for The Nabisco Biscuit Company; and Vice President/General Manager of the Fleischmann’s Company. He began his career in 1976 in marketing at General Mills and held senior management positions in marketing and strategy at Kraft Foods from 1986 to 1992.

Other Public Company Board Service (2005-Present)

Applebee’s International, Inc. (1999 to 2006)

Bennett Dorrance
Bennett Dorrance, 64, was elected to the Board of Directors in 1989. Mr. Dorrance serves on the Compensation and Organization Committee and is Co-Chair of the Governance Committee. He is Managing Director and a co-founder of DMB Associates, a real estate development firm headquartered in Phoenix, Arizona, which specializes in large master planned communities, and is also a director of several privately held corporations and partnerships.

In addition to his expertise in real estate development and operational management, Mr. Dorrance has extensive knowledge of Campbell Soup Company’s history, organization and culture. As a major shareowner, a descendent of the Company’s founder, and a director who has served on the Board for 21 years, he brings the perspective of a long-term, highly committed shareowner to the deliberations and decisions of the Board.

Other Public Company Board Service (2005-Present)

Insight Enterprises, Inc. (2004 to present)

Harvey Golub
Harvey Golub, 71, was elected to the Board of Directors in 1996 and served as the Company’s non-executive Chairman from November 2004 through July 2009. He is currently a member of the Compensation and Organization and the Finance and Corporate Development Committees. Mr. Golub is the non-executive Chairman of Ripplewood Holdings, a private equity firm.

From 1993 to 2001, Mr. Golub was Chairman and Chief Executive Officer of American Express Company. He joined American Express in 1984 as President and Chief Executive Officer of IDS Financial Services, now known as Ameriprise Financial. He was named Vice Chairman of American Express and elected to the company’s Board of Directors in 1990, and became President in July 1991. He was previously a Senior Partner at McKinsey and Co., a global management consulting firm, where he worked on strategy and organizational issues for a number of corporations. Mr. Golub brings to Campbell extensive expertise in strategic planning and the management of international business operations, and long experience in board leadership.

Other Public Company Board Service (2005-Present)

American International Group, Inc. (2009 to July 2010)
Dow Jones & Company, Inc. (1997 to 2007)

Lawrence C. Karlson
Lawrence C. Karlson, 67, was elected to the Board of Directors in November 2009. He serves on the Audit Committee and the Finance and Corporate Development Committee. He is currently an independent consultant for industrial and technology companies.

Mr. Karlson has broad management, operational, and leadership experience, both from his business career and from his service on the boards of numerous private and public companies in the United States and Europe. He was the Chairman and Chief Executive Officer of Berwind Financial Corporation from 2001 to 2004. Mr. Karlson began his career at Fisher & Porter Co., where he served in various positions of increasing responsibility, including Director and President of U.S. Operations. In 1983, Mr. Karlson formed Nobel Electronics, an instruments manufacturing company that subsequently merged with Pharos AB, where he served as a director and became President and Chief Executive Officer. In 1990 Pharos acquired Spectra Physics. He served the successor company Spectra Physics AB as director and non-executive Chairman until his retirement.

Other Public Company Board Service (2005-Present)

CDI Corp. (1989 to present)
H & E Equipment Services, Inc. (2005 to present)
Mikron Infrared Company, Inc. (2000 to 2007)

Randall W. Larrimore
Randall W. Larrimore, 63, was elected to the Board of Directors in 2002. He is Co-Chair of the Governance Committee and also serves on the Audit Committee. He is currently a director of Olin Corporation, where he is Chair of the Governance Committee and a member of the Audit Committee and Compensation Committees.

Mr. Larrimore brings to Campbell strong management expertise, business acumen, board experience and considerable knowledge of consumer marketing and the packaged goods industry. From 2003 to 2005, he was non-executive Chairman of Olin Corporation. From 1997 to 2002, he served as President and Chief Executive Officer and a director of United Stationers, Inc., a wholesaler and distributor of office products. Prior to joining United Stationers, Mr. Larrimore was President and Chief Executive Officer of MasterBrand Industries, Inc., a subsidiary of Fortune Brands, Inc. He also served as Chairman and CEO of the Master Lock Company and Chairman of Moen Incorporated. He was President of Beatrice Home Specialties from 1983 until 1988 (prior to its acquisition by Fortune Brands), and held executive positions at PepsiCo, including the position of President of Pepsi-Cola Italy. Earlier in his career, Mr. Larrimore was a senior consultant with McKinsey & Company and worked in brand management with Richardson-Vicks, now a part of Procter & Gamble.

Other Public Company Board Service (2005-Present)

Olin Corporation (1997 to present)

Mary Alice Dorrance Malone
Mary Alice Dorrance Malone, 60, was elected to the Board of Directors in 1990, and currently serves on the Finance and Corporate Development Committee and the Governance Committee. Ms. Malone is President of Iron Spring Farm, Inc., horse breeding and performance centers in Coatesville, Pennsylvania, and Ocala, Florida, which she founded in 1976.

Ms. Malone is an entrepreneur, and a private investor and officer of several private companies. She also serves on the boards of several non-profit organizations and actively participates in various philanthropic organizations. As a descendant of the founder of the Company, a major shareowner, and a director with more than 20 years of service, Ms. Malone brings to the Board extensive knowledge of the Company’s history, organization and culture, and the perspective of a long-term, highly committed shareowner.

Other Public Company Board Service (2005-Present)

None

Sara Mathew
Sara Mathew, 55, was elected to the Board of Directors in 2005, and serves on the Audit Committee and Compensation and Organization Committees. In January of 2010, she was appointed President and Chief Executive Officer of The Dun & Bradstreet Corporation, and in July of 2010, she assumed the role of Chief Executive Officer and Chairman of the Board.

Ms. Mathew brings to Campbell valuable insight and experience in global business and financial matters. Before assuming her current role at Dun & Bradstreet, she served as President and Chief Operating Officer of that company from 2007 to 2009; President, U.S. from 2006 to 2007; President, International in 2006; and Chief Financial Officer from 2001 to 2007. In her preceding 18-year career at Procter & Gamble, she held a number of executive positions, including Vice President of Finance with responsibility for Australia, Asia and India, and a series of finance and marketing positions, including Assistant Treasurer and Director of Investor Relations, Comptroller for the Paper Products division, and Comptroller and Chief Financial Officer of the Global Baby Care business unit.

Other Public Company Board Service (2005-Present)

The Dun & Bradstreet Corporation (2008 to present)

Denise M. Morrison
Denise M. Morrison, 56, was elected Executive Vice President and Chief Operating Officer of Campbell Soup Company and a member of the Board of Directors, effective October 1, 2010.

Ms. Morrison has 35 years of experience in the consumer packaged goods industry. She joined Campbell in April 2003 as Senior Vice President and President-Global Sales/Chief Customer Officer, and was appointed President of Campbell USA in 2005. She served as Senior Vice President and President of North America Soup, Sauces and Beverages from October 2007 until September 30, 2010. From 1995 to 2003, she was employed by Kraft Foods and Nabisco, serving most recently as Executive Vice President and General Manager of Kraft Foods’ Snacks and Confections divisions. Ms. Morrison began her career at Procter & Gamble in 1975, and later worked at PepsiCo in trade and business development, and at Nestle USA, where she held senior marketing and sales positions.

Other Public Company Board Service (2005-Present)

The Goodyear Tire and Rubber Company (2005 to present)
Ballard Power Systems Inc. (2002 to 2005)

William D. Perez
William D. Perez, 62, was elected to the Board of Directors in June 2009. Mr. Perez serves on the Audit Committee and the Governance Committee. He is currently a Senior Advisor with Greenhill & Co., Inc.

Mr. Perez has significant experience in the global consumer products businesses and board leadership. In December 2008, he retired as President and Chief Executive Officer of the Wm. Wrigley Jr. Company, a leading global confectioner and the world’s largest manufacturer and marketer of chewing gum, where he was the first person outside of the Wrigley family to serve as CEO. Before joining Wrigley, Mr. Perez was President and Chief Executive Officer of Nike, Inc. He previously spent 34 years with S.C. Johnson & Son, Inc., a multi-billion dollar privately-held global consumer products company, including eight years as President and Chief Executive Officer.

Other Public Company Board Service (2005-Present)

Johnson & Johnson Company (2007 to present)
Kellogg Company (2000 to 2006)
Nike, Inc. (2004 to 2006)
Whirlpool Corporation (2009 to present)
Wm. Wrigley Jr. Company (2006 to 2008)

Charles R. Perrin
Charles R. Perrin, 65, was elected to the Board of Directors in 1999. Mr. Perrin serves on the Audit Committee and is Chairman of the Compensation and Organization Committee. He has been the non-executive Chairman of Warnaco Group, Inc., since March 2004.

Mr. Perrin brings to the Board substantial experience in and perspective on consumer marketing, business operations and the packaged goods industry. In January 1998 he joined Avon Products, Inc. as Vice Chairman and Chief Operating Officer, and served as Chief Executive Officer of that company from June 1998 to November 1999. From 1994 to 1996, he was Chairman and Chief Executive Officer of Duracell International, Inc. He joined Duracell in 1985 as President of Duracell USA, and later held a number of other executive positions, including President and Chief Operating Officer of Duracell International, Inc. from 1992 to 1994. He previously worked at Cheeseborough-Ponds, Inc., where he held a series of sales, marketing and general management positions and served as President of the Packaged Food Division. Mr. Perrin began his business career at General Foods Corporation.

Other Public Company Board Service (2005-Present)

Warnaco Group, Inc. (2004 to present)

A. Barry Rand
A. Barry Rand, 65, was elected to the Board of Directors in 2005, and serves on the Compensation and Organization and the Finance and Corporate Development Committees. In April 2009, Mr. Rand was elected Chief Executive Officer of AARP, the nation’s largest non-profit and advocacy organization. He is also Chairman of the Board of Trustees of Howard University.

Mr. Rand brings to the Company’s Board a strong mix of organizational and operational management skills and board leadership experience. From 2003 to 2005, he was the Chairman of Aspect Communications, a leading provider of enterprise customer contact center solutions. During the same period, he also served as Chairman and Chief Executive Officer of Equitant, which manages the order-to-cash process for Fortune 500 companies. Mr. Rand was Chairman and Chief Executive Officer of Avis Group Holdings, Inc. from 1999 to 2001. He completed his previous 30-year executive career with Xerox Corporation ending as Executive Vice President of Worldwide Operations.

Other Public Board Service (2005 to Present)

Agilent Technologies, Inc. (2000 to present)

Nick Shreiber
Nick Shreiber, 61, was elected to the Board of Directors in July 2009, and serves on the Finance and Corporate Development Committee and the Governance Committee. Mr. Shreiber currently advises and coaches executives of international companies on issues relating to strategy, organization and operations.

Mr. Shreiber brings strong international and operational experience to the Board, with more than 30 years of senior leadership experience in both line management and management consulting. In 2005 he completed an 18-year career at Tetra Pak Group, a world leader in packaging and processing solutions for food, during the last five of which he served as President and Chief Executive Officer. He previously was a partner with McKinsey & Co., where he spent eight years with engagement responsibility for major clients in Europe and Latin America in diverse industrial and service sectors.

Other Public Company Board Service (2005-Present)

None

Archbold D. van Beuren
Archbold D. van Beuren, 53, was elected to the Board of Directors in November 2009. Mr. van Beuren serves on the Finance and Corporate Development Committee.

Mr. van Beuren brings to the Board wide-ranging skills in operational management and extensive knowledge of the Company, its customers, its products and the food industry. He began his 26-year career with Campbell in 1983 as an Associate Marketing Manager and served in various positions of increasing responsibility, including President of Godiva Chocolatier; President of a division responsible for the North America Foodservice business and the Company’s Canadian, Mexican and Latin American businesses; and Senior Vice President and President — Global Sales and Chief Customer Officer from 2007 until his retirement from Campbell in October 2009. Mr. van Beuren began his career as an analyst with Belden & Associates Investments in 1979 and in 1980 moved to Triton Press, where he was Manager of Sales and Marketing.

Mr. van Beuren is on the board of Bissell Company, Inc. He is a descendant of the founder of the Company.

Other Public Company Board Service (2005-Present)

None

Les C. Vinney
Les C. Vinney, 61, was elected to the Board of Directors in 2003. He is Chairman of the Audit Committee and also serves on the Governance Committee. Mr. Vinney retired as President and CEO of STERIS Corporation in 2007, and currently serves on the Board and is Chairman of the Audit Committee of the Federal Reserve Bank of Cleveland.

Mr. Vinney brings to the Board extensive experience and perspective in the areas of accounting, finance and business operations. After joining STERIS Corporation in 1999 as Senior Vice President and Chief Financial Officer, he was elected President and Chief Executive Officer of that company from 2000 to 2007. From 2007 to 2009, Mr. Vinney served as a Senior Advisor to STERIS. Prior to joining STERIS, Mr. Vinney worked at Goodrich Corporation, which he joined in 1991 as Vice President of Finance — Specialty Chemicals and where he held successive executive positions until his election as Senior Vice President and Chief Financial Officer in 1998. Prior to joining Goodrich, Mr. Vinney held a number of senior operating and financial management positions with Engelhard Corporation. He began his career at Exxon Corporation in 1972 in financial management.

Other Public Company Board Service (2005-Present)

Patterson Companies, Inc. (2008 to present)
STERIS Corporation (2000 to 2007)

Charlotte C. Weber
Charlotte C. Weber, 67, was elected a Director of Campbell in 1990. Ms. Weber serves on the Compensation and Organization Committee and the Governance Committee. She is a private investor and President and Chief Executive Officer of Live Oak Properties, a privately-held real estate management company.

Ms. Weber serves as the president of several private entities and also actively participates in various philanthropic organizations that assist educational and cultural institutions. As a descendant of the founder of the Company and a major shareowner, she brings to the Board a valuable perspective as a long-term investor with extensive knowledge of the Company’s historical development, organization, governance and culture.

Other Public Company Board Service (2005-Present)

None

Security Ownership of Directors and Executive Officers

The following table sets forth information regarding beneficial ownership as of the record date of Campbell’s Capital Stock by each director and director nominee, the Company’s Chief Executive Officer, Chief Financial Officer and the three most highly compensated other executive officers, and the directors and executive officers as a group. The table also sets forth Campbell stock units credited to each individual’s deferred compensation account. The account reflects the deferral of previously earned compensation and/or pending awards of restricted stock into Campbell stock units. The individuals are fully at risk as to the price of Campbell stock in their deferred stock accounts. Additional stock units are credited to the accounts to reflect accrual of dividends. The stock units do not carry any voting rights. Unrestricted deferred Campbell stock units are included in calculating the stock ownership required by the Company for directors and executives. As explained in the Compensation Discussion and Analysis, the Company’s Long-Term Incentive Program was modified in September 2008 to provide for the use of share units instead of shares. As a result, the table also includes restricted share units granted to executives under the Company’s Long-Term Incentive Program. While these units do not carry voting rights, the executives have a pecuniary interest in these share units.

					Number of
					Restricted
	Number of		Total	Campbell Stock	Share
	Shares	Vested Options	Beneficial(a)	Deferred	Units	Total
Edmund M. Carpenter	23,221	70,558	93,779	15,564	0	109,343
Paul R. Charron	12,315	28,516	40,831	13,038	0	53,869
Douglas R. Conant	138,814	2,919,695	3,058,509	874,712	378,536	4,311,757
Bennett Dorrance(b)	48,136,321	91,845	48,228,166	21,154	0	48,249,320
Harvey Golub	4,812	110,375	115,187	101,610	0	216,797
Lawrence C. Karlson	4,959	0	4,959	0	0	4,959
Randall W. Larrimore	18,629	36,651	55,280	0	0	55,280
Mary Alice D. Malone(c)	54,254,204	47,356	54,301,560	37,145	0	54,338,705
Sara Mathew	0	10,336	10,336	24,686	0	35,022
Denise M. Morrison	104,033	168,400	272,433	20,879	136,186	429,498
William D. Perez	10,008	0	10,008	0	0	10,008
Charles R. Perrin	10,000	47,356	57,356	26,090	0	83,446
A. Barry Rand	0	10,336	10,336	13,103	0	23,439
Nick Shreiber	7,480	0	7,480	0	0	7,480
Archbold D. van Beuren(d)	23,523,452	0	23,523,452	1,525	0	23,524,977
Les C. Vinney	18,169	31,150	49,319	0	0	49,319
Charlotte C. Weber(e)	15,476,981	47,356	15,524,337	23,336	0	15,547,673
Ellen Oran Kaden	163,547	370,150	533,697	39,951	94,967	668,615
Larry S. McWilliams	164,758	0	164,758	4,509	102,571	271,838
B. Craig Owens	10,238	0	10,238	4,384	108,832	123,454
*TOTAL	142,525,966	4,894,615	147,420,581	1,515,025	1,218,455	150,154,061

*	All directors and executive officers as a group (27 persons) own 42.4% of the outstanding shares

(a)	The shares shown include shares of Campbell stock as to which directors and executive officers can acquire beneficial ownership because of stock options that are currently vested. All persons listed own less than 1% of the Company’s outstanding shares of capital stock, except:

% of Outstanding
Shares

Bennett Dorrance	14.3%
Mary Alice D. Malone	16.2%
Archbold D. van Beuren	7.0%
Charlotte C. Weber	4.6%

(b)	Bennett Dorrance is a grandson of John T. Dorrance (the founder of the Company), the brother of Mary Alice D. Malone, and a first cousin of Charlotte C. Weber. Share ownership shown includes 33,569,355 shares that are pledged to banks as collateral for loans. Share ownership shown does not include 1,105,142 shares held by trusts for his children, as to which shares he disclaims beneficial ownership. Share ownership shown does not include shares held by the Dorrance Family Foundation. See also “Principal Shareowners” below.

(c)	Mary Alice D. Malone is a granddaughter of John T. Dorrance, the sister of Bennett Dorrance and a first cousin of Charlotte C. Weber. Share ownership shown does not include 80,266 shares held by trusts for her children, as to which shares she disclaims beneficial ownership. See also “Principal Shareowners” below.

(d)	Archbold D. van Beuren is a great grandson of John T. Dorrance. Share ownership shown includes 22,436,329 shares held by the Voting Trust (defined in “Principal Shareowners” below) as of September 30, 2010 over which he, as a Trustee, has shared voting power. See also “Principal Shareowners” below. Share ownership shown also includes 1,087,123 shares over which he has sole dispositive power.

(e)	Charlotte C. Weber is a granddaughter of John T. Dorrance and a first cousin of Bennett Dorrance and Mary Alice D. Malone. Share ownership shown includes 15,435,008 shares held indirectly and for which she has shared voting and dispositive power. Share ownership shown also includes 1,570,000 shares that are pledged to a bank as security for a revolving credit loan.

Security Ownership of Certain Beneficial Owners

At the close of business on September 20, 2010, the record date for the meeting, there were outstanding and entitled to vote 335,694,838 shares of Campbell Capital Stock, all of one class and each having one vote. The holders of a majority of the shares outstanding and entitled to vote, present in person or represented by proxy, constitute a quorum for the meeting.

Principal Shareowners

Information concerning the owners of more than 5% of the outstanding Campbell Capital Stock as of the record date for the meeting follows:

		Percent of
	Amount/Nature of	Outstanding
Name/Address	Beneficial Ownership	Stock

Bennett Dorrance DMB Associates 7600 E. Doubletree Ranch Road Scottsdale, AZ 85258	48,136,321(1)	14.3%

Mary Alice D. Malone Iron Spring Farm, Inc. 75 Old Stottsville Road Coatesville, PA 19320	54,254,204(2)	16.2%
John A. van Beuren, Archbold D. van Beuren and David C. Patterson, Voting Trustees under the Major Stockholders’ Voting Trust dated as of June 2, 1990 (“Voting Trust”) and related persons P.O. Box 545 Boca Grande, FL 33921(4)	28,113,030(3)	8.3%

(1)	A director nominee. See note (b) on page 12.

(2)	A director nominee. See note (c) on page 12.

(3)	Archbold D. van Beuren is a director nominee. See note (d) on page 12.

Total disclosed above is as of September 30, 2010 and includes 22,436,329 shares (6.7% of the outstanding shares) held by the Voting Trustees with sole voting power and 5,676,701 shares held by participants outside the Voting Trust or by persons related to them, for a total of 28,113,030 shares (8.3% of the outstanding shares).

John A. van Beuren has sole dispositive power over 1,044,801 shares and his wife, Hope H. van Beuren, has sole dispositive power over 2,350,228 shares; John A. and Hope van Beuren also hold 170,330 shares with shared dispositive power. Archbold van Beuren has sole dispositive power over 1,087,123 shares. David C. Patterson has sole dispositive power over 15,478 shares, shared dispositive power over 12,071,398 shares as Chairman of Brandywine Trust Company, a corporate trustee, and shared dispositive power over 34 shares through related interests as President of ABANCO Management Corporation.

Participants in the Voting Trust have certain rights to withdraw shares deposited with the Voting Trustees, including the right to withdraw these shares prior to any annual or special meeting of the Company’s shareowners. Dispositive power as used above means the power to direct the sale of the shares; in some cases it does not include the power to direct how the proceeds of a sale can be used. The Voting Trust was formed by certain descendants (and spouses, fiduciaries and a related foundation) of the late John T. Dorrance. The participants have indicated that they formed the Voting Trust as a vehicle for acting together as to matters which may arise affecting the Company’s business, in order to obtain their objective of maximizing the value of their shares. The Voting Trustees will act for participants in communications with the Company’s Board of Directors. Participants believe the Voting Trust may also facilitate communications between the Board and the participants.

(4)	Under the Voting Trust Agreement, all shares held by the Voting Trust will be voted by the Voting Trustees, whose decision must be approved by two Voting Trustees if there are three Voting Trustees then acting. The Voting Trust continues until December 31, 2013, unless it is sooner terminated or extended.

Unless otherwise noted, the foregoing information relating to Principal Shareowners is based upon the Company’s stock records and data supplied to the Company by the holders as of the record date for the meeting.

Corporate Governance

The Board of Directors is responsible for overseeing the business of the Company, and the competence and integrity of its management, to serve the long-term interests of the shareowners. The Board believes that sound corporate governance is essential to diligent and effective fulfillment of its oversight responsibilities.

Corporate Governance Standards

Campbell first published Corporate Governance Standards in its proxy statement in 1992. The Company’s current Corporate Governance Standards appear in Appendix A. Also set forth in Appendix A are procedures by which interested persons can communicate concerns to the Board of Directors and the Audit Committee.

Director Independence

A statement of standards that the Board has adopted to assist it in evaluating the independence of Campbell directors is set forth in Appendix A, and appears in the governance section of the Company’s Web site at www.campbellsoupcompany.com. The Standards for the Determination of Director Independence (the “Standards”) describe various types of relationships that could potentially exist between a director and the Company, and define the thresholds at which such relationships would be deemed material. The Board will deem a director to be independent if (i) no relationship exists that would disqualify the director under the guidelines set forth in paragraphs 1 and 2 of the Standards, and (ii) the Board has determined, based on all relevant facts and circumstances, that any other relationship between the director and the Company, not covered by paragraphs 1 and 2, is not material. In any case in which the Board makes the latter determination, the relationship will be disclosed in the proxy statement, along with the basis for the Board’s conclusion that it is not material.

The Board has determined that no relationship exists between the Company and any nominee for director listed in this proxy statement, except Mr. Conant, Ms. Morrison and Mr. van Beuren, which would influence or impair the nominee’s independence as a director. Mr. van Beuren served as an executive officer of the Company until October 2009. Each of the following director nominees is independent under the rules of the New York Stock Exchange and the Standards set forth in Appendix A:

Edmund M. Carpenter	Sara Mathew
Paul R. Charron	William D. Perez
Bennett Dorrance	Charles R. Perrin
Harvey Golub	A. Barry Rand
Lawrence C. Karlson	Nick Shreiber
Randall W. Larrimore	Les C. Vinney
Mary Alice D. Malone	Charlotte C. Weber

David C. Patterson and George Strawbridge served on the Board until their retirement in November 2010. The Board determined that during the time that each of them served on the Board in fiscal 2010, no relationship existed between the Company and either Mr. Patterson or Mr. Strawbridge which would influence or impair his independence as a director, and both Mr. Patterson and Mr. Strawbridge were independent under the rules of the New York Stock Exchange and the Standards set forth in Appendix A.

Board Leadership Structure

Campbell has a longstanding tradition of separating the roles of Chairman of the Board and Chief Executive Officer. The Board continues to believe that this is the most appropriate leadership structure for the Company. The principal responsibility of the Chief Executive Officer is to manage the business. The principal responsibilities of the Chairman of the Board are to manage the operations of the Board of Directors and its committees and provide counsel to the Chief Executive Officer on behalf of the Board.

Board Committee Structure

Pursuant to the By-Laws, the Board had established four standing committees as of the record date: the Audit Committee, the Compensation and Organization Committee, the Finance and Corporate Development Committee and the Governance Committee. Each of the standing committees has a charter that is reviewed annually by that committee. Proposed changes to the charter of any standing committee are reviewed by the Governance Committee and approved by the Board. The committee charters are available in the governance section of the Company’s Web site at www.campbellsoupcompany.com.

All members of the Audit Committee, the Compensation and Organization Committee and the Governance Committee are independent directors as defined by the rules of the New York Stock Exchange and the Standards set forth in Appendix A. All members of the Audit Committee also satisfy the independence requirements for audit committee members set forth in the SEC rules.

Membership in the standing committees as of the record date, September 20, 2010, was as follows:

Compensation
Audit	and Organization

Les C. Vinney, Chair*	Charles R. Perrin, Chair
Lawrence C. Karlson	Edmund M. Carpenter
Randall W. Larrimore	Bennett Dorrance
Sara Mathew	Harvey Golub
William D. Perez	Sara Mathew
Charles R. Perrin	A. Barry Rand
Charlotte C. Weber

Finance and
Corporate Development	Governance

Edmund M. Carpenter, Chair	Bennett Dorrance, Co-chair
Douglas R. Conant	Randall W. Larrimore, Co-chair
Harvey Golub	Mary Alice D. Malone
Lawrence C. Karlson	William D. Perez
Mary Alice D. Malone	Nick Shreiber
A. Barry Rand	Les C. Vinney
Nick Shreiber	Charlotte C. Weber
Archbold D. van Beuren

*	The Board has determined that Les C. Vinney is an audit committee financial expert as defined by the SEC rules.

The principal responsibilities of the standing committees, and the number of meetings held by each committee in fiscal 2010, were as follows:

Audit Committee	10 meetings in fiscal 2010

●	Evaluates the performance of and selects the Company’s independent registered public accounting firm, subject only to ratification by the shareowners;

●	Reviews the scope and results of the audit plans of the independent registered public accounting firm and the internal auditors;

●	Oversees the adequacy and effectiveness of the Company’s internal controls and disclosure controls and procedures;

●	Reviews the performance and resources of the internal audit function, which reports directly to the Audit Committee;

●	Confers independently with the internal auditors and the independent registered public accounting firm;

●	Reviews the Company’s financial reporting and accounting principles and standards and the audited financial statements to be included in the annual report;

●	Reviews the Company’s quarterly financial results and related disclosures;

●	Approves all permissible non-audit services to be performed by the independent registered public accounting firm and all relationships that the independent registered public accounting firm has with the Company;

●	Determines the appropriateness of fees for audit and non-audit services performed by the independent registered public accounting firm; and

●	Reviews the Company’s compliance and ethics program and Code of Business Conduct and Ethics.

Compensation and Organization Committee	7 meetings in fiscal 2010

●	Conducts an annual performance evaluation of the Chief Executive Officer by all independent directors;

●	Determines and approves the salary and incentive compensation, including bonus and performance restricted stock, for the Chief Executive Officer, with input from the other independent directors;

●	Reviews and approves the salaries and incentive compensation for senior executives;

●	Reviews and approves the short-term and long-term incentive compensation programs, including the performance goals;

●	Reviews the executive salary structure and the apportionment of compensation among salary and short-term and long-term incentive compensation;

●	Reviews and approves the total incentive compensation to be allocated annually to employees;

●	Reviews and recommends to the Board significant changes in the design of employee benefit plans;

●	Reviews major organizational changes; and

●	Reviews executive organization and principal programs for executive development, and annually reports to the Board on management development and succession planning.

The Compensation and Organization Committee approves the Company’s compensation policies and executive compensation programs, and approves all individual compensation actions for approximately the 20 most highly compensated executives. The CEO and the Senior Vice President and Chief Human Resources and Communications Officer make recommendations to the Committee on compensation actions for the Company’s senior executives and on potential changes in the design of executive compensation programs. The Chair of the Committee is authorized to approve compensation actions for senior executives between Committee meetings when necessary for business continuity. Approval of both the Chair of the Committee and the Chairman of the Board is required for equity grants made to senior executives in such circumstances.

In fiscal 2010, the Compensation and Organization Committee received advice on CEO compensation, compensation trends and policy issues, and projects of current interest to the Committee, from an independent compensation consultant, Yale D. Tauber, the Principal of Independent Compensation Committee Adviser, LLC. Mr. Tauber has been retained directly by the Committee and reports directly to the Committee. The Committee’s compensation consultant provides no services to management.

For an expanded discussion of the process by which the Compensation and Organization Committee determines executive compensation and the roles of executive officers and the Committee’s independent compensation consultant in determining executive compensation in fiscal 2010, see “Corporate Governance of Executive Compensation” on page 24.

Finance and Corporate Development Committee	3 meetings in fiscal 2010

●	Reviews and recommends to the Board all issuances, sales or repurchases of equity and long-term debt;

●	Reviews and recommends changes in the Company’s capital structure;

●	Reviews and recommends the financing plan, dividend policy, capital budget and capital expenditure program;

●	Reviews and recommends acquisitions, divestitures, joint ventures, partnerships or combinations of business interests;

●	Reviews financial risks and the Company’s principal policies, procedures and controls with respect to investment and derivatives, foreign exchanges and hedging transactions;

●	Recommends proposed appointments to the Administrative Committee of the Company’s 401(k) savings plans and pension plans; and

●	Oversees the administration and the investment policies and practices of the Company’s 401(k) savings plans and pension plans.

Governance Committee	5 meetings in fiscal 2010

Reviews and makes recommendations to the Board regarding:

●	The organization and structure of the Board;

●	Qualifications for director candidates;

●	Candidates for election to the Board;

●	Evaluation of the Chairman’s performance;

●	Candidates for the position of Chairman of the Board;

●	Chairpersons and members for appointment to the Board Committees;

●	Remuneration for Board members who are not employees; and

●	The role and effectiveness of the Board, the respective Board Committees and the individual directors in the Company’s corporate governance process.

The Governance Committee determines the amount and design of all compensation provided to non-employee directors. The Senior Vice President-Law and Government Affairs and the Vice President and Corporate Secretary make recommendations to the Governance Committee regarding changes to the director compensation program. The Governance Committee also reviews any transaction with a related person, in accordance with the Board’s policy concerning such transactions.

The Governance Committee seeks potential nominees for Board membership in various ways and will consider suggestions submitted by shareowners. See pages 19 and 20 regarding the procedures for submitting nominee information.

Actions taken by any of the standing committees are reported to the Board. Generally, all members of the Board receive copies of the minutes of all committee meetings and copies of the materials distributed in advance of the meetings for all of the committees.

Compensation and Organization Committee Interlocks and Insider Participation

There are no Compensation and Organization Committee interlocks and all members of the Committee are independent.

Evaluations of Board Performance

Since 1995, the Board’s Governance Committee has led annual evaluations of Board performance. The evaluation process is designed to facilitate ongoing, systematic examination of the Board’s effectiveness and accountability, and to identify opportunities for improving its operations and procedures.

In accordance with the requirements of the Corporate Governance Listing Standards of the New York Stock Exchange, in 2010 the Board completed an evaluation process focusing on the effectiveness of the performance of the Board as a whole, and each standing committee conducted a separate evaluation of its own performance and of the adequacy of its charter. The Governance Committee designed and coordinated the Board evaluation and reported on its results. Each committee also reported to the Board on the results of its annual self-evaluation.

In the Board evaluation process, each director completed an evaluation form that solicited directors’ comments and numerical ratings on 30 questions relating to the qualifications and responsibilities of directors, the effectiveness of Board and committee operations, and the oversight of management. Following review and discussion of a composite report by the Governance Committee, the Co-Chairs of the Committee presented a report to the Board that provided recommendations to enhance Board effectiveness based upon the responses received in this process.

In the committee evaluation process, the members of each standing committee completed an evaluation form that elicited numerical ratings of, and written comments on, the appropriateness of the committee’s charter and the adequacy of the written materials distributed in advance of meetings, the time available for discussion of important policy matters, and the manner in which specific committee responsibilities were discharged. Following discussion of a composite report within each committee, the chair of the committee reported to the Board regarding its overall findings and recommendations to improve committee operations.

Director Continuing Education

Since fiscal 2005, the Company has maintained a formal program of continuing education for directors. Given the previous focus of the curriculum on regulatory compliance issues, the Committee deemed it appropriate in fiscal 2010 to focus more on the global business environment and competitive and industry trends. The curriculum for fiscal 2010 included seven hours of instruction, including a three-hour program on the business environment in Europe, China and Russia, and one-hour programs on trends in the global consumer market, trends in the global customer market, current issues in corporate social responsibility in the food and beverage industry, and public policy issues affecting the global food industry. Most directors participated in all of these sessions. The Company also encourages and supports directors who wish to participate in continuing education programs for directors conducted by outside parties in addition to, or in lieu of, a portion of the Company’s program.

Board Oversight of Enterprise Risk

In accordance with New York Stock Exchange Corporate Governance Listing Standards, the Audit Committee charter assigns to that committee the responsibility to review the Company’s policies and practices with respect to risk assessment and risk management, including major financial risk exposures, and the steps management has taken to monitor and control such exposures. As noted in the commentary to the Listing Standards, enterprise risk management is fundamentally a responsibility of the Company’s management, but the Audit Committee is charged with reviewing the policies and practices that govern this process.

In 2006, the Audit Committee recommended, and the Board approved, a framework pursuant to which the Board as a whole and each of the standing committees have been assigned specific accountabilities for review of the Company’s management of certain categories of enterprise risk. The responsibilities reflected in the framework are included in the annual schedules of recurring agenda items for the Board and the respective committees, and the Audit Committee reviews the framework annually. In addition, a review of the principal enterprise risks whose oversight is assigned to the Board as a whole, and of the process by which those risks are managed and monitored, is incorporated in the Board’s annual strategic planning process.

Process for Nomination and Evaluation of Candidates for Director

The Governance Committee is responsible for investigating, reviewing and evaluating the qualifications of candidates for membership on the Board and for assessing the contributions and performance of directors eligible for re-election. It is also responsible for recommending director nominees for approval by the Board and nomination for election at the Annual Meeting of Shareowners.

Recommendation of New Nominees.  When vacancies on the Board arise due to the retirement or resignation of directors, the Governance Committee may consult with other directors and/or with senior management to obtain recommendations of potential candidates to fill these positions, and may also retain a search firm to assist it in identifying and evaluating candidates. The Governance Committee also considers candidates for election to the Board who are recommended to the Committee by shareowners.

Please see page 1 for a description of the criteria for the selection of directors.

All candidates considered by the Governance Committee for potential recommendation to the Board as director nominees are evaluated by the Governance Committee in light of the minimum qualifications listed on page 1. When vacancies occur, the Governance Committee also reviews the overall composition of the Board to determine whether the addition of a director with one or more of the additional skills or qualities listed on page 1 would be desirable to enhance the effectiveness of the Board, and whether candidates with other specific experience or expertise should be sought at that particular time. If a search firm is retained to assist in identifying and evaluating candidates, the Governance Committee also considers the assessments of the search firm and the background information it provides on the persons recommended for consideration. The Chairman of the Board, the Co-Chairs of the Governance Committee and the Chief Executive Officer customarily interview leading candidates. Other directors and/or members of senior management may also interview these candidates. Candidates recommended by shareowners will be evaluated using the same process that is employed to evaluate any other candidate.

2010 Nominees.  All director nominees listed in this proxy statement, other than Ms. Morrison, were also nominated by the Board and elected by the shareowners in November 2009.

Re-Nomination of Incumbent Directors.  The Company’s Corporate Governance Standards require the Governance Committee to assess the performance of each director eligible for re-election at the Annual Meeting. The Governance Committee’s annual agenda contemplates that these assessments will occur shortly before the Governance Committee recommends a slate of director nominees for approval by the Board. In the individual director assessment conducted by the Governance Committee in June 2010, each director serving at the time of such assessment was evaluated in light of the criteria set forth in the Corporate Governance Standards with respect to the qualification of directors and the composition of the Board. In addition, the Co-Chairs of the Governance Committee solicited from the Chairman of the Board his assessment of directors.

Shareowner Recommendations.  Shareowners who wish to recommend candidates for nomination for election to the Board may do so by writing to the Corporate Secretary of Campbell Soup Company at 1

Campbell Place, Camden, New Jersey 08103-1799. The recommendation must include the following information:

1.	The candidate’s name and business address;

2.	A resume or curriculum vitae which describes the candidate’s background and demonstrates that he or she meets the minimum qualifications set forth above;

3.	A letter from the candidate stating that he or she is willing to serve on the Board if elected, and identifying any legal or regulatory proceedings in which he or she has been involved during the last ten years; and

4.	A statement from the shareowner recommending the candidate, indicating that he or she is the registered owner of Campbell shares, or a written statement from the “record holder” of Campbell shares indicating that the shareowner is the beneficial owner of such shares.

Requirement of Majority Shareowner Votes in Uncontested Director Elections

In 2007 the Board adopted a policy, set forth in the Company’s Corporate Governance Standards, which provides that any nominee for director in an uncontested election who receives more votes “withheld” from his or her election than votes “for” his or her election shall immediately tender an offer of resignation following certification of the shareowner vote. The Board will accept the resignation unless there is compelling reason for the director to remain on the Board, and will promptly disclose the action it has taken and the reasons for it.

Director Attendance at Board and Committee Meetings

Directors meet their responsibilities by preparing for and attending Board and committee meetings, and through communication with the Chairman, the Chief Executive Officer and other members of management on matters affecting the Company. During fiscal 2010, the Board of Directors held six regular meetings. All directors attended at least 75% of scheduled Board meetings and meetings held by committees of which they were members.

Director Attendance at Annual Meeting of Shareowners

It is the Company’s policy that the Chairman of the Board, the Chief Executive Officer, and the Chairs of the Audit Committee and the Compensation and Organization Committee and the Co-Chairs of the Governance Committee are expected to attend the Annual Meeting of Shareowners. Five of the six directors who occupied these positions on November 19, 2009, as well as Messrs. Perez, Rand and Shreiber, and Mses. Mathew, Malone and Weber, attended the 2009 Annual Meeting of Shareowners. One director was unable to attend the 2009 Annual Meeting of Shareowners due to the need for his attendance at a funeral.

The Corporate Governance section beginning on page 14 was reviewed and discussed by the Governance Committee, and the Governance Committee recommended to the Board that it be included in this proxy statement.
Governance Committee

Bennett Dorrance, Co-Chair
Randall W. Larrimore, Co-Chair
Mary Alice D. Malone
William D. Perez
Nick Shreiber
Les C. Vinney
Charlotte C. Weber

Transactions with Related Persons

Under the Company’s written Policy Concerning Transactions with Related Persons (the “Related Persons Policy”), the Governance Committee is required to review and, in appropriate circumstances, approve or ratify any transaction in which the Company was or is to be a participant, the amount involved exceeded or is expected to exceed $120,000, and any related person had or will have a direct or indirect interest, as well as any material amendment to or modification of such a transaction.

Management has established procedures for identifying and monitoring transactions that may be subject to Governance Committee review under the Related Persons Policy or disclosure under SEC rules. Under the Company’s conflicts of interest policy, directors and executive officers have a duty to report transactions in which they or their immediate family members have a direct or indirect interest and which might be deemed to constitute related person transactions. Directors and executive officers also annually complete a proxy questionnaire in which they are asked to identify all for-profit and not-for-profit entities with which they are associated. Based on the disclosures in the proxy questionnaires, management ascertains whether the Company has engaged or is expected to engage in any transactions involving these entities, directly or indirectly, of which the relevant director or executive officer may be unaware.

The Related Persons Policy specifies that the Governance Committee shall review the material terms of such a transaction, including the approximate dollar amount, and the material facts as to the related person’s direct or indirect interest in, or relationship to, the transaction. In determining whether to approve or ratify a transaction, the Governance Committee is directed to consider, among other factors it may deem appropriate, whether the transaction was or will be on terms no less favorable than those generally available to an unaffiliated third party under the same or similar circumstances. No director may participate in the discussion or approval of a transaction in which he or she, or a member of his or her immediate family, has a direct or indirect interest.

The Co-Chairs of the Governance Committee (or, if a transaction involves one of the Committee Co-Chairs, the Chairman of the Board) may approve or ratify a related person transaction in which the aggregate amount involved is less than $1 million. Any transaction approved by the Co-Chairs or the Chairman is to be reported to the Governance Committee at its next regularly scheduled meeting.

The following types of transactions are deemed by the Related Persons Policy to have been approved in advance by the Governance Committee, even if the aggregate amount involved exceeded or will exceed $120,000:

●	Compensation paid by the Company to a director or executive officer for services rendered to the Company as a director or executive officer.

●	Transactions with other entities in which a related person has a direct or indirect interest solely as a result of being a director of the other entity or of owning, with all other related persons, a less than 10% equity or limited partnership interest in the entity, and the aggregate amount of the transaction does not exceed the greater of $1 million or 2% of that entity’s total annual revenues.

●	Contributions by the Company to charitable organizations with which a related person’s relationship is solely that of an employee (other than a executive officer), director or trustee, and the aggregate amount of the contribution does not exceed the lesser of $25,000 or 2% of the charitable organization’s annual receipts.

●	Transactions in which a related person’s only interest is as a holder of the Company’s stock, and all holders received or will receive proportional benefits (such as the payment of regular quarterly dividends).

●	Transactions involving competitive bids.

●	Transactions in which the rates or charges are regulated by law or government authority.

●	Transactions involving services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture, or similar services.

There were no transactions during the period from August 2, 2009 to October 1, 2010, and none are currently proposed, in which the Company was or is to be a participant, the amount involved exceeded or is expected to exceed $120,000, and any related person had or will have a direct or indirect material interest.

Audit Committee Report

The Audit Committee is comprised of the six directors named below. The Board has determined that each member of the Committee meets the current requirements as to independence, experience and expertise established by the New York Stock Exchange and applicable rules and regulations. In addition, the Board of Directors has determined that Les C. Vinney is an audit committee financial expert as defined by SEC rules. A copy of the Audit Committee Charter, as most recently updated in September 2004, is available at the Company’s corporate website at www.campbellsoupcompany.com in the governance section under Board Committees.

One of the Audit Committee’s primary responsibilities is to assist the Board in its oversight of the integrity of the Company’s financial statements and financial reporting process, including its system of internal controls.

To fulfill these oversight responsibilities, the Committee has reviewed and discussed with management and the independent registered public accounting firm the audited financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended August 1, 2010, and has reviewed and discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committee (as amended). In addition, the Committee has received from the independent auditors a written report stating that they are not aware of any relationships between the registered public accounting firm and the Company that, in their professional judgment, may reasonably be thought to bear on their independence, as required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communication with the audit committee concerning independence. The Committee has discussed with the independent registered public accounting firm the firm’s objectivity and independence. The Committee has also considered whether the provision of non-audit services by the independent registered public accounting firm to the Company for the most recent fiscal year and the fees and costs billed and expected to be billed by the independent registered public accounting firm for those services are compatible with maintaining its independence.

The Audit Committee discussed with the Company’s internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits. The Committee has reviewed with the internal auditors and independent registered public accounting firm, with and without members of management present, the results of their examinations, their assessment of the Company’s internal controls and the overall quality of the Company’s financial reporting. In addition, the Audit Committee has discussed with the Chief Executive Officer and the Chief Financial Officer the processes that they have undertaken to evaluate the accuracy and fair presentation of the Company’s financial statements and the effectiveness of the Company’s system of disclosure controls and procedures.

Based on the review and discussions described in this report, the Audit Committee recommended to the Board of Directors that Campbell’s audited consolidated financial statements be included in Campbell’s Annual Report on Form 10-K for the fiscal year ended August 1, 2010, for filing with the SEC. The Audit Committee also recommended to the Board that PricewaterhouseCoopers, LLP, be appointed independent registered public accounting firm for the Company for fiscal 2011.

Audit Committee

Les C. Vinney, Chair
Lawrence C. Karlson
Randall W. Larrimore
Sara Mathew
William D. Perez
Charles R. Perrin

Independent Registered Public Accounting Firm Fees and Services

The aggregate fees, including expenses, billed by PricewaterhouseCoopers LLP (“PwC”), Campbell’s independent registered public accounting firm, for professional services in fiscal 2010 and 2009 were as follows:

Services Rendered	Fiscal 2010	Fiscal 2009

Audit Fees	$3,903,000	$4,306,000
Audit-Related Fees	$146,000	$61,000
Tax Fees	$697,000	$603,000
All Other Fees	$18,000	$25,000

The Audit Committee’s charter provides that the Committee will pre-approve all audit services and all permissible non-audit services (including the fees and terms thereof) to be performed for the Company by its independent registered public accounting firm. From time to time, the Committee may delegate its authority to pre-approve non-audit services to one or more Committee members. Any such approvals shall be reported at the next Audit Committee meeting.

The audit fees for the years ended August 1, 2010 and August 2, 2009 include fees for professional services rendered for the audits of the consolidated financial statements and the effectiveness of internal control over financial reporting of the Company, quarterly reviews, statutory audits, SEC filings and comfort letters.

The audit-related fees for the years ended August 1, 2010 and August 2, 2009 include fees for services related to certain internal control reviews, accounting considerations, pension plan audits and agreed-upon procedures reports.

Tax fees for the years ended August 1, 2010 and August 2, 2009 include fees for services related to tax compliance, including the preparation of tax returns, and tax assistance with tax audits and transfer pricing.

Other fees for the years ended August 1, 2010 and August 2, 2009 include services related to the development of a new recipe management system and accounting and technical research software.

In fiscal 2010 and 2009, 100% of the audit fees, audit-related fees, tax fees and all other fees were approved either by the Audit Committee or its designee.

Compensation and Organization Committee Report

The Compensation and Organization Committee has reviewed and discussed the following Compensation Discussion and Analysis with management, and based on such reviews and discussions, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation and Organization Committee

Charles R. Perrin, Chair
Edmund M. Carpenter
Bennett Dorrance
Harvey Golub
Sara Mathew
A. Barry Rand
Charlotte C. Weber

Compensation Discussion and Analysis (“CD&A”)

Corporate Governance of Executive Compensation

The Compensation and Organization Committee (“Committee”) approves the Company’s executive compensation policies and programs and reviews major organizational changes and the Company’s succession planning and leadership development processes. The Committee’s charter is available in the governance section of the Company’s Web site at www.campbellsoupcompany.com. The Board has determined that all members of the Committee are independent directors as defined by the New York Stock Exchange rules and the Company’s Standards.

The Committee annually reviews the Company’s compensation strategy, principles and policies, including the apportionment of pay between fixed compensation elements and incentive compensation, and the design of incentive compensation programs. The Committee approves all compensation and benefits for senior executives, authorizes the aggregate amount of annual incentive awards for all eligible participants under the Annual Incentive Plan (“AIP”) and the Long-Term Incentive (“LTI”) Program, and authorizes the Chief Executive Officer (“CEO”) to allocate the other awards under the AIP and LTI Programs, up to the aggregate amount.

Each September, the Committee reviews the performance of the senior executives and approves for each executive his or her base salary, annual incentive payment and long-term incentive grant. This review of all major elements of executive compensation at one time provides the Committee with a comprehensive analysis of the target dollar amount of compensation being delivered by each element of compensation, assuming the required performance goals are 100% attained.

The Committee approves all compensation actions for approximately the top 20 senior executive positions in the Company, including the CEO, Chief Financial Officer and the other most highly compensated executive officers who are named in the summary compensation table (“named executive officers” or “NEOs”). The CEO and the Senior Vice President and Chief Human Resources and Communications Officer provide recommendations to the Committee on compensation actions for these senior executives, except for his or her own compensation actions, and on potential changes in the design of executive compensation programs. By the terms of its charter, the Committee has delegated to the Chair of the Compensation and Organization Committee the authority to approve compensation actions for the Company’s senior executives between Committee meetings when necessary for business continuity purposes. The Chair of the Committee and the Chairman of the Board of Directors must jointly approve any equity grants made to senior executives between meetings.

Since fiscal 2008, the Committee has retained Yale D. Tauber, the Principal of Independent Compensation Committee Adviser, LLC, as an independent compensation consultant. Mr. Tauber reports directly to the Committee and advises the Committee on CEO compensation, compensation trends, governance issues, and projects of current interest to the Committee, such as changes to the design of the Company’s LTI Program. The consultant provides his advice about any proposed changes to the design of the executive compensation programs directly to the Committee. He did not provide any services to management in fiscal 2010 and will not be retained by management for any services.

The Senior Vice President-Law and Government Affairs and the Senior Vice President and Chief Human Resources and Communications Officer work with the Committee to develop the annual list of agenda items and the annual schedule of meetings for the Committee, which are set prior to each fiscal year. The list of agenda items is approved by the Committee. In September 2010, the CEO and the Senior Vice President and Chief Human Resources and Communications Officer recommended to the Committee compensation actions for approximately the top 20 senior executive positions, including AIP awards for fiscal 2010 and base salaries and LTI grants for fiscal 2011.

Compensation Principles and Policies

The Committee annually reviews and the Board approves the principles and policies for executive compensation. The principles and policies are:

●	Campbell offers a total compensation package that is designed to attract, motivate and retain talent of the caliber needed to deliver successful business performance in absolute terms and relative to competition.

●	Campbell’s compensation program is designed to link pay to Company, business unit and individual performance in absolute terms and relative to competition.

●	Compensation levels are set by comparing Campbell’s pay levels and practices to the practices of other food, beverage and consumer products companies in the Compensation Peer Group (see below) where the Company primarily competes for executive talent. Composition of this group is reviewed annually by the Committee.

●	Campbell targets base salaries, annual incentives, and total annual cash compensation to the median of the Compensation Peer Group. Long-term incentives are targeted above the median. Total compensation, consisting of salary, annual incentives and long-term incentives, is targeted at 10% to 15% above the median. Beginning in fiscal 2012, total compensation will be targeted at 5% to 10% above median. For the top executive positions, a regression analysis is performed to adjust the compensation data for differences in the total revenues of the various companies compared to Campbell’s total revenue. The Company’s competitive position is reviewed annually by the Committee.

●	Annual incentive payments are based on annual performance compared with goals established at the beginning of the fiscal year in four measurement areas relating to the Company’s financial, marketplace, operational, and strategic objectives for that year. The Committee evaluates performance compared to goals each year and determines the total AIP pool available.

●	Long-term incentive grants are delivered in a combination of performance-restricted share units and time-lapse restricted share units, with the mix varying by level of responsibility within the organization. Employees with higher levels of responsibility receive a higher percentage of performance-restricted share units.

●	Senior executives have a substantial portion of compensation at risk, based upon the achievement of the performance goals for annual incentive payments and the performance goals for long-term incentives. When Company performance is strong, senior executives will receive compensation that is well above the median of the Compensation Peer Group. When Company performance is weak, senior executives will receive compensation well below the median. To align the interests of the Company’s senior executives with those of shareowners, a higher proportion of incentive compensation is delivered to senior executives through long-term incentives that are paid out depending upon the Company’s total shareowner return (“TSR”) ranking in the Performance Peer Group (see below).

Compensation Objectives

The objectives of the Company’s executive compensation program are to:

●	Align the financial interests of the Company’s executives with those of its shareowners, in both the short and long term;

●	Provide incentives for achieving and exceeding the Company’s short-term and long-term goals;

●	Attract, motivate and retain highly competent executives by providing total compensation that is competitive with compensation paid at other well-managed companies in the food, beverage and consumer products industries; and

●	Differentiate the level of compensation paid to executives based on individual and business unit performance, leadership potential, and level of responsibility within the organization. Individual performance is rated based upon demonstrated leadership skills, accomplishment of objectives, business unit or functional accountabilities and personal contributions.

Peer Groups and Benchmarking

The Committee identifies both a Compensation Peer Group and a Performance Peer Group in designing and determining compensation for its executive officers. The Committee uses the Compensation Peer Group to evaluate the competitiveness of executive compensation and uses the Performance Peer Group to measure the competitiveness of the Company’s TSR performance. In order to determine total compensation paid by companies that compete with Campbell for executive talent, in fiscal 2010 the Committee compared Campbell’s total compensation levels with the levels at 28 companies in the food, beverage and consumer products industries (“Compensation Peer Group”), which were provided by Hewitt Associates. Given Campbell’s relatively small size in relation to many of the companies in the Compensation Peer Group, a regression analysis was performed to adjust the compensation data for the top positions for differences in the total revenues of the various companies compared to Campbell’s total revenue. The Committee believes that use of the Compensation Peer Group is the most effective method to evaluate and set the compensation needed to attract, motivate and retain the executive talent needed to manage the Company’s businesses and operations successfully, because these are the primary companies with which Campbell competes for senior executives. Use of this peer group also provides a broad database that allows Campbell to obtain accurate, representative survey information for a majority of its positions. The composition of the Compensation Peer Group is approved by the Committee each fiscal year after obtaining advice from its independent compensation consultant. For the purpose of determining fiscal 2010 compensation, the Compensation Peer Group consisted of the following companies:

Compensation Peer Group

Altria Group	H. J. Heinz Company (1)	McCormick & Company, Inc. (1)
Anheuser-Busch Companies, Inc.	Hershey Foods Corporation (1)	Nestle USA, Inc.
The Clorox Company	Hormel, Inc. (1)	PepsiCo, Inc.
The Coca-Cola Company	Johnson & Johnson Company	The Procter & Gamble Company
Colgate-Palmolive Company	The J.M. Smucker Company (1)	Reynolds American Inc.
ConAgra Foods, Inc. (1)	Kellogg Company (1)	S.C. Johnson & Son, Inc.
Dean Foods (1)	Kimberly-Clark Corporation	Sara Lee Corporation (1)
Del Monte Foods Company	Kraft Foods, Inc. (1)	Tyson Foods (1)
Diageo North America, Inc.	Mars, Inc.	Unilever United States, Inc.
General Mills, Inc. (1)

(1)	These companies, plus Campbell, constitute the Standard and Poor’s Packaged Foods Group (“Performance Peer Group”), which is used to measure TSR performance for calculation of the payout from the LTI Program. In addition, Mead Johnson Nutrition Company was recently added to the Standard and Poor’s Packaged Foods Group. In accordance with the Company’s standard practice, because Mead Johnson Nutrition Company was added to the Standard and Poor’s Packaged Foods Group during the first year following the fiscal 2010 LTI Program grant, it will be included in the Performance Peer Group for such grant as well as subsequent grants.

The Performance Peer Group is independently selected by Standard and Poor’s (“S&P”) based upon the similarities of the companies’ businesses in the packaged foods industry. Companies that are added to and deleted from the S&P Packaged Foods Group are automatically added to or deleted from the list of companies whose TSR rankings are compared to Campbell’s ranking for TSR performance-restricted stock units. The list of companies in the S&P Packaged Foods Group is readily available through S&P. The Committee and management exercise no discretion in selecting the companies that are included in the S&P Packaged Foods Group. The use of this Performance Peer Group for the LTI Program was recommended by the Committee’s independent compensation consultant when the current LTI Program was adopted in 2005. The Committee believes that the Performance Peer Group is the appropriate group in Campbell’s industry against which to measure the Company’s TSR performance. TSR performance of the companies in the Compensation Peer Group that are not in the packaged foods industry is more likely to be affected by economic developments that do not affect the packaged foods industry.

Risk Assessment — Incentive Compensation Programs

During fiscal 2010, management completed, for review by the Committee, an assessment of the Company’s compensation programs on a global basis, with a focus on incentive compensation programs. Based on a number of factors, including the governance process employed, the relative size of the potential payouts in the aggregate and for any individual, the inclusion of a “cap” on the maximum payout and the use of multiple metrics in the respective incentive programs, the Committee believes that the Company’s compensation programs do not present a risk that is reasonably likely to have a material adverse effect on the Company.

Elements of Executive Compensation

The elements of Campbell’s executive compensation program are:

●	base salary;

●	performance-based annual incentive compensation;

●	long-term equity incentive compensation;

●	pension and nonqualified deferred compensation benefits;

●	perquisites; and

●	post-termination compensation and benefits.

The proportion of compensation delivered in each of these elements is designed to:

●	Put more compensation at risk based upon Company or business unit and individual performance for senior executives whose performance is more likely to influence the results of the executive’s business unit or function, or the results of the Company;

●	Provide the opportunity for executives to earn above-median compensation primarily through annual and long-term incentives, with performance goals that align executives’ interests directly with those of Campbell’s shareowners;

●	Provide consistency over time in the proportion of compensation opportunity among the elements, while varying actual pay based upon Company, business unit and individual performance; and

●	Be competitive with the practices in the Compensation Peer Group in order to attract, motivate and retain key executives.

Base Salary

Base salaries are intended to provide a base level of income that is competitive in relation to the responsibilities of each executive’s position. Midpoints of base salary ranges are targeted at the median of the Compensation Peer Group, reduced by regression for executive officers based on revenue by reason of the Company’s relatively small size compared to many of the companies in the Compensation Peer Group. Salary ranges and individual salaries for senior executives are reviewed annually by the Committee. The Committee considers salary levels for senior executives each September, when it also reviews the performance of those executives. Merit increases are based on the CEO’s (for executives other than the CEO) and the Committee’s assessment of individual performance. Targets for annual incentive payments and long-term incentive grants are a percentage of base salary (see below).

The Committee considers a number of factors in determining individual base salaries, including the scope of an individual’s job responsibilities, his or her individual contributions, business performance, job market conditions, the Company’s salary budget guidelines, and the individual’s current base salary as compared with those of persons in similar positions at other companies in the Compensation Peer Group, as well as within the Company. The Committee does not utilize a mathematical formula in which these factors or their interrelationships are quantified and weighted (either in general, or with respect to any individual executive). During a particular year, one factor or group of factors may play a more significant role in the determination of an executive’s base salary than in other years, based on the Committee’s judgment and discretion.

An executive’s individual performance may be assessed based upon any of his or her demonstrated leadership skills, accomplishment of objectives, business unit or functional accountabilities, and personal contributions. A broad range of factors relevant to each of these areas, generally qualitative in nature, may be considered in this assessment. The Committee’s judgments regarding base salaries are also strongly influenced by the judgments and recommendations of the CEO with respect to the named executive officers other than himself. In the case of the CEO’s base salary, the assessment is made by the Committee and the Board.

Named executive officers, like other executives of the Company, have annual performance objectives which include individual goals that relate to the business performance of the Company and/or the individual’s business unit or corporate function. As indicated above, the extent to which an executive attains these objectives is one of the factors considered in determining his or her base salary for the following year. However, no single individual performance factor or specific set of individual or business performance factors is dispositive in this determination, and no specific factor or specific set of factors is material to determinations concerning base salaries for any of the named executive officers.

Annual Incentive Plan (“AIP”)

Annual incentives are cash awards and are intended to motivate and reward the achievement of business goals approved by the Board of Directors in the annual Operating Plan and three-year Strategic Plan, and to assure that these goals are achieved in a manner that strengthens the business for the long term. Annual incentive targets are set at the median of the Compensation Peer Group. At the beginning of each fiscal year, the Committee establishes a competitive annual incentive target, expressed as a percent of base salary, for each executive salary level. In fiscal 2010, the annual incentive targets for senior executives, other than the CEO, ranged from 55 to 100% of base salary, with executives at the higher levels having a higher percentage at risk. These percentages are at or near the median for similar executive positions at companies in the Compensation Peer Group. The sum of the individual incentive targets for all participants (approximately 1,900 executives, managers and professionals) comprises the target incentive pool.

Since fiscal 2003, the Committee has used a Company “scorecard” in which many quantitative and qualitative goals for the Company as a whole and its business units are established at the beginning of each fiscal year for the purposes of the AIP. The goals defined in the scorecard fall within four key measurement areas relating respectively to the Company’s financial, strategic, operational and marketplace objectives. Goals identified in each area include a mix of quantitative and qualitative factors. Corresponding goals, consistent with the total Company scorecard, are established for the respective business units. The goals listed in the scorecard are not weighted in any manner.

The Company scorecard adopted in connection with the administration of the AIP for fiscal 2010 included approximately one hundred performance goals. In the financial area, for example, some of the quantitative goals for fiscal 2010 related to net sales, earnings before interest and taxes, earnings per share (“EPS”), profit margins, administrative expenses, marketing expenditures, free cash flow, and return on invested capital. In fiscal 2010, the adjusted EPS goal from continuing operations was $2.33, excluding certain transactions not considered to be part of the ongoing business, and the goal for net sales was $7.8 billion. Qualitative financial goals included, for example, quality of earnings and Company performance compared against the Performance Peer Group in sales and earnings growth. Marketplace goals included, for example, quantitative measures relating to consumption, and objectives relating to growth in market share for products sold by the Company’s 19 business units. For the operational and strategic areas, progress toward achievement of over 75 business and workplace initiatives under 12 critical operational and strategic measures were assessed. Operational goals included, for example, objectives relating to the success of the core business lines, achievement of cost savings, achievement of performance targets in emerging markets, and improvements in employee engagement. Goals in the strategic area included, among other things, objectives relating to the progress of research and development projects, expansion of the Company’s brands and products in international markets, implementation of new processes, and other key strategic platforms. The goals in the four measurement areas require effective execution of business plans and are difficult to attain.

After a fiscal year has ended, the Committee assesses total Company performance in light of the goals enumerated in the scorecard for that year, and, based on that assessment, determines the aggregate amount of the incentive pool for the total Company for that year. Comparable judgments are made with respect to the achievement of the goals defined in the corresponding business unit scorecards. The Committee’s determination of the overall Company score and the determinations of business unit scores are not based on any mathematical calculation or formula, and do not focus on any single performance goal. This plan intentionally provides substantial opportunity for the exercise of judgment and discretion by the Committee in determining the overall Company score and the overall scores for the respective business units. In any given year, the Committee’s assessment of total Company performance may range from 0 to 175% of the AIP pool. AIP awards to each executive, within the limits of the approved total pool, are based on business unit/function performance and individual performance, and can vary for executive officers from 0 to 200% of the individual’s incentive target. The sum of individual awards cannot exceed the approved total AIP pool. Extraordinary items, such as major restructuring and accounting changes (whether positive or negative), are excluded in determining the approved total AIP pool.

Each participant in the AIP has an annual incentive target, which is a percent of base salary approved by the Committee at the beginning of the year for each executive salary level. Within the limits of the total AIP pool, the award paid to a participant for a given year is determined by multiplying his or her annual incentive target for that year by (x) a percentage representing the assessment of the performance of the participant’s business unit, or, if the participant is a member of the corporate staff (that is, not within a business unit), the percentage representing the Committee’s assessment of total Company performance for the year; and (y) a percentage representing an assessment of the participant’s performance against the individual objectives established for that participant at the beginning of the fiscal year.

At the beginning of a fiscal year, the Committee also establishes a performance goal for the AIP that is applicable only to executive officers. This goal is referred to as the “162(m) performance goal.” The 162(m) performance goal for fiscal 2010 required that the Company achieve 80% of its EPS goal for the year. In fiscal 2010, the goal for adjusted EPS from continuing operations was $2.33, excluding certain transactions not considered to be part of the ongoing business. In order for an executive officer to be eligible to receive the maximum payment of 200% of his or her annual incentive target, the Company must meet the 162(m) performance goal for the year. If the Company achieves less than 80% but not less than 50% of the EPS goal, executive officers are eligible to receive a maximum of 100% of his or her annual incentive target. If the Company does not achieve at least 50% of the EPS goal, executive officers are not eligible for any AIP award. The Company’s adjusted EPS from continuing operations for fiscal 2010 was $2.47, excluding certain transactions not considered to be part of the ongoing business.

The Company’s achievement of the 162(m) performance goal does not assure that an executive officer will receive the maximum incentive award, because the Committee has retained “negative discretion” to reduce the award based upon the assessment of the performance of his or her business unit (or, in the case of an executive officer who is a member of the corporate staff, the assessment of total Company performance) in light of the goals set forth in the scorecard, and the assessment of his or her individual performance against individual annual objectives. The Committee has consistently exercised its negative discretion in determining annual incentive payments to executive officers. Although the Company has regularly achieved the 162(m) performance goal of 80% of the EPS goal established annually by the Committee over the last several years, no named executive officer in the applicable fiscal year has received an award equal to the maximum potential payment.

As indicated above, payments made to participants in the AIP are influenced by their managers’ assessments of individual performance against objectives established for each participant at the beginning of the fiscal year. In the case of named executive officers other than the CEO, the Committee’s assessments of individual performance are based primarily on the CEO’s judgments and recommendations. The assessment of the CEO’s individual performance is made by the Committee itself, with input from all directors.

Based on its review of the results achieved in fiscal 2010 against the objectives defined at the beginning of the year in each of the four measurement areas of the Company scorecard, the Committee made the qualitative judgments that total Company performance with respect to marketplace goals were below target and that performance with respect to certain financial, operational and strategic goals were on target. Based on its assessment of the Company’s overall performance in fiscal 2010, the Committee determined that the aggregate amount of the incentive pool should be 85% of target. In making this determination, the Committee applied no mathematical calculations or specific weightings to individual objectives identified in the scorecard. Its determination of the total Company score was based on its qualitative judgment of overall Company performance, with particular emphasis on sales and marketplace performance as well as maintenance of critical levels of investment and employee engagement. Incentive payments to the named executive officers other than the CEO listed on page 36 for fiscal 2010 ranged from 55% to 72% of the target incentive amount, with an average of 68%. The annual incentive awards made to the named executive officers for fiscal 2010 are listed in the Summary Compensation Table on page 36 in the column captioned “Non-Equity Incentive Plan Compensation.”

Long-Term Incentive Compensation

Prior Long-Term Incentive Programs

Long-term incentives are intended to motivate and reward executives based upon the Company’s success in delivering superior value to its shareowners and to retain executives. For several years prior to fiscal 2006, Campbell used two long-term incentive programs for approximately 350 top executives, a time-lapse restricted stock program and a stock option program. The value delivered to these executives was intended to be approximately 50% of total competitive long-term incentive value for each program. For other participants (about 850 people) the long-term incentive program consisted entirely of stock options. These programs were replaced in fiscal 2006 with a new long-term incentive program which is described below. No stock options have been granted to executives since fiscal 2005, and no expense for financial reporting purposes for stock options was incurred for the named executive officers in fiscal 2010. The former programs were described in prior years’ proxy statements.

Current Long-Term Incentive (“LTI”) Program

Following a comprehensive analysis of the Company’s LTI Program, the Committee approved a new LTI Program for the period beginning in fiscal 2006, consisting of three types of restricted shares: (1) TSR performance-restricted shares, which are earned based on the Company’s TSR compared to the TSRs of the companies in the Performance Peer Group over a three-year performance period; (2) EPS performance-restricted shares, which are earned based on the achievement of a minimal level of EPS in each fiscal year in a three-year performance period, which is designed to qualify the payment of the shares as tax deductible; and (3) time-lapse restricted shares, which vest over three years based on continued employment. In fiscal 2009, the Committee decided to modify the design of the LTI Program to use restricted share units instead of restricted shares.

For fiscal 2010, long-term incentive targets for senior executives, other than the CEO, ranged from 120% to 255% of base salary at median performance, with executives at higher levels having a higher percentage at risk. These targets were designed to deliver total direct compensation at 10% to 15% above the median of the Compensation Peer Group for median performance. In May 2010, the Committee determined that, beginning in fiscal 2012, total direct compensation will be targeted 5% to 10% above the median of the Compensation

Peer Group, which will be achieved through a reduction in long-term incentive targets beginning with grants made in fiscal 2012.

For executive officers, 70% of the long-term incentive opportunity was delivered in TSR performance-restricted share units and 30% in EPS performance-restricted units. For senior executives who were not executive officers, 70% of the long-term incentive opportunity is delivered in TSR performance-restricted units and 30% in time-lapse restricted units. Linking a significant portion of long-term compensation to the Company’s TSR performance aligns the interests of executives with those of Campbell’s shareowners. Other participants in the program received a higher proportion of time-lapse restricted units and a lower proportion of TSR performance-restricted units. For grants made prior to September 2010, dividend equivalents are paid on the units at the same time as dividends are paid to all shareowners during the restriction period. The Committee previously decided that, beginning with the grants it approved in September 2010 for fiscal 2011, payment of dividend equivalents during the restriction period will be eliminated. Instead, accumulated dividends will be paid on the restricted share units that vest at the end of the restriction period when the grants are paid out.

Grants under the program were made at the beginning of the fiscal year to approximately 1,200 participants, and the performance period for TSR units is the current and subsequent two fiscal years. For the past six years, equity grants have been approved by the Committee in September, which is near the beginning of the Company’s fiscal year. Individual grants were based on the executive’s level of responsibility in the Company, possession of critical skills, individual performance and future leadership potential as assessed in the Company’s human resources organization planning process. All shares paid out under the Company’s executive compensation programs were shares which were previously issued and outstanding and were reacquired by the Company.

TSR performance-restricted units are paid out based upon the Company’s TSR performance over a three-year period compared to the TSRs of the other companies in the Performance Peer Group. For fiscal years 2008-2010, a percentage of TSR units granted at the beginning of the three-year performance period will be paid out based upon the Company’s TSR performance ranking as follows:

Campbell’s TSR Performance Rank	1	2	3	4	5	6	7	8	9	10	11

Percentage Payout	200%	175%	150%	125%	100%	100%	85%	70%	50%	0	0

Based on the above criteria, the payout for TSR restricted shares for the 2008-2010 performance period was 100% of the target amount.

In order to maintain focus and interest in the TSR performance-restricted unit portion of the program during the first and second years of the performance period, one-third of the TSR performance-restricted units initially granted in fiscal years 2006 through 2009 can be earned at the end of the first year, provided the Company’s TSR performance ranking is median or above during the one-year period. An additional one-third of the TSR performance-restricted units initially granted can be earned at the end of the second year, provided the Company’s TSR performance ranking is median or above during the two-year period. At the end of the three-year performance period, a participant will be paid the greater of (i) the earned units from the first two years or (ii) the TSR performance-restricted units determined by the Company’s TSR ranking for the full three-year period. The earned units will be forfeited if the participant resigns prior to the pay-out date, which is two months following the end of the three-year performance period. The Committee eliminated the ability to earn shares based on one-year or two-years TSR performance ranking beginning with grants it approved in September 2010 for fiscal 2011. At the time of payment, the Committee can exercise negative discretion in determining Campbell’s ranking under the TSR performance-restricted unit portion of the program in the event of extraordinary circumstances.

In May 2008, the Committee approved modifications to the payout grid for TSR units in order to provide for no payout for bottom quartile performance and to enhance the payout percentage for strong performance. As a result, with respect to the grant for fiscal years 2009-2011, which also reflects the addition of two companies to the Performance Peer Group, a percentage of TSR units granted at the beginning of the three-year performance period will be paid out based upon the Company’s TSR performance ranking as follows:

Campbell’s TSR Performance Rank	1	2	3	4	5	6	7	8	9	10	11	12	13
Percentage Payout	225%	200%	175%	150%	125%	125%	100%	75%	50%	50%	0	0	0

With respect to the grant for fiscal years 2010-2012, which reflects the addition of one company to the Performance Peer Group, a percentage of TSR units granted at the beginning of the three-year performance period will be paid out based upon the Company’s TSR performance ranking as follows:

Campbell’s TSR Performance Rank	1	2	3	4	5	6	7	8	9	10	11	12	13	14
Percentage Payout	225%	200%	200%	175%	150%	125%	100%	100%	75%	50%	0	0	0	0

By way of illustration, if, at the end of the three-year performance period, the Committee determines that the Company’s cumulative TSR for fiscal years 2009-2011 ranks in fifth place compared with those of the other companies in the Performance Peer Group, TSR performance-restricted units granted in October 2008, at the beginning of the performance period, will be paid out at 125% of the original grants.

EPS performance-restricted units are paid out two months following the end of each fiscal year in the three-year performance period, provided that the EPS achieved in the fiscal year is at least 50% of the EPS goal for the AIP approved by the Committee for that fiscal year. This performance goal is designed to qualify the payment of EPS performance-restricted awards as deductible under Section 162(m) of the Internal Revenue Code (“IRC”). The payout of EPS performance-restricted units is either 0 or 100%. For fiscal 2010, the goal for adjusted EPS from continuing operations was $2.33, and actual adjusted EPS from continuing operations was $2.47; therefore, the payout for units based on fiscal 2010 performance was 100%. The achievement of the adjusted EPS goal for fiscal 2010 impacts one-third of the grants made in each of fiscal years 2008, 2009 and 2010. Estimated future payouts of TSR and EPS performance-restricted awards to the Company’s named executive officers are listed in the table of Grants of Plan-Based Awards in fiscal 2010 on page 39.

Executive Stock Ownership

The Company requires senior executives to own shares to further align their interests with those of shareowners. In fiscal 2010 approximately the top 35 executives were required to achieve an ownership stake in the Company that was significant in comparison with the executive’s salary. Until the ownership level is achieved, executives must retain at least half of the after-tax value of each equity award in Campbell shares upon the vesting of restricted shares or restricted share units or exercise of options. Executive officers are prohibited from selling in a twelve-month period more than 50% of (1) the value of shares owned plus (2) the after-tax value of vested options, in excess of the applicable ownership standard.

The ownership requirements are set forth below. The ownership standard is expressed as a multiple of salary that is determined based on organization level or title. Establishing ownership standards as a multiple of base salary links the program with pay actions (i.e., base salary increases) which are performance-based, and ensures that ownership objectives remain competitive.

The ownership multiple for the CEO has been set at the market 75th percentile. Ownership standards for others covered by the program have been set at market median.

Organization Level	Multiple of Salary

CEO	6.0 x
CEO Direct Reports (including other NEOs)	3.5 x
Other Participating Executives	2.0 x

Executives may count toward these requirements the value of shares owned and shares which are deferred and fully vested in the Company’s 401(k) plan and other deferred compensation programs.

Restricted shares and unexercised stock options are not counted in calculating ownership. Company policy prohibits executives from hedging the economic risk associated with fully owned shares, restricted shares and unexercised stock options.

Retirement Plans

Senior executives participate in two defined benefit plans: (1) the Retirement and Pension Plan (“Qualified Plan”) and (2) the Mid-Career Hire Pension Plan (“MCHP”). The Qualified Plan provides funded, tax-qualified benefits up to the limits allowed under the IRC for most of the Company’s full-time U.S. employees. The MCHP provides unfunded benefits for senior executives who are hired in the middle of their careers and that are in excess of the IRC limits applicable to the Qualified Plan. Such executives give up future pension benefits that they would have earned if they remained with their prior employers. The MCHP is consistent with the Company’s objective to attract and retain experienced senior executives in order to execute the Company’s business strategies. MCHP benefits are offset by benefits paid under the Qualified Plan.

These plans prohibit duplication of benefits. The Company adopted these plans as an additional means to attract and retain employees and to provide a competitive level of pension benefits. The retirement plans provide employees, including the NEOs, the opportunity to plan for future financial needs during retirement. Other than the MCHP, the actual pension benefit is calculated on the same basis for all participants, and is based on:

●	length of service;

●	covered compensation (base salary and annual incentive); and

●	age at retirement.

Stock option gains, time-lapse restricted shares or units and performance-restricted shares or units, as well as any extraordinary remuneration, play no part in the calculation of retirement benefits. For a more detailed discussion of the retirement plans and the accumulated benefits under these plans, see the Pension Benefits table and the accompanying narrative beginning on page 42.

Deferred Compensation Plans

The Company adopted the Deferred Compensation Plans to provide an opportunity for U.S.-based participants, including eligible NEOs, to save for future financial needs. The amount of salary and annual incentive earned by an employee is not affected by the plans. The plans essentially operate as unfunded, tax-advantaged personal savings accounts of the employee, administered by the Company, and contribute to the Company’s attractiveness as an employer. For a more detailed discussion of the deferred compensation arrangements relating to the NEOs, see the Nonqualified Deferred Compensation table and accompanying narrative on page 46.

Perquisites

The Company’s Personal Choice Program provides quarterly cash payments to executives in lieu of reimbursements for items such as tax or estate planning services or financial planning services. For NEOs, the annual cash payments range from $32,000 to $48,000, are reviewed by the Committee annually, are fully taxable to executives and are included in the Summary Compensation Table on page 36. The Committee believes that perquisite payments are appropriate to reimburse executives for financial and tax planning services or other purposes, so that the executives are not distracted from devoting their time and energy to their responsibilities to the Company. The Company also provides long-term disability protection for NEOs. Other perquisites provided by the Company to NEOs in 2010 were the payment of car and driver expenses for Mr. Conant, driver expenses for Ms. Kaden and relocation expenses for Mr. Owens. When Ms. Kaden and Mr. Conant were hired in 1998 and 2001, respectively, the Company agreed to pay these car expenses in lieu of paying for relocation expenses.

Severance Plans

The Company has severance plans for its U.S.-based exempt employees. All exempt salaried employees in the U.S., including NEOs, are covered by the plans, under which payments are based on level of responsibility, seniority and/or length of service. For the NEOs, the maximum payment under the plans is two times base salary. The payment and benefit levels defined in the Company’s severance plans for U.S.-based exempt employees have been determined primarily by reference to the amount of time customarily required for employees who are involuntarily terminated without cause to find other employment. The Company believes that, due to the relative scarcity of senior executive roles, employees at higher levels in the organization generally need more time to locate comparable positions elsewhere than those at lower levels. The Company also periodically reviews the severance benefits provided at other Fortune 500 companies. Assurance of a reasonable measure of financial security in the event of involuntary termination is important to candidates for executive positions, and the extent of the severance benefits offered by Campbell in comparison with those available at other companies is sometimes a significant factor in their evaluations of the attractiveness of opportunities at Campbell. The Company generally does not enter into employment contracts in the United States and none of the NEOs, including the CEO, have an employment contract. The Company provides the severance plans to reassure employees of assistance in their transition to new employment in the event the Company terminates their employment. For a more detailed discussion of these severance arrangements, see Potential Payments on Termination or Change in Control beginning on page 47.

Change in Control Benefits

The Company has entered into Change in Control Severance Protection Agreements (“CIC Agreements”) with the NEOs as well as all other executive officers. The CIC Agreements provide for severance pay and continuation of certain benefits should a change in control occur. The independent members of the Board of Directors unanimously approved entry into the CIC Agreements beginning in 2000. The Committee believes that the CIC Agreements are necessary in order to retain stability in the senior executive team in the event there is a threatened or actual change in control. The Agreement requires the occurrence of the following two events in order for an executive to receive payments and benefits: (1) the executive’s employment must be terminated involuntarily and without cause (whether actual or “constructive”) and (2) the termination must occur within two years following a change in control. The Company also has change in control provisions in its AIP, its long-term incentive plans and its U.S. retirement plans, and these provisions apply equally to all participants in the plans, including the NEOs. In March 2010, the Committee determined that provisions for “gross-up” payments to cover any federal excise taxes owed on change in control-related severance payments and benefits will be eliminated in any change in control agreement entered into after January 1, 2011.

Accounting and Tax Implications

Section 162(m) of the IRC limits the tax deductibility of compensation paid to an NEO to $1 million, except to the extent the compensation is performance based. The Committee’s policy is to comply with the requirements of section 162(m) except where the Committee determines that compliance is not in the best interests of the Company and its shareowners. All annual incentive payments and restricted stock unit grants to executive officers for fiscal year 2010 met the requirements for deductibility under section 162(m). However, a tax deduction is not available under section 162(m) for the incremental amount of the base salary of a NEO that exceeds $1 million.

CEO Compensation and Evaluation

The NEOs’ compensation, other than the CEO’s compensation, are not materially different from each other. The compensation components for the CEO, Douglas Conant, are consistent with the program generally described above. Mr. Conant’s compensation is designed to be competitive with the CEO compensation paid in the Compensation Peer Group and his incentive compensation is directly linked to both Company performance and his performance. The process used to review and establish Mr. Conant’s compensation for fiscal 2010 was as follows:

●	In June 2007, the Committee approved a reduction of Mr. Conant’s AIP target from 175% to 150% of base salary and a reduction in his LTI target from 615% to 565% of base salary for fiscal 2008. In June 2008, the Committee reviewed these targets and determined that they remained appropriate for fiscal 2009.

●	In September 2007, the Committee increased Mr. Conant’s salary from $1,140,000 to $1,185,000. In September 2008, the Committee determined that Mr. Conant’s base salary of $1,185,000 remained appropriate.

●	In June 2009, the Committee reviewed Mr. Conant’s AIP and LTI targets and determined that the targets established in June 2007 continued to remain appropriate for fiscal 2010.

●	In September 2009, the Committee determined that Mr. Conant’s salary of $1,185,000, established in September 2007, remained appropriate for fiscal 2010.

●	In June 2010, the Committee reviewed Mr. Conant’s AIP and LTI targets and again determined that the targets established in June 2007 remained appropriate for fiscal 2011.

●	In September 2010, the Committee and the Board evaluated Mr. Conant’s performance based on the Company’s total performance for fiscal 2010 as measured by the scorecard approach described above under “Annual Incentive Plan,” and evaluated his personal performance in the following areas:

●	development of a long-term strategy and timely progress toward strategic objectives;

●	development and communication of a clear and consistent vision of the Company’s goals and values;

●	achievement of appropriate annual and longer-term financial goals;

●	continuous improvement of the quality, value and competitiveness of Campbell’s products and business systems;

●	management development and succession planning;

●	programs for the recruitment, training, compensation, retention and motivation of all employees;

●	spokesperson for the Company; and

●	relationship with the Board of Directors.

Based on the above review of competitive data, Company performance and Mr. Conant’s performance, on October 1, 2009, he received a grant of 151,770 TSR performance-restricted units and 65,045 EPS performance-restricted units. His annual incentive award earned in fiscal 2010 was $1,510,875, which represented 85% of his target amount. This award was based on Company performance compared to the goals for the AIP described on pages 28 through 30 and his performance as determined by the Committee and the Board in the CEO evaluation process.

Summary Compensation Table — Fiscal 2010

The following Summary Compensation Table (“SCT”) provides information concerning the compensation of the Company’s Chief Executive Officer, Chief Financial Officer and the three other most highly compensated executive officers (“named executive officers” or “NEOs”) for fiscal 2010, 2009 and 2008. Fiscal 2008 information is not included for Mr. Owens because he was not a named executive officer of the Company during fiscal 2008. The principal position shown in the table for each NEO is as of August 1, 2010. For a complete understanding of the table, please read the narrative disclosures that follow the table.

							Change
							In Pension
						Non-Equity	Value and
						Incentive	Nonqualified
						Plan	Deferred	All Other
Name and				Stock	Option	Compensation	Compensation	Compensation
Principal Position	Year	Salary ($)	Bonus ($)	Awards ($)	Awards ($)	($)	Earnings ($)	($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Douglas R. Conant	2010	$1,185,000	$0	$7,229,271	$0	$1,510,875	$2,028,962	$215,555	$12,169,663
President and Chief Executive	2009	$1,185,000	$0	$8,101,198	$0	$2,044,125	$2,955,393	$226,889	$14,512,605
Officer	2008	$1,177,500	$0	$6,185,572	$0	$1,866,375	$224,405	$278,554	$9,732,406

B. Craig Owens	2010	$780,000	$0	$2,255,056	$0	$563,550	$1,110,334	$423,672	$5,132,612
Senior Vice President, Chief Financial Officer and Chief Administrative Officer	2009	$641,500	$1,350,000	$1,563,540	$0	$672,750	$426,950	$446,160	$5,100,900

Ellen Oran Kaden	2010	$627,000	$0	$1,777,150	$0	$407,707	$835,829	$172,944	$3,820,630
Senior Vice President — Law	2009	$622,500	$0	$2,087,268	$0	$661,924	$887,309	$165,921	$4,424,922
and Government Affairs	2008	$566,333	$0	$1,689,145	$0	$567,000	$0	$160,386	$2,982,864

Larry S. McWilliams	2010	$650,000	$0	$1,842,335	$0	$422,663	$982,675	$78,569	$3,976,242
Senior Vice President — Campbell	2009	$635,000	$0	$2,236,024	$0	$672,750	$845,181	$70,144	$4,459,099
Soup Co. and President — Campbell International	2008	$553,333	$0	$1,853,814	$0	$493,430	$192,028	$71,238	$3,163,843

Denise M. Morrison	2010	$650,000	$0	$1,930,127	$0	$323,213	$768,958	$78,332	$3,750,630
Senior Vice President — Campbell	2009	$628,333	$0	$2,115,016	$0	$686,205	$91,230	$67,825	$3,588,609
Soup and President — North America Soup, Sauces and Beverages	2008	$510,833	$0	$1,657,813	$0	$458,185	$573,981	$69,744	$3,270,556

Salary (Column C)

The amounts reported represent base salaries paid to each of the NEOs for fiscal 2010, 2009 and 2008, if the individual was a NEO in those years.

Bonus (Column D)

The amount reported in this column for fiscal 2009 represents a one-time cash payment to Mr. Owens in recognition of the forfeiture of short-term incentive opportunity and long-term incentive grants from Mr. Owens’ prior employment. Payments under the AIP are listed in column G.

Stock Awards (Column E)

The amounts reported represent the aggregate grant date fair value of the stock awards, calculated in accordance with ASC Topic 718, for the listed fiscal year. The assumptions used by the Company in calculating these amounts are included in Note 17 to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended August 1, 2010 (“2010 Form 10-K”). In accordance with current SEC disclosure requirements, the amounts reported for fiscal 2009 and fiscal 2008, which were previously reported as the compensation expense recognized for financial reporting purposes, are reported above as the grant date fair value. To see the value of stock awards actually received by the NEOs in fiscal 2010, see the Option Exercises and Stock Vested in Fiscal 2010 table on page 41.

The amounts reported in the SCT for these awards may not represent the amounts that the NEOs will actually realize from the awards. Whether, and to what extent, a NEO realizes value will depend on the Company’s actual operating performance, stock price fluctuations and the NEO’s continued employment.

Additional information on all outstanding stock awards is reflected in the Outstanding Equity Awards at 2010 Fiscal Year-End table on page 40.

Option Awards (Column F)

No stock options were granted to executives in fiscal years 2010, 2009 and 2008, therefore, there is no amount to report above. The Company ceased issuing stock options to employees beginning in fiscal 2006. To see the value of option awards actually received by the NEOs in fiscal 2010, see the Option Exercises and Stock Vested in Fiscal 2010 table on page 41. Details for each of the outstanding option awards to NEOs can be found in the Outstanding Equity Awards at 2010 Fiscal Year-End Table on page 40.

Non-Equity Incentive Plan Compensation (Column G)

The amounts reported reflect the amounts earned and paid to the NEOs for fiscal 2010, 2009 and 2008 under the AIP. Payments under the AIP were calculated as described in the Compensation Discussion and Analysis beginning on page 28.

Change in Pension Value and Nonqualified Deferred Compensation Earnings (Column H)

The change in pension amounts reported for fiscal 2010 are comprised of changes between August 2, 2009 and August 1, 2010 in the actuarial present value of the accumulated pension benefits for each of the NEOs. The NEOs receive pension benefits under the same formula applied to all U.S. salaried employees, except for benefits accrued under the Mid-Career Hire Pension Plan. The assumptions used by the Company in calculating the change in pension value are described beginning on page 44.

The values reported in this column are theoretical, as those amounts are calculated pursuant to SEC requirements and are based on assumptions used in preparing the Company’s consolidated audited financial statements for the years ended August 2, 2009 and August 1, 2010. The Company’s pension plans utilize a different method of calculating actuarial present value for the purpose of determining a lump sum payment, if any, under the plans. The change in pension value from year to year as reported in the table is subject to market volatility and may not represent the value that a NEO will actually accrue under the Company’s pension plans during any given year. The material provisions of the Company’s pension plans and deferred compensation plans are described beginning on page 42 and on page 46.

No NEO received above-market earnings (as this term is defined by the SEC) on their nonqualified deferred compensation accounts during fiscal 2010.

All Other Compensation (Column I)

The amounts reported reflect, for each NEO, the sum of (i) the incremental cost to the Company of all perquisites and other personal benefits; (ii) amounts contributed by the Company to the 401(k) plan and the 401(k) supplemental program, which are part of the Deferred Compensation Plans; and (iii) the premiums paid by the Company for executive long-term disability benefits.

The following table outlines those (i) perquisites and other personal benefits and (ii) additional all other compensation required by the SEC rules to be separately quantified:

			401(k)
		401(k)	Supplemental
	Personal	Company	Company	Long-Term
Name	Choice(1)	Contribution	Contribution(2)	Disability	Other		Total
Douglas R. Conant	$48,000	$7,350	$93,691	$5,847	$60,667	(3)	$215,555

B. Craig Owens	$32,000	$6,825	$37,972	$4,594	$342,281	(4)	$423,672

Ellen Oran Kaden	$47,000	$7,350	$33,041	$5,557	$79,996	(5)	$172,944

Larry S. McWilliams	$32,000	$7,350	$34,115	$5,104	$0		$78,569

Denise M. Morrison	$32,000	$7,350	$34,531	$4,451	$0		$78,332

(1)	See page 33 for a description of the Company’s Personal Choice program

(2)	See page 46 for a description of the supplemental 401(k) program.

(3)	Other compensation includes $39,281 for driver expenses and $21,286 for car expenses.

(4)	Other compensation includes $342,281 for relocation expenses.

(5)	Other compensation includes $79,996 for driver expenses.

Total Compensation (Column J)

The amounts reported in column J are the sum of columns C through I for each of the NEOs. All compensation amounts reported in column J include amounts paid and amounts deferred.

Grants of Plan-Based Awards in Fiscal 2010

									All	All Other
									Other	Option
			Estimated Possible Payouts			Estimated Future Payouts			Stock	Awards:	Exercise
			Under Non-Equity Incentive			Under Equity Incentive Plan			Awards:	# of	or Base	Grant
			Plan Awards			Awards			# of	Securities	Price of	Date
									Shares	Underlying	Option	Fair
		Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	or Stock	Options	Awards	Value of
Name		Date	($)	($)	($)	(#)	(#)	(#)	Units (#)	(#)	($/sh)	Stock ($)
Douglas R. Conant	TSR Grant	10/1/2009	—	—	—	50,590	151,770	341,482	—	—	—	$5,135,472

	EPS Grant	10/1/2009	—	—	—	65,045	65,045	65,045	—	—	—	$2,093,799

	AIP	5/28/2009	$0	$1,777,500	$3,555,000	—	—	—	—	—	—	—

B. Craig Owens	TSR Grant	10/1/2009	—	—	—	15,780	47,342	106,519	—	—	—	$1,601,921

	EPS Grant	10/1/2009	—	—	—	20,290	20,290	20,290	—	—	—	$653,135

	AIP	5/28/2009	$0	$780,000	$1,560,000	—	—	—	—	—	—	—

Ellen Oran Kaden	TSR Grant	10/1/2009	—	—	—	12,436	37,309	83,945	—	—	—	$1,262,432

	EPS Grant	10/1/2009	—	—	—	15,990	15,990	15,990	—	—	—	$514,718

	AIP	5/28/2009	$0	$564,300	$1,128,600	—	—	—	—	—	—	—

Larry S. McWilliams	TSR Grant	10/1/2009	—	—	—	12,892	38,677	87,023	—	—	—	$1,308,721

	EPS Grant	10/1/2009	—	—	—	16,577	16,577	16,577	—	—	—	$533,614

	AIP	5/28/2009	$0	$585,000	$1,170,000	—	—	—	—	—	—	—

Denise M. Morrison	TSR Grant	10/1/2009	—	—	—	13,506	40,520	91,170	—	—	—	$1,371,083

	EPS Grant	10/1/2009	—	—	—	17,367	17,367	17,367	—	—	—	$559,044

	AIP	5/28/2009	$0	$585,000	$1,170,000	—	—	—	—	—	—	—

The Compensation Committee sets annual grant targets for executives participating in the LTI Program. The dollar targets are expressed as a percentage of salary and converted to units based upon the average closing stock price during the last 20 trading days in the month of August. The Committee’s practice is to approve LTI grants at its September meeting with a grant date of October 1. The performance period for all grants is fiscal years 2010-2012. The target units are credited to the executives on the grant date. For units granted in fiscal 2010, dividend equivalents are paid on the units at the same time that dividends are paid to all shareowners during the performance period. The Committee previously decided that, beginning with the grants it approved in September 2010 for fiscal 2011, payment of dividend equivalents during the performance period will be eliminated. Instead, accumulated dividends will be paid on the restricted share units that vest at the end of the performance period when the grants are paid out. The Compensation Committee certifies the attainment of performance goals, and any earned shares are distributed to participants following the end of the applicable performance period. One-third of EPS units are paid based on EPS performance in each of fiscal years 2010, 2011 and 2012. See the description in the CD&A beginning on page 30 for information about targets, performance goals and payment of shares. The grants have specific rules related to the treatment of the units in the event of termination for cause, voluntary resignation, retirement, involuntary termination and change in control. These provisions are described under Potential Payments Upon Termination or Change in Control beginning on page 47.

The amounts listed under the Estimated Possible Payments under Non-Equity Incentive Plan Awards Columns represent the minimum, target and maximum payouts for each executive under the AIP for fiscal 2010. Actual amounts awarded for fiscal 2010 to each NEO are listed in the Summary Compensation Table on page 36.

Outstanding Equity Awards at 2010 Fiscal Year-End

The following table provides information on the current holdings of stock options and restricted stock or units by the NEOs. This table includes unexercised option awards; unvested time-lapse restricted shares or units; and unvested performance-restricted shares or units. Each equity grant is shown separately for each NEO. The vesting schedule for the grants is shown following this table, based on the grant date. The market value of the stock awards is based on the closing market price of Campbell stock on July 30, 2010, which was $35.90. The performance-restricted shares, which were initially granted on October 1, 2007, October 1, 2008 or October 1, 2009 are subject to specific goals during the performance period as explained in the CD&A beginning on page 30. The market value as of July 30, 2010, shown below assumes the satisfaction of these goals. For additional information about the option awards and restricted stock awards prior to fiscal 2009, see the description of long-term incentive compensation in the CD&A beginning on page 30.

	Option Awards(1)						Stock Awards(2)
				Equity						Equity	Equity
				Incentive						Incentive	Incentive
				Plan						Plan	Plan
		Number of	Number of	Awards:						Awards:	Awards:
		Securities	Securities	Number of					Market	Number	Market
		Underlying	Underlying	Securities				Number of	Value of	of Shares	Value of
	Grant	Unexercised	Unexercised	Underlying				Shares or	Shares or	or Units	Shares or
	Date	Options	Options	Unexercised	Option	Option	Grant	Units of	Units of	of	Units of
	for	Exercisable	Unexercisable	Unearned	Exercise	Expiration	Date for	Unvested	Unvested	Unvested	Unvested
	Options	(#)	(#)	Options (#)	Price ($)	Date	Restricted	Stock (#)	Stock ($)	Stock (#)	Stock ($)
Name	(a)	(b)	(c)	(d)	(e)	(f)	Shares	(g)	(h)	(i)	(j)
Douglas R. Conant	9/28/2001	900,000	0	—	$27.99	9/28/2011	10/1/2007			122,585	$4,400,802
	7/25/2002	310,695	0	—	$22.95	7/25/2012	10/1/2008			125,783	$4,515,610
	9/25/2003	904,000	0	—	$26.84	9/25/2013	10/1/2009			151,770	$5,448,543
	9/23/2004	805,000	0	—	$26.36	9/23/2014	10/1/2007			17,513	$628,717
							10/1/2008			35,938	$1,290,174
							10/1/2009			65,045	$2,335,116

B. Craig Owens							11/1/2008	41,200	$1,479,080
							10/1/2009			47,342	$1,699,578
							10/1/2009			20,290	$728,411

Ellen Oran Kaden	9/28/2001	108,000	0	—	$27.99	9/28/2011	10/1/2007			28,303	$1,016,078
	7/25/2002	86,250	0	—	$22.95	7/25/2012	10/1/2008			32,408	$1,163,447
	9/25/2003	100,000	0	—	$26.84	9/25/2013	10/1/2009			37,309	$1,339,393
	9/23/2004	75,900	0	—	$26.36	9/23/2014	10/1/2007			4,783	$171,710
							10/1/2008			9,260	$332,434
							10/1/2009			15,990	$574,041

Larry S. McWilliams							10/1/2008	13,500	$484,650
							10/1/2007			36,739	$1,318,930
							10/1/2008			26,302	$944,242
							10/1/2009			38,677	$1,388,504
							10/1/2007			5,249	$188,439
							10/1/2008			7,515	$269,789
							10/1/2009			16,577	$595,114

Denise M. Morrison	4/28/2003	65,000	0	—	$22.10	4/28/2013	10/1/2008	13,500	$484,650
	9/25/2003	62,000	0	—	$26.84	9/25/2013	10/1/2007			28,704	$1,030,474
	9/23/2004	41,400	0	—	$26.36	9/23/2014	10/1/2008			24,423	$876,786
							10/1/2009			40,520	$1,454,668
							10/1/2007			4,694	$168,515
							10/1/2008			6,978	$250,510
							10/1/2009			17,367	$623,475

(1)	All options vested in accordance with the following schedule:

•	the first 30% vested on the first anniversary of the grant date;

•	an additional 30% vested on the second anniversary of the grant date; and

•	an additional 40% vested on the third anniversary of the grant date.

(2)	The different stock awards vest as explained below.

The time-lapse restricted shares listed in column (g) for Mr. Owens will vest in 50% increments on the second and third anniversary of the grant date. The grants listed in column (g) for Ms. Morrison and Mr. McWilliams will vest three years from the grant date.

The performance-restricted shares listed in column (i) vest in accordance with the following schedule:

Grant Dates	Vesting Schedule

10/1/2007, 10/1/2008 and 10/1/2009	The TSR performance-restricted shares which are listed first in column (i), vest 100% in 3 years provided the Company achieves a TSR ranking that results in a 100% payment (see pages 30 through 32 of the CD&A). The EPS performance-restricted shares which are listed second in column (i), vest 1/3 in 1 year; 1/3 in 2 years; and 1/3 in 3 years, provided the fiscal year EPS performance goal is achieved (see page 30 of the CD&A).

Option Exercises and Stock Vested in Fiscal 2010

The following table provides information, for the NEOs on (1) stock option exercises during fiscal 2010, including the number of shares acquired upon exercise and the value realized, and (2) the number of shares acquired upon the vesting of stock awards and the value realized, each before payment of any applicable withholding tax.

	Option Awards		Stock Awards
	Number of		Number of
	Shares Acquired	Value Realized	Shares	Value Realized
	on Exercise	on Exercise	Acquired on Vesting	on Vesting
Name	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)

Douglas R. Conant(1)	1,000,000	$3,263,739	160,515	$5,235,999
B. Craig Owens	0	0	0	0
Ellen Oran Kaden(2)	81,250	$440,598	36,238	$1,182,084
Larry S. McWilliams(3)	221,445	$2,207,319	36,874	$1,202,830
Denise M. Morrison(4)	0	0	31,812	$1,037,707

(1)	The dollar value realized on exercise of stock options reflects the total pre-tax value realized (Campbell stock price at exercise minus the option’s exercise price). Mr. Conant acquired 35,960 EPS performance-restricted shares with a market price of $32.62 on September 30, 2009. Mr. Conant also acquired 107,043 fully vested Campbell stock units on September 30, 2009, upon the vesting of TSR performance-restricted shares at 85% of the initial grant amount. In addition, his deferred compensation account was credited with 17,512 fully vested Campbell stock units on September 30, 2009, upon the vesting of EPS performance-restricted shares. He had elected to defer these shares to the Campbell stock fund in the Deferred Compensation Plans shortly after the grant date.

(2)	The dollar value realized on exercise of stock options reflects the total pre-tax value realized (Campbell stock price at exercise minus the option’s exercise price). Ms. Kaden acquired 22,967 shares at a market price of $32.62 on September 30, 2009 upon the vesting of TSR performance-restricted shares at 85% of the initial grant amount; and 13,271 shares with a market price of $32.62 on September 30, 2009, upon the vesting of EPS performance-restricted shares.

(3)	The dollar value realized on exercise of stock options reflects the total pre-tax value realized (Campbell stock price at exercise minus the option’s exercise price). Mr. McWilliams acquired 23,859 shares with a market price of $32.62 on September 30, 2009, upon the vesting of TSR performance-restricted shares at 85% of the initial grant amount; and 13,015 shares with a market price of $32.62 on September 30, 2009, upon the vesting of EPS performance-restricted shares.

(4)	Ms. Morrison acquired 20,230 shares with a market price of $32.62 on September 30, 2009, upon the vesting of TSR performance-restricted shares at 85% of the initial grant amount; and 11,582 shares with a market price of $32.62 on September 30, 2009, upon the vesting of EPS performance-restricted shares.

Pension Benefits — Fiscal 2010

		Number of	Present
		Years of	Value of	Payments
		Credited	Accumulated	During Last
		Service	Benefit	Fiscal Year
Name	Plan Name	(#)	($)	($)
(a)	(b)	(c)	(d)	(e)
Douglas R. Conant	Retirement and Pension Plan	9.6	$191,987	$0

	Mid-Career Hire Pension Plan	9.6	$13,573,649	$0

B. Craig Owens	Retirement and Pension Plan	1.8	$49,948	$0

	Mid-Career Hire Pension Plan	1.8	$1,487,336	$0

Ellen Oran Kaden	Retirement and Pension Plan	12.3	$435,139	$0

	Mid-Career Hire Pension Plan	12.3	$4,420,292	$0

Larry S. McWilliams	Retirement and Pension Plan	9.4	$167,808	$0

	Mid-Career Hire Pension Plan	9.4	$2,937,362	$0

Denise M. Morrison	Retirement and Pension Plan	7.3	$144,822	$0

	Mid-Career Hire Pension Plan	7.3	$2,719,496	$0

Senior executives participate in two defined benefit plans: (1) the Retirement and Pension Plan (“Qualified Plan”) and (2) the Mid-Career Hire Pension Plan (“MCHP”).

The Qualified Plan

The Qualified Plan was established and designed to provide funded, tax-qualified pension benefits for eligible U.S.-based employees of the Company up to the limits allowed under the IRC. The Qualified Plan became a cash balance pension plan on May 1, 1999. Participants who had an accrued benefit as of April 30, 1999 are eligible to receive the greater of their pension benefit under the prior plan formula, which is based on final average pay, or the cash balance benefit. Employees who became participants in the Qualified Plan on or after May 1, 1999 are eligible only for the cash balance benefit. All of the NEOs, with the exception of Ms. Kaden, became participants in the Qualified Plan after May 1, 1999.

In January 2010, the Board of Directors took action to close the Qualified Plan to new participants, effective December 31, 2010 and, instead, offer eligible employees new defined contribution benefits with enhancements to the Company’s 401(k) plan. This action is consistent with the Company’s efforts to move towards defined contribution plans as the vehicle for offering retirement benefits to its employees. The Qualified Plan remains available to all active participants.

A participant in the Qualified Plan receives an account consisting of an opening account balance, pay credits and interest credits.

•	Opening Account Balance: If an employee was an active participant on April 30, 1999, he or she would receive an opening account balance consisting of an age 65 benefit accrued under the Qualified Plan as of December 31, 1998, converted to a lump sum cash value using an interest rate of 5.25% and the 1983 unisex Group Annuity Mortality table. If an employee became a participant on or after May 1, 1999, the opening account balance is zero.

•	Pay Credits: Pay credits equal a percentage of a participant’s eligible compensation, which is limited by the IRC. Pay credits are credited as of the last day of each calendar year and made based upon the following formula:

Age as of December 31
of Prior Calendar Year	Pay Credit Rate

Less than 30	4.5%
30 but less than 40	5.5%
40 but less than 50	7.0%
50 but less than 60	8.0%
60 or more	9.0%

If a participant terminates employment before the end of a calendar year, he or she will be credited with pay credits as of the last day of the month in which the employment ended.

•	Interest Credits: Interest is credited to a participant’s cash balance account as of the last day of each calendar year and is based on the average annual yield on the 30-year U.S. Treasury securities for the November of the prior calendar year. Interest credits will never be less than 2.5% or more than 10%.

Eligible compensation includes non-deferred base pay and AIP payments, deferred compensation attributable to pre-tax contributions for medical and dental premiums and 401(k) plan deferrals. Under the Qualified Plan, the named executive officers are not eligible for unreduced benefits before attaining the normal retirement age of 65. The only exception is Ms. Kaden, who will be eligible for an unreduced benefit after attaining age 62. In addition, the Company does not credit extra service beyond the actual years of an employee’s participation in the plan. Qualified Plan participants are 100% vested in their accrued benefit after attaining three years of service. Lump sum payments are available as a form of distribution under the Qualified Plan.

The Present Value of Accumulated Benefit is the lump sum present value of the annual pension benefit that was earned as of August 1, 2010, and that would be payable at age 65. The present value of accumulated benefits for the Qualified Plan was determined in the same manner for all named executive officers, except for Ms. Kaden.

Because Ms. Kaden had an accrued benefit on April 30, 1999, her benefit is determined using the prior plan formula of 1% of her Final Average Pay up to the Social Security Covered Compensation amount plus 1.5% of her Final Average Pay in excess of the Social Security Covered Compensation times her years of service. Final Average Pay is the average of eligible compensation earned in the highest 5 calendar years, whether or not consecutive, during the last 10 years of employment. Social Security Covered Compensation is the un-indexed average of the taxable wage base in effect for each calendar year during the 35-year period ending with the last day of the calendar year in which the participant ceases to be an employee of the Company. Under the prior plan formula, if a participant continues to work with the Company until at least age 55 with 5 years of service, the benefit is reduced 5% per year for each year that the benefit commences prior to age 62. If the participant terminates employment after attaining age 62, he or she is eligible for an unreduced benefit. The present value of Ms. Kaden’s accumulated benefit is the lump sum present value of the annual pension benefit that was earned as of August 1, 2010, and that would be payable at age 62.

The Mid-Career Hire Pension Plan (“MCHP”)

The MCHP is an unfunded, nonqualified plan for certain U.S.-based senior executives. It is intended to provide a participant with a pension benefit which approximates the pension earned by an employee who worked his or her entire career for the Company. The Company established the MCHP to attract and retain more experienced executives who were hired mid-career and would be unable to accumulate a full pension over an entire career with a single employer. The MCHP also provides benefits in excess of the IRC limits that are applicable to the Qualified Plan.

The benefit provided under the MCHP is payable as an annuity beginning on the first day of the seventh month following termination of employment. Depending on a participant’s age and years of service, he or she will be eligible to receive an MCHP benefit under either the income replacement formula or the excess benefit formula. If a participant satisfies the eligibility criteria such that he or she is eligible for an MCHP benefit under both formulas, the formula resulting in the higher benefit shall apply.

In May 2010, the Committee determined to close the MCHP to any new participants, effective December 31, 2010 and, instead, offer eligible senior executives a new nonqualified defined contribution account with a vesting schedule designed to balance attraction and retention objectives. Like the closure of the Qualified Plan, this action is consistent with the Company’s efforts to move towards defined contribution plans as the vehicle for offering retirement benefits to its employees. The current MCHP design will be maintained for all active participants.

Income Replacement Formula

A participant who is age 55 with at least 5 years of employment is eligible for an MCHP benefit under the income replacement formula. If such a participant terminates employment on or after age 62, the MCHP benefit is calculated as an annual single life annuity equal to 37.5% of a participant’s Adjusted Final Pay reduced by the Qualified Plan benefit. If the participant terminates before age 62, the single life annuity will be reduced by 5% per year for each year that the benefit commences prior to age 62. Adjusted Final Pay is equal to the average of eligible compensation earned in the highest 5 calendar years, whether or not consecutive, during the last 10 years of a participant’s career as a covered employee. Participants are eligible for unreduced pensions under the income replacement formula beginning at age 62.

Excess Benefit Formula

A participant who has at least 3 years of service is eligible for an MCHP benefit under the excess benefit formula. If such a participant terminates employment on or after 3 years of service, the benefit is calculated using the pension formula under the Qualified Plan described above but only on eligible compensation in excess of the IRC limit on compensation. Participants shall receive reduced pensions under the excess benefit formula if they begin to receive payments before normal retirement age, which is age 65.

The MCHP defines eligible compensation in the same manner as in the Qualified Plan. In addition, the MCHP provides benefit accruals on base pay or AIP payments that are deferred. Mr. Conant, Ms. Kaden and Ms. Morrison are vested in the MCHP benefit using the income replacement formula as they have satisfied the age and service criteria. Mr. McWilliams has vested in the MCHP benefit using the excess benefit formula. Currently, none of the NEOs have attained age 62. The Company does not grant extra years of service for the pension benefit portion of the MCHP benefit. The Present Value of Accumulated Benefit is the lump sum present value of the annual pension benefit that was earned as of August 1, 2010, and that would be payable under the MCHP at age 62. A lump sum form of payment was used for purposes of completing the Pension Benefit Table, although a lump sum form of payment is not available under the MCHP.

Assumptions

For purposes of determining the Present Value of Accumulated Benefits, the following assumptions were used:

Fiscal Year Ended	2010	2009	2008
ASC 715 Discount Rate	5.4%	6.0%	7.0%
Retirement Age for Qualified Plan	65 for cash balance or 62 for the prior plan formula	65 for cash balance or 62 for the prior plan formula	65 for cash balance or 62 for the prior plan formula
Retirement Age for MCHP	62	62	62
Pre-retirement Mortality or Disability	None	None	None
Post-retirement Mortality	1994 GAM M/F	1994 GAM M/F	1994 GAM M/F
Cash Balance Interest Rate	4.25%	4.25%	4.75%
Form of Payment	Lump sum using ASC 715 assumption methods	Lump sum using ASC 715 assumption methods	Lump sum using ASC 715 assumption methods

The accumulated benefit is calculated based on credited service and pay as of August 1, 2010. The values reported in the Present Value of Accumulated Benefit column are theoretical and are calculated and presented according to SEC requirements. These values are based on assumptions used in preparing the Company’s consolidated audited financial statements for the year ended August 1, 2010. The Company’s pension plans use a different method of calculating actuarial present value for the purpose of determining a lump sum payment, if any, under the plans. Using applicable plan assumptions, the lump sum present value of the two defined benefit plans combined for each NEO as of August 1, 2010 and payable as of September 1, 2010 was as follows: Mr. Conant: $13,726,689; Mr. Owens: $0; Ms. Kaden: $5,034,520; Mr. McWilliams: $748,521; and Ms. Morrison: $2,745,366. All benefit calculations set forth in this narrative and in the Pension Benefit Table are estimates only; actual benefits will be based on data, applicable plan assumptions, pay and service at time of retirement.

Nonqualified Deferred Compensation — Fiscal 2010

					Aggregate
			Registrant		Withdrawals/
			Contributions	Aggregate	Distributions	Aggregate
		Executive	in	Earnings in	in	Balance at
		Contributions in	Last Fiscal	Last Fiscal	Last Fiscal	Fiscal Year
		Last Fiscal Year	Year	Year	Year	End (1)
Name	Plan Name	($)	($)	($)	($)	($)
Douglas R. Conant	Deferred Compensation Plan I	$0	$0	$977,682	$0	$8,703,719
	Deferred Compensation Plan II	$609,273	$93,691	$3,488,564	$0	$20,895,055
B. Craig Owens	Deferred Compensation Plan I	$0	$0	$0	$0	$0
	Deferred Compensation Plan II	$227,500	$37,972	$9,404	$0	$251,336
Ellen Oran Kaden	Deferred Compensation Plan I	$0	$0	$202,229	$0	$1,277,635
	Deferred Compensation Plan II	$0	$33,041	$22,590	$0	$156,882
Larry S. McWilliams	Deferred Compensation Plan I	$0	$0	$25,377	$0	$367,349
	Deferred Compensation Plan II	$0	$34,115	$21,384	$0	$149,914
Denise M. Morrison	Deferred Compensation Plan I	$0	$0	$2,727	$0	$17,227
	Deferred Compensation Plan II	$0	$34,531	$113,635	$0	$732,879

(1)	The amounts listed for Mses. Kaden and Morrison, and Messrs. Conant and McWilliams include amounts previously reported in summary compensation tables as annual incentive payments or the value of grants of restricted stock.

The Deferred Compensation Plans are unfunded and maintained for the purpose of providing the Company’s U.S.-based executives and key managers the opportunity to defer a portion of their earned compensation. Currently, participants may defer a portion of their base salaries and annual incentive compensation. The ability of executives to defer all or a portion of their long-term incentive awards was eliminated for fiscal 2009 grants, and the ability to defer base salary will be eliminated beginning January 1, 2011.

Each participant’s contributions to the plans are credited to an investment account in the participant’s name. Gains and losses in the participant’s account are based on the performance of the investment choices the participant has selected. For new deferrals, six investment choices are available, including the Campbell Stock Account. In addition to the Stock Account, participants have the opportunity to invest in book accounts that track the performance of: (i) Fidelity’s Spartan U.S. Equity Index Fund; (ii) Fidelity’s Puritan Fund; (iii) Fidelity’s Spartan Extended Market Index Fund; (iv) Fidelity’s Spartan International Index Fund; and (v) a book account that credits interest at the Wall Street Journal indexed prime rate. A participant may reallocate his or her investment account at any time among the six investment choices, except that (i) restricted stock awards must be invested in the Stock Account during the restriction period, and (ii) reallocations of the Stock Account must be made in compliance with the Company’s policies on trading Company stock. Dividends on amounts invested in the Stock Account may be reallocated among the six investment accounts.

The Company credits a participant’s account with an amount equal to the matching contribution that the Company would have made to the participant’s 401(k) plan account if the participant had not deferred compensation under the plans. In addition, for those individuals whose base salary and annual incentive compensation exceed the IRC indexed compensation limit for the 401(k) plan ($230,000 for calendar 2008 and $245,000 for calendar 2009 and calendar 2010) and who defer a certain percentage of eligible pay to the 401(k) plan, the Company credits such individual’s account with an amount equal to the matching contribution the Company would have made to the 401(k) plan but for the compensation limit (supplemental 401(k) program). These Company contributions vest in 20% increments over the participant’s first five (5) years of credited service; after the participant’s first five (5) years of service, the Company contributions vest immediately. With the exception of Mr. Owens, all of the NEOs have completed five years of service and therefore all Company contributions are fully vested. Except as described above, there is no Company match on deferred compensation.

Potential Payments upon Termination or Change in Control

The following section describes potential incremental payments upon termination of a NEO’s employment under various circumstances.

Termination for Cause

In the event of termination for cause, a NEO will forfeit any:

•	unpaid annual incentive compensation;

•	unvested time-lapse restricted shares and performance-restricted shares or units; and

•	all unexercised stock options, whether or not vested.

The NEO will be entitled to any vested pension benefit and vested balance in his or her deferred compensation account.

Voluntary Resignation

In the event of voluntary resignation prior to the end of a fiscal year, a NEO will forfeit any:

•	annual incentive compensation for that fiscal year; and

•	unvested time-lapse restricted shares and performance-restricted shares or units.

The NEO will be entitled to any vested pension benefits and vested balance in his or her deferred compensation account, and can exercise any outstanding vested stock options within three months of the officer’s last day of employment.

Retirement

In the event of retirement after attaining age 55 and five years of service, a NEO will be entitled to:

•	A pro rata portion of any annual incentive compensation for the current fiscal year based upon length of employment during the year. The pro rata portion will be paid out based upon business unit/function performance and individual performance as explained in the CD&A.

•	100% of any unvested time-lapse restricted shares or units, provided that the executive officer retires at least six months after the grant date. However, the special retention grants made in October 2008 to Ms. Morrison and Mr. McWilliams require that they continue to be employed by the Company on the date of vesting.

•	A pro rata portion of any TSR performance-restricted shares or units based upon length of employment during the three-year restriction period, provided the executive officer retires at least six months after the grant date. The pro rata portion will be paid out at the end of the restriction period based upon the Company’s TSR ranking as explained in the CD&A.

•	100% of any EPS performance-restricted shares or units at the end of the restriction period based upon the Company’s EPS performance as explained in the CD&A, provided the NEO retires at least six months after the grant date.

The NEO will be entitled to any vested pension benefit and vested balance in his or her deferred compensation account, and can exercise any outstanding stock options through the end of the option expiration period.

Involuntary Termination

In the event of involuntary termination by the Company for any reason other than cause, a NEO will be entitled to:

•	A pro rata portion of any annual incentive compensation based upon length of employment during the fiscal year, provided the officer was employed for at least three months in the fiscal year. The pro rata portion will be paid out based upon business unit/function performance and individual performance as explained in the CD&A.

•	A pro rata portion of any unvested time-lapse restricted shares or units based upon length of employment during the applicable restriction period. This includes the special retention grants made in October 2008 to Ms. Morrison and Mr. McWilliams.

•	A pro rata portion of any TSR performance-restricted shares or units based upon length of employment during the three-year restriction period, provided the executive officer’s employment continued at least six months after the grant date. The pro rata portion will be paid out at the end of the restriction period based upon the Company’s TSR ranking as explained in the CD&A.

•	A pro rata portion of any EPS performance-restricted shares or units based upon length of employment during the restriction period, provided the executive officer’s employment continued at least six months after the grant date. The pro rata portion will be paid out at the end of the restriction period based upon the Company’s EPS performance as explained in the CD&A.

The NEO will be entitled to any vested pension benefit and vested balance in any deferred compensation account, and can exercise any vested outstanding stock options for a period of three years following the officer’s last day of employment.

The Company has a regular severance policy that applies to all the executive officers, including the NEOs. An executive officer will receive severance benefits equal to two times the officer’s base salary if the officer’s employment is involuntarily terminated by the Company without cause, except for change in control severance benefits which are described below. The severance benefits also include the continuation of medical benefits and life insurance unless the executive obtains medical benefits or life insurance from another employer.

In order to receive severance payments executive officers must execute severance agreements that contain provisions prohibiting the executive officer from disparaging the Company, soliciting Company employees to work elsewhere and competing with the Company.

Change in Control

Generally, a “Change in Control” will be deemed to have occurred in any of the following circumstances:

(i)	the acquisition of 25% or more of the outstanding voting stock of the Company by any person or entity, with certain exceptions for Dorrance family members;

(ii)	the persons serving as directors of the Company as of September 28, 2000, and those replacements or additions subsequently approved by a two-thirds vote of the Board, cease to make up more than 50% of the Board;

(iii)	a merger, consolidation or share exchange in which the shareowners of the Company prior to the merger wind up owning 50% or less of the surviving corporation; or

(iv)	a complete liquidation or dissolution of the Company or disposition of all or substantially all of the assets of the Company.

Under the CIC Agreements with the NEOs, severance pay would equal two and one half years’ base salary and annual incentive, medical, life and disability benefits would be provided at the expense of the Company for the lesser of (i) 30 months or (ii) the number of months remaining until the executive’s 65th birthday. The Company would pay in a single payment an amount equal to the value of the benefit the executive would have accrued under the Company’s pension and 401(k) plans had the executive remained in the employ of the Company for an additional 30 months or until his or her 65th birthday, if earlier. The payments of these amounts are listed as “other payments” in the following tables.

Upon a Change in Control and termination of employment within two years, all restrictions upon any time-lapse restricted shares would lapse immediately and all such shares would become fully vested. An executive officer would become vested in, and restrictions would lapse on, the greater of (i) fifty percent (50%) of any performance-restricted shares or (ii) a pro rata portion of such performance-restricted shares based on the portion of the performance period that has elapsed to the date of the change in control.

During any fiscal year in which a Change in Control occurs, each participant in the Annual Incentive Plan (a) whose employment is terminated prior to the end of such year or (b) who is in the employ of the Company on the last day of such year would be entitled to receive, within thirty (30) days thereafter, a cash payment equal to the greater of (i) his or her target bonus award for such year or (ii) the average of the awards paid or payable to him or her under the AIP for the two most recent fiscal years ended prior thereto. Any amount to be paid to a participant who is not employed for the entire fiscal year would be prorated. The CIC Agreements provide for “gross-up” payments to cover any federal excise taxes owed on change in control-related severance payments and benefits.

In March 2010, the Committee determined that effective for any change in control agreement entered into after January 1, 2011, the provision for “gross-up” payments to cover any federal excise taxes owed on change in control-related severance payments and benefits would be eliminated.

The following tables display the incremental payments that would be made and the value of options or restricted stock that would vest in the event of termination for the reasons listed. The amounts included in equity listed for performance-restricted shares or units assume that the applicable performance goal is 100% attained, except in the event of a change in control. The amounts listed assume that termination occurred as of July 30, 2010, when the Company’s stock price was $35.90. The NEOs would be entitled to any vested pension benefits and any vested amounts in deferred compensation accounts that are disclosed above under “Pension Benefits” and “Nonqualified Deferred Compensation.” If an NEO is eligible to retire, the amounts listed below for voluntary resignation and retirement are the same.

Douglas R. Conant

			Involuntary
Incremental Benefits and Payments Upon	Voluntary		Termination
Termination	Resignation	Retirement	Without Cause	Change-in-Control
Compensation:
- Annual Incentive Plan (AIP) Award	—	—	—	$177,750
- Equity	$12,683,326	$12,683,326	$12,683,326	$12,408,656
Benefits & Perquisites:
- Health and Welfare Benefits	—	—	$25,280	$31,600
Severance:
- Cash	—	—	$2,370,000	$7,850,625
- Excise Tax Gross-Up	—	—	—	$8,542,000
- Other Payments	—	—	—	$323,605

TOTAL:	$12,683,326	$12,683,326	$15,078,606	$29,334,236

B. Craig Owens

			Involuntary
Incremental Benefits and Payments Upon	Voluntary		Termination
Termination	Resignation	Retirement	Without Cause	Change-in-Control
Compensation:
- Annual Incentive Plan (AIP) Award	—	—	—	—
- Equity	—	—	$1,921,583	$2,699,824
Benefits & Perquisites:
- Health and Welfare Benefits	—	—	$34,002	$42,503
Severance:
- Cash	—	—	$1,560,000	$3,900,000
- Excise Tax Gross-Up	—	—	—	$2,941,000
- Other Payments	—	—	—	$4,642,367

TOTAL:	—	—	$3,515,585	$14,225,694

Ellen Oran Kaden

			Involuntary
Incremental Benefits and Payments Upon	Voluntary		Termination
Termination	Resignation	Retirement	Without Cause	Change-in-Control
Compensation:
- Annual Incentive Plan (AIP) Award	—	—	—	$50,162
- Equity	$3,120,895	$3,120,895	$3,120,895	$3,048,808
Benefits & Perquisites:
- Health and Welfare Benefits	—	—	$22,336	$27,920
Severance:
- Cash	—	—	$1,254,000	$3,103,655
- Excise Tax Gross-Up	—	—	—	—
- Other Payments	—	—	—	$303,499

TOTAL:	$3,120,895	$3,120,895	$4,397,231	$6,534,044

Larry S. McWilliams

			Involuntary
Incremental Benefits and Payments Upon	Voluntary		Termination
Termination	Resignation	Retirement	Without Cause	Change-in-Control
Compensation:
- Annual Incentive Plan (AIP) Award	—	—	—	—
- Equity	—	—	$3,244,139	$3,741,175
Benefits & Perquisites:
- Health and Welfare Benefits	—	—	$22,918	$28,648
Severance:
- Cash	—	—	$1,300,000	$3,087,500
- Excise Tax Gross-Up	—	—	—	—
- Other Payments	—	—	—	$2,840,860

TOTAL:	—	—	$4,567,057	$9,698,183

Denise M. Morrison

			Involuntary
Incremental Benefits and Payments Upon	Voluntary		Termination
Termination	Resignation	Retirement	Without Cause	Change-in-Control
Compensation:
- Annual Incentive Plan (AIP) Award	—	—	—	—
- Equity	$2,955,611	$2,955,611	$3,251,786	$3,388,996
Benefits & Perquisites:
- Health and Welfare Benefits	—	—	$21,630	$27,038
Severance:
- Cash	—	—	$1,300,000	$3,087,500
- Excise Tax Gross-Up	—	—	—	$2,832,000
- Other Payments	—	—	—	$874,504

TOTAL:	$2,955,611	$2,955,611	$4,573,416	$10,210,038

Fiscal 2010 Director Compensation

					Change in
	Fees				Pension Value
	Earned or	Stock		Non-Equity	and Nonqualified	All Other
	Paid in	Awards	Option	Incentive Plan	Deferred Compensation	Compensation
	Cash	(1)	Awards	Compensation	Earnings	(2)	Total
Name	($)	($)	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Edmund M. Carpenter	$101,000	$101,000	$0	$0	$0	—	$202,000
Paul R. Charron	$323,000	$323,000	$0	$0	$0	—	$646,000
Bennett Dorrance	$102,250	$102,250	$0	$0	$0	—	$204,500
Harvey Golub	$98,000	$98,000	$0	$0	$0	—	$196,000
Lawrence C. Karlson	$100,000	$100,000	$0	$0	$0	—	$200,000
Randall W. Larrimore	$104,250	$104,250	$0	$0	$0	—	$208,500
Mary Alice D. Malone	$98,000	$98,000	$0	$0	$0	—	$196,000
Sara Mathew	$100,000	$100,000	$0	$0	$0	—	$200,000
William D. Perez	$100,000	$101,675	$0	$0	$0	—	$201,675
Charles R. Perrin	$105,833	$105,833	$0	$0	$0	—	$211,666
A. Barry Rand	$98,000	$98,000	$0	$0	$0	—	$196,000
Nick Shreiber	$98,000	$98,000	$0	$0	$0	—	$196,000
Archbold D. van Beuren	$98,000	$98,000	$0	$0	$0	—	$196,000
Les C. Vinney	$105,500	$105,500	$0	$0	$0	—	$211,000
Charlotte C. Weber	$98,000	$98,000	$0	$0	$0	—	$196,000

(1)	Amounts reported represent the aggregate grant date fair value of shares issued to each director during fiscal 2010, calculated in accordance with ASC Topic 718. The assumptions used by the Company in calculating these amounts are included in Note 17 to the Consolidated Financial Statements in the Company’s 2010 Form 10-K. Directors who served on the board on January 1, 2010 were issued shares representing the dollar value of 50% of their board retainer and committee fees based on the closing price on December 31, 2009 of the Company’s common stock on the New York Stock Exchange ($33.80). In addition, newly elected Chairman Paul R. Charron received shares representing 50% of his chairman’s annual retainer ($225,000) based on the closing price on September 24, 2009 ($32.69). The chairman’s stock retainer is delivered at the beginning of the fiscal year. The other 50% of his retainer was paid in cash on a monthly basis. William D. Perez also received 54 shares, representing 50% of his pro-rated fiscal 2009 audit committee retainer; the shares were valued based on the closing price on July 31, 2009 ($31.03) and were distributed to Mr. Perez during fiscal 2010.

(2)	The aggregate perquisites to any individual director did not exceed the SEC reporting threshold amount of $10,000.

The aggregate number of stock options outstanding for each non-employee director as of August 1, 2010 is set forth in the table below. The Company ceased issuing stock options to directors beginning in fiscal 2006.

Name	Options(#)

Edmund M. Carpenter	70,558
Paul R. Charron	28,516
Bennett Dorrance	91,845
Harvey Golub	110,375
Randall W. Larrimore	36,651
Lawrence C. Karlson	0
Mary Alice D. Malone	47,356
Sara Mathew	10,336
William D. Perez	0
Charles R. Perrin	47,356
A. Barry Rand	10,336
Nick Shreiber	0
Archbold D. van Beuren	0
Les C. Vinney	31,150
Charlotte C. Weber	47,356

Director Equity and Cash Retainers

For fiscal 2010, each non-employee director received an annual unrestricted stock retainer valued at approximately $98,000, and an annual cash retainer of $98,000 for his or her services as a member of the Company’s Board of Directors. In addition, the members of the Audit Committee received an annual retainer of $4,000, half of which was paid in unrestricted stock and half in cash, and the chairman of the Audit Committee received an annual retainer of $15,000, half of which was paid in unrestricted stock and half in cash. The chairman of the Compensation and Organization Committee received an annual retainer of $10,000, half of which was paid in unrestricted stock and half in cash, and the chairs of the Governance Committee and Finance and Development Committee received an annual retainer of $6,000, half of which was paid in unrestricted stock and half in cash. The non-executive chairman of the Board was paid an additional annual retainer of $450,000, half of which was paid in unrestricted stock and half in cash. Directors may elect to receive unrestricted stock in lieu of cash payments.

Deferred Compensation Plans for Non-Employee Directors

Under the Deferred Compensation Plans, a non-employee director may elect to defer payment of all or a portion of his or her fees until termination of his or her directorship. Directors participate in the same plans as executives. See page 46 for a description of the material terms of the Deferred Compensation Plans.

Stock Ownership Requirements

Under the Company’s Corporate Governance Standards, directors are required to own at least 2,000 Campbell shares within one year of election and 6,000 shares within three years of election.

Additional Arrangements

The Company pays for or provides (or reimburses directors for out-of-pocket costs incurred for) transportation, hotel, food and other incidental expenses related to attending Board and committee meetings or participating in director education programs and other director orientation or education meetings. In addition, non-employee directors are eligible to participate in the Company’s charitable matching gift program, pursuant to which the Company will pay, on a one-to-one basis, up to $3,000 per year in contributions to educational and certain other charitable institutions.

Item 2

Ratification of Appointment of Independent Registered Public Accounting Firm
Your Board of Directors Recommends a Vote “For” This Proposal

The proxy, unless otherwise directed thereon, will be voted for a resolution ratifying action of the Audit Committee, reappointing the firm of PricewaterhouseCoopers LLP (“PwC”) Certified Public Accountants, as independent registered public accounting firm to perform an audit of the financial statements and the effectiveness of internal control over financial reporting of the Company for fiscal 2011. The names of the directors serving on the Audit Committee are indicated on page 15, under the heading “Board Committee Structure.” The vote required for ratification is a majority of shares voting. If the resolution is rejected, or if PwC declines to act or becomes incapable of acting, or if their employment is discontinued, the Audit Committee will appoint other auditors whose continued employment after the 2011 Annual Meeting of the Shareowners will be subject to ratification by the shareowners.

Representatives of PwC will be at the 2010 Annual Meeting to make a statement if they desire to do so and to answer questions.

For fiscal 2010, PwC also examined the separate financial statements of certain of the Company’s foreign subsidiaries and provided other audit and non audit services to the Company in connection with SEC filings, review of quarterly financial statements, debt offerings, tax compliance, and other agreed-upon procedures reports.

Item 3

APPROVAL OF AN AMENDMENT TO THE 2005 LONG-TERM INCENTIVE PLAN
TO INCREASE THE NUMBER OF AUTHORIZED SHARES
Your Board of Directors Recommends a Vote “For” This Proposal

The Company currently has a 2003 Long-Term Incentive Plan (“2003 Long-Term Plan”) and a 2005 Long-Term Incentive Plan (“2005 Long-Term Plan”) that provides the shares needed for the Company’s LTI Program. The 2005 Long-Term Plan was first approved by shareowners at the 2005 Annual Meeting and authorized the issuance of 6 million shares to satisfy awards of stock options, stock appreciation rights (“SARs”), restricted stock (including performance-restricted stock), unrestricted stock, and performance units (including performance-restricted stock units and restricted stock units) granted under the plan. At the 2008 Annual Meeting, shareowners approved an amendment to the 2005 Long-Term Plan to increase the number of authorized shares to 10.5 million. After the October 2010 grants to employees, there will be approximately 3.5 million shares available to be granted under the 2005 Long-Term Plan and approximately 100,000 shares available to be granted under the 2003 Long-Term Plan.

Given the rate at which the Company has issued shares under the LTI Program, unless there is an increase in the number of authorized shares under the 2005 Long-Term Plan, there may be insufficient shares available for any annual grants to employees in October 2011. The LTI Program approved by the Compensation and Organization Committee of the Board of Directors (“Committee”) in June 2010 contemplates that employees will be eligible for equity compensation grants in October 2011. Therefore, on September 23, 2010, the Board of Directors approved an amendment to the 2005 Long-Term Plan to increase the number of authorized shares to 17.5 million, subject to shareowner approval. The increase will enable the Company to continue making its regular equity compensation grants that serve as incentives to recruit and retain key employees and non-employee directors and to continue aligning the interests of its employees and non-employee directors with shareowners. It also has the consequence of potential additional equity dilution.

As of September 20, 2010 (the record date for the Annual Meeting), under the LTI Program (which includes the 2003 Long-Term Plan and the 2005 Long-Term Plan) 5,751,325 restricted shares and restricted stock units were outstanding and 12,057,784 stock options were outstanding at a weighted average exercise price of $26.48 and with a weighted average remaining life of 2.7 years. Also as of September 20, 2010, there were 1,759,670 shares available under the 2003 Long-Term Plan that could be issued as options or 439,917 shares that could be issued as restricted stock. There were 5,529,797 shares available under the 2005 Long-Term Plan. On September 20, 2010, the closing price of Campbell stock on the New York Stock Exchange was $36.50.

The amended 2005 Long-Term Plan has substantially the same features as the current 2005 Long-Term Plan, except for an increase in the number of authorized shares to 17.5 million and various administrative and delegation-related amendments approved by the Board of Directors that do not require shareowner approval according to the 2005 Long-Term Plan and the rules of the New York Stock Exchange. A summary of the material features of the 2005 Long-Term Plan appears below and is qualified in its entirety by reference to the full text of the 2005 Long-Term Plan as set forth in Appendix B and should be referred to for a complete description of its provisions. The vote required for approval is a majority of shares voting.

Principal Features of the 2005 Long-Term Plan, As Amended

● Effective Date and Expiration

The 2005 Long-Term Plan became effective on November 18, 2005, and terminates on November 18, 2015. No award may be made under the 2005 Long-Term Plan after its expiration date, but awards made prior to November 18, 2015 may extend beyond that date.

● Administration

The 2005 Long-Term Plan is administered by the Committee. The Committee has full authority to interpret the 2005 Long-Term Plan and to establish rules for its administration. The Committee may, subject to certain limitations, in its discretion, accelerate the date on which an option or SAR may be exercised, the date of termination of restrictions applicable to a restricted stock award, or the end of a performance period under a performance unit award, if the Committee determines that to do so would be in the best interests of the Company and the participants in the 2005 Long-Term Plan.

Subject to certain limitations, the Committee may delegate its authority under the plan to one or more members of the Committee or one or more officers of the Company. The Committee may delegate its authority to make awards to those key employees who are subject to the reporting rules under Section 16(a) of the Exchange Act, or whose compensation may be subject to the limit on deductible compensation pursuant to Section 162(m) of the IRC, provided the delegation names at least two independent directors.

● Eligibility for Awards

Awards can be made to any key salaried employee who is a management salaried employee. The current eligible group consists of approximately 1,200 persons. Non-employee directors are also eligible to receive awards other than incentive stock options.

● Determination of Amount and Form of Award

The amount of individual awards to employees will be determined by the Committee or its delegate, subject to the limitations of the 2005 Long-Term Plan. In determining the amount and form of an award, consideration will be given to the functions and responsibilities of the employee, his or her potential contributions to the success of the Company, and other factors deemed relevant by the Committee.

● Shares Subject to the Plan; Other Limitations on Awards

Subject to certain adjustments, the number of shares of Campbell stock that may currently be issued pursuant to awards under the 2005 Long-Term Plan currently is 10.5 million shares, and after the amendment will be 17.5 million shares, all of which may be granted in the form of incentive stock options.

Shares subject to awards under the 2005 Long-Term Plan will again be available for future awards upon the occurrence of specified events that result in fewer than the total number of shares subject to the award being delivered to the participants. In particular, the limit shall be increased by shares of Campbell stock that are (i) tendered in payment of the exercise price of the awards; (ii) subject to an award which is cancelled (excluding shares subject to an option cancelled upon the exercise of a related SAR) or terminated without having been exercised or paid; (iii) withheld from any award to satisfy a participant’s tax withholding obligations or, if applicable, to pay the exercise price of an award. In addition, shares re-acquired by the Company on the open market using the cash proceeds received by the Company from the exercise of options granted under the Plan will be available for awards under the Plan, but the share limit will not be increased with respect to any option by the number of shares of Campbell stock greater than (A) the amount of such cash proceeds, divided by (B) the fair market value on the date of exercise. In addition, if a SAR is settled in whole or in part with shares of Campbell stock, the limit will also be increased by the excess, if any, of the number of shares subject to the SAR over the number of shares actually delivered to the participant upon exercise of the SAR.

A maximum of five million options may be issued in one year to any one participant. A maximum of $5 million for each year in a performance period or restricted period may be awarded in the form of restricted stock or performance units to any one participant. If a participant is granted awards having an aggregate dollar value payable and/or number of shares issuable under the plan that is less than the maximum value and/or number stated in the foregoing sentence, the excess of the maximum value and/or number over the amount actually paid or number of shares actually issued will be carried forward to (and will be added to the maximum amount payable or number of shares issuable under) the next subsequent performance period.

The 2005 Long-Term Plan requires that the awards continue to be satisfied using only treasury shares. Such a requirement results in the need to maintain a sufficient number of treasury shares to provide for outstanding options and restricted stock grants. The use of treasury shares for options and restricted shares helps to maintain the stability of proportionate ownership interests in the Company and prevents dilution of existing shareowners’ interests. The use of the treasury shares exclusively eliminates the ability of the Company to use authorized but unissued shares, a less costly vehicle for issuing shares, to satisfy options and stock appreciation rights and to grant restricted stock. Since 1984, the Company has not used authorized but unissued shares to satisfy options or to grant restricted shares.

● Stock Options and Stock Appreciation Rights (“SARs”)

The Committee may grant non-qualified options and options qualifying as “incentive stock options” under Section 422 of the IRC. The Committee generally determines the terms and conditions of all options granted, subject to the terms of the 2005 Long-Term Plan. Options vest in accordance with a vesting schedule determined by the Committee, and the Committee may impose additional conditions, restrictions or terms on the vesting of any option, including the full or partial attainment of performance goals. The term of an option cannot exceed ten years from the date of grant. The option price must be not less than the fair market value of a share of Campbell stock on the date of grant.

The option price may be paid in cash, with shares of Campbell stock, through a broker-assisted “cashless” exercise procedure, or with such other acceptable form of valid consideration and method of payment as may be determined by the Committee.

The Committee may also grant a SAR in connection with a stock option granted under the Plan or a SAR unrelated to any option. If a participant exercises a SAR, the participant would receive an amount equal to the excess of the fair market value of the shares on the date the SAR is exercised over the option price of the shares, or, with respect to a SAR granted unrelated to an option, over the fair market value of a share of Campbell stock on the date the SAR was awarded. Payment would be in cash, in shares or a combination of the two as the Committee determines. Since fiscal 2006 no options or SARs have been granted to executives.

Stock options and SARs may not be repriced. This means that the Committee may not take any of the following actions:

●	amend a stock option or an SAR to reduce its option price;

●	cancel a stock option or SAR in exchange for cash, other Awards or the re-grant of a new stock option or SAR with a lower option price than the original option price of the cancelled stock option or SAR; or

●	take any other action (whether in the form of an amendment, cancellation or replacement grant) that has the effect of repricing a stock option or SAR without shareowner approval.

● Restricted Stock and Restricted Stock Unit Awards

The Committee may also issue or transfer shares of Campbell stock to a participant under a restricted stock or restricted stock unit award. Restricted stock and restricted stock unit awards are subject to certain conditions and restrictions during a specific period of time, such as the participant remaining in the employment of the Company and/or the attainment by the Company of certain pre-established performance goals, as discussed below. The shares or units cannot be transferred by the participant prior to the lapse of the restriction period or the attainment of the performance goals. In the case of restricted stock, the participant is entitled to vote the shares during the restriction period. Restricted stock unit awards do not have voting rights. Restricted stock and restricted stock unit awards may receive dividends, at the discretion of the Committee. The Committee may, in its discretion, establish rules pertaining to the restricted stock or restricted stock unit in the event of a termination of employment of a participant prior to the end of the restricted period, provided that in the event of a termination for “cause” any non-vested restricted stock or restricted stock unit awards will be forfeited immediately.

● Unrestricted Stock Awards

The Committee may also issue or transfer shares of Campbell stock to a participant under an outright grant of unrestricted Campbell stock that is transferable immediately by the participant.

● Performance Unit Awards

The Committee may grant to key employees performance unit awards payable in cash or stock at the end of a specified performance period. Payment will be contingent upon achieving pre-established performance goals (as discussed below) by the end of the performance period. The Committee will determine the length of the performance period, the maximum payment value of an award, and the minimum performance goals required before payment will be made. Participants may be entitled to dividend equivalent payments on performance-restricted stock units and restricted stock units. Subject to Committee discretion, a performance unit award will terminate for all purposes if the participant is not continuously employed by the Company at all times during the applicable performance period.

● Performance Goals

The 2005 Long-Term Plan contains provisions intended to enable compensation paid to those executive officers whose compensation is subject to the deduction limitations of Section 162(m) of the IRC to qualify as “performance-based compensation” that will be fully deductible by the Company. Prior to or during the beginning of a performance period, the Committee may establish performance goals for the Company and its various operating units. The goals will be comprised of specified levels of one or more of the following performance criteria as the Committee may deem appropriate: earnings per share, net earnings, operating earnings, unit volume, net sales, market share, balance sheet measurements, revenue, economic profit, cash flow, cash return on assets, shareowner return, return on equity, return on capital or other value-based performance measures. In addition, for any awards not intended to meet the requirements of Section 162(m) of the IRC, the Committee may establish goals based on other performance criteria as it deems appropriate. The Committee will disregard or offset the effect of certain extraordinary items, such as restructuring charges, gains or losses on the disposition of a business, changes in tax or accounting rules or the effects of a merger or acquisition, in determining the attainment of performance goals. Awards may also be payable when Company performance, as measured by one or more of the above criteria, as compared to peer companies meets or exceeds an objective criterion established by the Committee. Performance units and performance-restricted stock will be earned solely on the partial or full attainment of these performance goals.

● Director Compensation

The 2005 Long-Term Plan gives the Board the discretion to set the number of options and shares of Campbell stock and such other terms and conditions to which awards to non-employee directors are subject, consistent with the provisions of the plan. The non-employee directors may elect to receive all or a portion (in 10% increments) of any cash compensation in shares of Campbell stock.

● Deferral of Payments

Non-employee directors may elect to defer all or a portion of any restricted or unrestricted stock pursuant to the terms of the Company’s deferred compensation plan, provided the terms of the deferral comply with all applicable laws, rules and regulations.

● Adjustments on Capitalization

In case any reorganization, recapitalization, reclassification, stock split, reverse stock split, stock dividend, extraordinary one-time dividend or other distribution, combination, merger, consolidation, spin-off, split-up, rights offering, repurchase or exchange of shares or other securities, issuance of shares pursuant to the anti-dilution provisions of the shares, or other similar corporate transaction or event affects the shares such that an adjustment is appropriate to prevent dilution or enlargement of the benefits intended to be made available under the 2005 Long-Term Plan, then the Committee may make appropriate adjustments in the maximum aggregate number and kind of shares issuable under the Plan, and to any one participant, and the number and kind of shares and the price per share subject to outstanding awards.

● Change in Control

For purposes of the 2005 Long-Term Plan, “change in control” shall mean any of the following events:

(i)	the acquisition of 25% or more of the outstanding voting stock of the Company by any person or entity, with certain exceptions for Dorrance family members and the Company’s employee benefit plans;

(ii)	the persons serving as directors of the Company as of November 18, 2005, and those replacements or additions subsequently approved by a two-thirds vote of the Board, cease to make up more than 50% of the Board;

(iii)	a merger, consolidation or share exchange in which the shareowners of the Company prior to the merger wind up owning 50% or less of the surviving corporation; or

(iv)	a complete liquidation or dissolution of the Company or disposition of all or substantially all of the assets of the Company.

For any award that is subject to Section 409A of the IRC and payment or settlement of the award is to accelerate upon a change in control, none of the events described in the foregoing definitions will constitute a change in control for purposes of the plan unless the event also constitutes a change in control triggering event described under Section 409A of the IRC.

Upon a change in control, the following vesting provisions will apply:

1.	If the Company is not the surviving corporation and the surviving or acquiring corporation does not assume the outstanding options, SARs, time-lapse restricted stock, performance-restricted stock and performance units (collectively “Awards”), or fails to substitute equivalent awards, then all outstanding stock options, SARs and time-lapse restricted stock will vest 100% and performance-restricted stock and performance units will vest as follows: the greater of (i) 50% or (ii) a pro rata portion based on the time elapsed to the change in control.

2.	If the Company is the surviving corporation or the surviving or acquiring corporation assumes the outstanding Awards or substitutes equivalent awards, then they will remain outstanding and vest pursuant to the provisions of the 2005 Long-Term Plan.

3.	If, within 24 months following a change in control, the employment of a participant is terminated without Cause (as defined below) or by the participant for Good Reason (as defined below), and the Company is the surviving corporation or the surviving or acquiring corporation assumes the outstanding Awards or substitutes equivalent awards, then all outstanding stock options, SARs and time-lapse restricted stock will vest 100% and restricted performance stock and performance units will vest as follows: the greater of (i) 50% or (ii) a pro rata portion based on the time elapsed to the termination of employment.

4.	If, within 24 months following a change in control, the employment of a participant is terminated for Cause and the Company is the surviving corporation or the surviving or acquiring corporation assumes the outstanding Awards or substitutes equivalent awards, then all stock options and SARs will expire and all unvested restricted stock and performance units will be forfeited, and all rights under such Awards will terminate.

“Good Reason” is defined generally as (1) a reduction in the participant’s base salary or a failure to pay compensation or benefits when due, (2) requiring the participant to be based more than 50 miles from his workplace prior to a change in control, (3) failure to continue compensation or employee benefit plans that, in the aggregate, are substantially equivalent to those provided prior to the change in control, (4) any purported termination of the participant for “Cause” which does not comply with the definition of “Cause” set forth in the

2005 Long-Term Plan, and (5) the Company’s failure to obtain an agreement from any successor to assume the 2005 Long-Term Plan.

“Cause,” for purposes of the change in control provision only, is defined generally as termination of a Participant’s employment by reason of his or her (1) conviction of a felony or (2) engaging in conduct which constitutes willful gross misconduct and which is demonstrably and materially injurious to the Company or its affiliates.

● Amendment

The Board of Directors can amend, suspend or terminate the 2005 Long-Term Plan, but cannot, without shareowners’ approval, do any of the following:

●	Increase the number of shares of Campbell stock which may be issued under the 2005 Long-Term Plan (except in the case of recapitalization, stock split, or other changes in the corporate capital structure in which event the Committee may make appropriate adjustments);

●	Expand the type of awards available to participants;

●	Materially expand the class of employees eligible to participate in the 2005 Long-Term Plan;

●	Materially change the method of determining the exercising price of options;

●	Delete or limit the provision prohibiting repricing of options; or

●	Extend the term of the 2005 Long-Term Plan.

The Committee may amend or modify any outstanding awards in any manner to the extent that the Committee would have had the authority under the 2005 Long-Term Plan initially to make such awards as so modified or amended.

Notwithstanding the provisions described in foregoing paragraphs, the Board has broad authority to amend the 2005 Long-Term Plan and any outstanding awards without the consent of a participant if the Board deems it necessary or advisable to comply with, or take into account changes in applicable laws or rules or to ensure that no award is subject to interest or penalties under Section 409A of the IRC.

● Federal Income Tax Consequences

The grant of an incentive stock option, a nonqualified stock option or a SAR, does not result in income for the grantee or in a deduction for the Company. The exercise of a nonqualified stock option or a SAR does result in ordinary income for the optionee and a deduction for the Company measured by the difference between the option price and the fair market value of the shares received at the time of exercise. Income tax withholding is required.

Neither the grant nor the exercise of an incentive stock option results in taxable income for the grantee. The excess of the market value on the exercise date over the option price of the shares, however, is an “item of adjustment” for alternative minimum tax purposes. When a grantee disposes of shares acquired by exercise of an incentive stock option, the grantee’s gain (the difference between the sales proceeds and the price paid by the grantee for the shares) upon the disposition will be taxed as long-term capital gain provided the grantee (i) does not dispose of the shares within two years after the date of grant nor within one year after the transfer of shares upon exercise, and (ii) exercises the option while an employee of the Company or a subsidiary or within three months after termination of employment for reasons other than death or disability. If the shares are disposed of before the expiration of either period, the grantee generally will realize ordinary income in the year of the disqualifying disposition.

Subject to Section 162(m) of the IRC and the Company’s satisfaction of applicable reporting requirements, at the time income is recognized by the recipients of an award of restricted stock or restricted stock units, the Company will be entitled to a corresponding deduction. Under Section 162(m), the deduction is available if, among other reasons, the compensation constitutes qualified performance-based compensation.

New Plan Benefits

As noted above, awards under the Company’s LTI Program are issued from the 2003 Long-Term Plan and the 2005 Long-Term Plan. If the amendment to the 2005 Long-Term Plan is adopted, there will be additional shares available under the LTI Program for awards to employees and non-employee directors; however, the benefits to be received by participants cannot be determined at this time because grants are at the discretion of the Committee. None of the additional shares authorized by the amendment to the 2005 Long-Term Plan have been awarded to any of the directors or employees, and none of the shares have been awarded (or promised to be awarded) subject to approval of the amendment to the 2005 Long-Term Plan. The Committee has authority to authorize future awards under the LTI Program from time to time. Awards under the LTI Program to the named executive officers, non-employee directors and others during fiscal 2010 were issued from the 2003 Long-Term Plan and were as follows:

Name and Position	Number of Shares

Douglas R. Conant	216,815
President and Chief Executive Officer
B. Craig Owens	67,632
Senior Vice President, Chief Financial Officer and Chief Administrative Officer
Ellen O. Kaden	53,299
Senior Vice President-Law and Government Affairs
Larry S. McWilliams	55,254
Senior Vice President of Campbell Soup Company and President of Campbell International
Denise M. Morrison	57,887
Senior Vice President of Campbell Soup Company and President, North America Soup, Sauces and Beverages
Executive Officers Group	659,668
Non-Executive Director Group	74,791
Non-Executive Officer Employee Group	2,266,602

Securities Authorized for Issuance Under Equity Compensation Plans

The following table provides information about the Company’s stock that could have been issued under the Company’s equity compensation plans as of August 1, 2010:

Number of Securities
Remaining Available
	Number of	Weighted-	For
	Securities to be	Average	Future Issuance Under
	Issued Upon	Exercise Price of	Equity Compensation
	Exercise of	Outstanding	Plans
	Outstanding	Options,	(Excluding Securities
	Options, Warrants	Warrants and	Reflected in the First
Plan Category	and Rights(a)	Rights(b)	Column)(c)

Equity Compensation Plans Approved by Security Holders(1)	18,257,173	$26.47	7,282,465
Equity Compensation Plans Not Approved by Security Holders	N/A	N/A	N/A
Total	18,257,173	$26.47	7,282,465

(1)	Column (a) represents stock options and restricted stock and restricted stock units outstanding under the 2005 Long-Term Plan, the 2003 Long-Term Plan and the 1994 Long-Term Plan. No additional awards can be made under the 1994 Long-Term Plan. Future equity awards under the 2005 Long-Term Plan and the 2003 Long-Term Plan may take the form of stock options, SARs, performance unit awards, restricted stock, restricted performance stock, restricted stock units or stock awards. Column (b) represents the weighted-average exercise price of the outstanding stock options only; the outstanding restricted stock and restricted stock units are not included in this calculation. Column (c) represents the maximum aggregate number of future equity awards that can be made under the 2005 Long-Term Plan and the 2003 Long-Term Plan as of August 1, 2010. The maximum number of future equity awards that can be made under the 2005 Long-Term Plan as of August 1, 2010 is 5,517,875. The maximum number of future equity awards that can be made under the 2003 Long-Term Plan as of August 1, 2010 is 1,764,590 (the “2003 Plan Limit”). Each stock option or SAR awarded under the 2003 Long-Term Plan reduces the 2003 Plan Limit by one share. Each restricted stock unit, restricted stock, restricted performance stock unit, restricted performance stock or stock award under the 2003 Long-Term Plan reduces the 2003 Plan Limit by four shares. In the event any award (or portion thereof) under the 1994 Long-Term Plan lapses, expires or is otherwise terminated without the issuance of any Company stock or is settled by delivery of consideration other than Company stock, the maximum number of future equity awards that can be made under the 2003 Long-Term Plan automatically increases by the number of such shares.

Submission of Shareowner Proposals

Under Rule 14a-8(e) of the Securities Exchange Act of 1934, shareowner proposals intended for inclusion in next year’s proxy statement must be submitted in writing to the Company’s Corporate Secretary at 1 Campbell Place, Camden, New Jersey 08103-1799, and must be received by June 9, 2011.

Any shareowner proposal submitted for consideration at next year’s annual meeting but not submitted for inclusion in the proxy statement must be submitted in writing to the Company’s Corporate Secretary at 1 Campbell Place, Camden, New Jersey 08103-1799, and must be received no earlier than August 20, 2011 and no later than September 19, 2011. Any proposal without the required notice will not be considered properly submitted under the Company’s By-laws. Any proposal that is received by the Company after September 19, 2011, will not be considered filed on a timely basis with the Company under Rule 14a-4(c)(1). For such proposals that are not properly submitted or timely filed, the Company retains discretion to vote proxies it receives. For such proposals that are properly submitted and timely filed, the Company retains discretion to vote proxies it receives, provided: (1) the Company includes in its proxy statement advice on the nature of the proposal and how it intends to exercise its voting discretion; and (2) the proponent does not issue a proxy statement.

Director and Executive Officer Stock Ownership Reports

The federal securities laws require the Company’s directors and executive officers, and persons who own more than ten percent of the Company’s capital stock, to file with the SEC and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of any securities of the Company.

To the Company’s knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended August 1, 2010, all the Company’s executive officers, directors and greater-than-ten-percent beneficial owners made all required filings on a timely basis.

Other Matters

The Board of Directors knows of no other matters to be presented for action at the meeting. If other matters come before the meeting, it is the intention of the directors’ proxy to vote on such matters in accordance with his or her best judgment.

Proxies and Voting at the Meeting

The proxy materials are being provided for solicitation of proxies by the Board of Directors for the Annual Meeting of Shareowners of Campbell Soup Company called to be held on November 18, 2010. The mailing address of the Company’s World Headquarters is 1 Campbell Place, Camden, New Jersey 08103-1799.

Proxies marked as abstaining (including proxies containing broker non-votes) on any matter to be acted upon by shareowners will be treated as present at the meeting for purposes of determining a quorum but will not be counted as votes cast on such matters.

This solicitation of proxies is made on behalf of the Board of Directors of the Company with authorization of the Board, and the Company will bear the cost. Proxy solicitation material will be distributed to shareowners, and employees of the Company may communicate with shareowners to solicit their proxies. Brokers, banks and others holding stock in their names, or in names of nominees, may request and forward proxy solicitation material to beneficial owners and seek authority for execution of proxies, and the Company will reimburse them for their expenses in so doing at the rates approved by the New York Stock Exchange.

When a proxy is returned properly dated and signed, the shares represented thereby, including any shares held under the Company’s Dividend Reinvestment Plan, will be voted by the person named as the directors’ proxy in accordance with each shareowner’s directions. Proxies will also be considered to be confidential voting instructions to the applicable Trustee with respect to shares held in accounts under the Campbell Soup Company Savings Plus Plan for Salaried Employees and the Campbell Soup Company Savings Plus Plan for Hourly-Paid Employees. If participants in these plans are also shareowners of record under the same account information, they will receive a single proxy that represents all shares. If the account information is different, then the participants will receive separate proxies. Shareowners of record and participants in savings plans may cast their vote by:

(1) using the Internet and voting at the Web site listed on the proxy card or the e-proxy notice;

(2) using the toll-free phone number listed on the proxy solicitation/voting instruction card; or

(3) signing, dating and mailing the proxy card in the enclosed postage paid envelope.

The telephone and Internet voting procedures are designed to authenticate votes cast by use of a personal identification number. The procedure allows shareowners to appoint a proxy and the savings plan participants to instruct a plan fiduciary to vote their shares and to confirm that their instructions have been properly recorded. Specific instructions to be followed are set forth on the proxy solicitation/voting instruction card or the e-proxy notice.

Shareowners are urged to cast their votes. If a proxy card is dated, signed and returned without specifying choices, the shares will be voted as recommended by the directors (or, in the case of participants in the plans referred to above, may be voted at the discretion of the applicable Trustee). Shareowners may vote their shares via the Internet or by telephone to the extent described on the proxy card or the e-proxy notice.

A shareowner giving a proxy may revoke it by notifying the Corporate Secretary in writing any time before it is voted. If a shareowner wishes to give a proxy to someone other than the directors’ proxy, all three names appearing on the proxy may be crossed out and the name of another person inserted. The signed proxy card must be presented at the meeting by the person representing the shareowner.

Each shareowner who plans to attend the meeting in person is requested to so indicate in the space provided on the proxy card or as directed when voting by telephone or the Internet. The Company will then be able to mail an admission card to the shareowner in advance of the meeting. Shareowners who do not have admission cards will need to register at the door.

Shareowners Sharing the Same Address

In accordance with notices that we sent to certain shareowners, we are sending only one e-proxy notice or one copy of our annual report and proxy statement to shareowners who share the same last name and address, unless they have notified us that they want to continue receiving multiple copies. This practice, known as “householding,” is designed to reduce duplicate mailings and printing and postage costs. However, if any shareowner residing at such address wishes to receive a separate annual report, proxy statement, or e-proxy notice in the future, he or she may contact the Company’s Corporate Secretary. If you are receiving multiple copies of the annual report and proxy statement or e-proxy notice, you can request householding by contacting the Company’s Corporate Secretary. The contact information is set forth below.

Information About Attending the Meeting

The Annual Meeting of Shareowners will be held this year at the Heritage Center, 7593 Gathering Drive, Reunion, Florida 34747 on Thursday, November 18, 2010. A map and directions appear at the back of this booklet. Doors to the meeting room will open at 1:00 p.m.

To obtain an admission ticket by mail in advance and avoid registration lines at the door, simply indicate that you plan to attend the meeting by marking the appropriate box on the proxy card and return it in the envelope provided or by requesting an admission card when voting over the Internet or by phone. If you do not wish to send the proxy card, you may obtain an admission card by sending a written request in the envelope. Shareowners who do not have admission cards will need to register at the door.

If you do not own shares in your own name, you should have your broker or agent in whose name the shares are registered call (856) 342-8590, fax (856) 342-3889, or write to the Office of the Corporate Secretary at 1 Campbell Place, Camden, NJ 08103-1799 to request a ticket before November 5, 2010. Otherwise you must bring proof of ownership (e.g., a broker’s statement) in order to be admitted to the meeting. You will also need a government-issued photographic identification to be admitted.

It is important that your shares be represented and voted at the meeting. Please fill out, sign, date and return the accompanying proxy card or vote via the Internet or by phone as soon as possible, whether or not you plan to attend the meeting.

By order of the Board of Directors,

Kathleen M. Gibson
Vice President and Corporate Secretary

Camden, New Jersey
October 7, 2010

Appendix A for 2010 Proxy Statement

Note:  The documents listed above are also available on the Company’s Web site (www.campbellsoupcompany.com) in the governance section. The Company’s Code of Business Conduct and Ethics and the charters for the four standing committees of the Board are also posted on the same Web site.

Campbell Soup Company
Corporate Governance Standards

October 1, 2010

Composition of the Board and Qualifications of Directors

1.	Pursuant to the Company’s By-Laws, the Board currently consists of 17 directors. A substantial majority of the Board shall be composed of directors who meet the requirements for independence established by the New York Stock Exchange. The Board shall make a determination at least annually as to the independence of each director, in accordance with standards that are disclosed to the shareowners.

2.	All directors should be persons of the highest integrity, who abide by exemplary standards of business and professional conduct. Directors should possess the skills and judgment, and the commitment to devote the time and attention, necessary to fulfill their duties and responsibilities.

3.	Directors are elected by the shareowners at the Annual Meeting of Shareowners for a one-year term, to serve until the next Annual Meeting. In the event of vacancies on the Board, the Board may elect directors to serve until the next Annual Meeting.

In any uncontested election of directors, a director nominee who receives more votes “withheld” than votes “for” his or her election shall immediately tender his or her resignation. The Board will accept the resignation unless there is a compelling reason for the director to remain on the Board, and will promptly disclose the action it has taken and the reasons for it.

4.	The Chief Executive Officer and Chief Operating Officer are currently the only employees of the Company nominated by the directors to serve on the Board. The Board believes that, as a general rule, former Campbell executives should not serve as directors of the Company.

5.	The Board believes that service on the boards of other companies, and of civic and charitable organizations, enhances the experience and perspective of directors, but may also limit their time and availability. To ensure that all members of the Board have sufficient time to devote proper attention to their responsibilities as directors of the Company, the Governance Committee shall annually review the other board commitments of each director on a case-by-case basis.

6.	No person may serve as a director if he or she is employed by a major supplier, customer or competitor of Campbell. In addition, no person may serve as a director if he or she, or a member of his or her immediate family (as defined in the Listing Standards of the New York Stock Exchange), is an executive officer of another company for which an executive officer of Campbell serves on the compensation committee of the board of directors, or of a non-for-profit organization that receives substantial contributions from Campbell or the Campbell Soup Foundation.

7.	A director shall notify the Chair of the Governance Committee prior to accepting an invitation to serve on the board of another company or to become affiliated with another business entity. The Governance Committee or its designee shall evaluate and advise the Board whether, by reason of conflicts in regular meeting schedules or business or competitive considerations, simultaneous service on the other board or affiliation with the other entity may impede the director’s ability to fulfill his or her responsibilities to Campbell. The Governance Committee shall also administer and apply the Board’s Policy Concerning Transactions with Related Persons.

8.	A director who changes his or her principal employment, position, or professional role or affiliation following election or re-election to the Board shall tender his or her resignation for consideration by the Governance Committee and decision by the Board.

9.	Directors are required to own at least 2,000 Campbell shares within one year of election, and 6,000 shares within three years of election.

10.	The Board believes that the judgment as to the tenure of an individual director should rest on an assessment by the Governance Committee of his or her performance and contributions to the Board. Accordingly, there is no predetermined limit on the number of one-year terms to which a director may be re-elected prior to his or her 72nd birthday. No person may stand for election to the Board after age 72.

Responsibilities of Directors

11.	The Board believes that the primary responsibilities of directors are to exercise their business judgment in good faith, to act in what they reasonably believe to be the best interest of all shareowners, and to ensure that the business of the Company is conducted so as to further the long-term interests of its shareowners.

12.	Directors shall receive and review appropriate materials in advance of meetings relating to matters to be considered or acted upon by the Board and its committees. Directors are expected to prepare for, attend and participate actively and constructively in all meetings of the Board and of the committees on which they serve.

13.	Directors are expected to become and remain well informed about the business, performance, operations and management of the Company; general business and economic trends affecting the Company; and principles and practices of sound corporate governance.

14.	In consultation with the Governance Committee, management shall provide programs for director orientation in which all new directors are expected to participate, and information to all directors about programs for continuing director education in areas of importance to the Company.

15.	A director shall not participate in the discussion of or decision on any matter in which he or she has a personal, business or professional interest other than his or her interest as a shareowner of the Company. Directors shall promptly inform the Chairman of the Board regarding any actual or potential conflict of interest.

Composition of Board Committees

16.	The Board shall establish such standing committees as it deems appropriate and in the best interests of the Company. The current standing committees of the Board are the Audit Committee, the Compensation and Organization Committee, the Finance and Corporate Development Committee, and the Governance Committee.

17.	The Governance Committee shall recommend and the Board shall appoint, annually and as vacancies or new positions occur, the members of the standing committees and the committee chairs. The Governance Committee shall annually review the membership of the committees, taking account of both the desirability of periodic rotation of committee members and the benefits of continuity and experience in committee service.

18.	All members of the Audit, Governance, and Compensation and Organization Committees shall meet the independence requirements of the New York Stock Exchange.

19.	Directors who serve on the Audit Committee shall also meet the requirements as to independence, experience and expertise for audit committee members established by the New York Stock Exchange and applicable laws and regulations. At least one member of the Audit Committee shall be an audit committee financial expert as defined by the rules of the U.S. Securities and Exchange Commission.

20.	No member of the Audit Committee shall simultaneously serve on the audit committees of more than two other public companies.

Board Operations

21.	The Board shall determine the number of regular meetings to be scheduled each year, and shall meet more frequently as circumstances may require.

22.	The Governance Committee shall recommend and the Board shall appoint, annually and as vacancies occur, a Chairman of the Board. When the Chief Executive Officer of the Company also holds the position of Chairman of the Board, the Chair of the Governance Committee will serve as the Lead Director to preside at executive sessions of non-management directors and provide oversight for the effective functioning of the Board.

23.	Upon consultation with the Chief Executive Officer, the Chairman shall annually establish an agenda of the matters that are expected to be considered and acted upon by the Board during the following year. The annual schedule shall be provided to the full Board for review and comment. In addition, the CEO shall review with the Chairman of the Board, prior to each Board meeting, the agenda for the meeting and the nature and scope of the materials that will be furnished to the directors in advance of the meeting.

24.	The agenda will provide for an executive session of non-management directors (as defined by the New York Stock Exchange) at every regularly scheduled Board meeting and for an executive session of independent directors at least once a year. The Chairman of the Board, or, when appropriate, the Chair of the Governance Committee, acting in the capacity of Lead Director, shall preside at executive sessions.

25.	Directors shall have unfettered access to management and employees of the Company and to its inside and outside counsel and auditors. Executive officers and other senior management are expected to be present at Board meetings at the invitation of the Board.

26.	The Board shall establish methods by which interested parties may communicate directly with the Chairman or Lead Director, or with the non-management directors as a group, and shall cause such methods to be disclosed in the proxy statement.

27.	The Board and each of its committees are authorized to retain such independent legal, financial or other advisors as they may deem necessary or appropriate to carry out their duties.

28.	Directors’ fees (including, in the case of a non-executive Chairman of the Board, the Chairman’s annual retainer and any additional compensation approved by the Board) will be the sole compensation that any director who is not an employee of Campbell receives, directly or indirectly, from the Company. The form and amount of director compensation shall be based on principles recommended by the Governance Committee and adopted by the Board, and shall be reviewed annually by the Governance Committee. The current principles provide that annual director compensation shall be set at the median of a group of 23 food and consumer products companies, and shall be delivered 50% in unrestricted Campbell shares and 50% in cash unless a director elects to receive his or her compensation entirely in the form of Campbell stock.

29.	The Governance Committee shall be furnished annually with a report identifying any charitable contributions or pledges made by the Company during the last year, in the aggregate amount of $25,000 or more, to any entity for which a director serves as an executive officer.

Committee Operations

30.	Each standing committee of the Board will have a charter that is approved by the Board and sets forth the purposes, duties and responsibilities of the committee. At least annually, the members of each committee will evaluate the adequacy of the committee’s charter, and will conduct an evaluation of its performance and effectiveness in fulfilling the duties and responsibilities set forth in the charter.

31.	The chair of each standing committee, in consultation with management, shall annually establish agendas of the matters that are expected to be considered and acted upon by the committee during the following year. The annual schedule shall be provided to committee members for review and comment. Management will review with the chair of each committee, prior to each meeting, the agenda for the meeting and the nature and scope of the materials that will be furnished to the committee members in advance of the meeting.

32.	The chair of each committee shall report to the Board following each meeting of the committee on the principal matters reviewed or approved by the committee and its recommendations as to actions to be taken by the Board. All directors will receive copies of all minutes of standing committee meetings.

33.	The Audit Committee shall have the sole authority and responsibility to select, appoint, evaluate and replace the Company’s independent auditors, subject only to ratification by the shareowners, and to approve audit engagement fees and terms. The Audit Committee shall approve in advance all audit services and all permissible non-audit services to be provided by the independent auditors.

34.	The Audit Committee shall meet periodically with senior management, the internal auditors, and the Company’s independent auditors, in separate executive sessions.

35.	The Governance Committee shall have sole authority to retain and terminate any search firm used to assist in the identification of director candidates, and any compensation consultant retained to assist in the design or evaluation of director compensation, including sole authority to approve their fees and other retention terms.

36.	The Governance Committee shall lead the Board in an annual self-evaluation of the performance and effectiveness of the Board and its committees, and shall report the results of the evaluation to the shareowners in the proxy statement. The Governance Committee shall also assess, on the basis of established criteria, the performance of each director standing for re-election at the next Annual Meeting of Shareowners.

37.	The Compensation and Organization Committee shall have sole authority to retain and terminate any compensation consultant used to assist in the design or evaluation of executive compensation for the Chief Executive Officer or senior management, including sole authority to approve the consultant’s fees and other retention terms.

Oversight of the Business and Management

38.	The Board shall review and approve fundamental financial and business strategies and major corporate actions and an annual operating plan that integrates strategic plan milestones, and regularly evaluate business performance and results in light of the operating plan.

39.	The Board shall develop principles and policies for the selection of the Chief Executive Officer and the assessment of his or her performance. The Compensation and Organization Committee shall lead the Board at least annually in an evaluation of the performance of the CEO. The results of the evaluation shall be reviewed in one or more meetings of non-management directors at which the CEO is not present.

40.	The Compensation and Organization Committee shall recommend to the Board plans and policies regarding the succession of the CEO in the event of an emergency or the CEO’s retirement. The CEO shall provide to the Board, on an ongoing basis, recommendations regarding a successor to be appointed in such an event.

41.	The Chief Executive Officer will report at least annually to the Compensation and Organization Committee his or her evaluation of the senior management of the Company.

42.	The Chief Executive Officer will report annually to the Compensation and Organization Committee on the Company’s executive organization and principal programs for management development and planning for executive succession. The Committee will evaluate and report annually to the Board on the effectiveness of these processes.

43.	The Board shall approve a Code of Business Conduct and Ethics applicable to directors, officers and employees of the Company, which prohibits retaliation in any form against anyone who reports suspected violations. Any amendments to the Code or waivers of its provisions for directors or executive officers shall be approved by the Audit Committee and promptly disclosed to shareowners.

Executive Compensation

44.	With input from the other independent directors, the Compensation and Organization Committee shall annually approve the corporate goals and objectives relevant to the compensation of the Chief Executive Officer. The CEO will report to the Board on progress in achieving these goals. Together with the other independent directors, the Compensation and Organization Committee shall determine the CEO’s compensation based on the Board’s evaluation of his or her performance in light of these goals and objectives.

45.	All equity-based compensation plans shall be approved by the shareowners.

46.	Incentive compensation plans will be based on principles and policies for executive compensation recommended by the Compensation and Organization Committee and approved by the Board.

47.	By the terms of the shareowner-approved incentive plan, stock options may not be repriced.

48.	Pursuant to the Company’s program relating to ownership of Campbell stock by executives, approximately the 35 most senior executives of the Company must retain a portion of the equity compensation they receive until they own Campbell stock valued at varying amounts ranging from two to six times base salary, depending upon their positions. Restricted stock and stock options, including vested stock options, do not count toward satisfaction of this requirement.

Shareowners

49.	All shareowners have equal voting rights.

50.	The Board will develop, approve and annually review Corporate Governance Standards that are disclosed each year to shareowners in the proxy statement.

STANDARDS FOR THE DETERMINATION OF
DIRECTOR INDEPENDENCE

A director shall be considered independent if the Board determines that the director does not have, directly or indirectly, any material relationship with the Company. In making this determination the Board shall broadly consider all relevant facts and circumstances.

Under the Company’s Corporate Governance Standards, directors’ fees are the sole compensation that any director who is not an employee of Campbell may receive, directly or indirectly, from the Company. The Board has established the following additional standards to assist it in determining director independence. For the purposes of these standards, the term “immediate family member” shall have the meaning given in the Listing Standards of the New York Stock Exchange.

1.	A director will not be considered independent if, within the preceding three years:

(a)	the director was employed by the Company, or an immediate family member of the director was employed as an executive officer of the Company;

(b)	the director or an immediate family member of the director received direct compensation from the Company exceeding $120,000 during any twelve month period, other than (i) director or committee fees, (ii) pension or other forms of deferred compensation for prior service that are not contingent on continued service, (iii) compensation for former service as an interim chairman or CEO, or (iv) compensation received by an immediate family member for services as a non-executive employee of the Company.

(c)	the director or an immediate family member of the director was a partner or employee of the Company’s present or former independent auditor and personally worked on the Company’s audit;

(d)	an executive of Campbell served on the compensation committee of the board of directors of another company that employed the director or a member of the director’s immediate family as an executive officer;

(e)	the director is an employee or executive officer of, or an immediate family member of the director is an executive officer of, another company that does business with Campbell, and the annual sales to or purchases from that company account for the greater of $1 million or 2% of such company’s gross revenues; or

(f)	the director is an executive officer of another company that is indebted to Campbell, or to which Campbell is indebted, and the total amount of either company’s indebtedness to the other exceeds 1% of the total consolidated assets of the company where the director serves as an executive officer.

2.	A director will not be considered independent if:

(a)	the director is a current employee or an immediate family member of the director is a current partner of a firm that is the Company’s independent auditor; or

(b)	the director has an immediate family member who is a current employee of the Company’s independent auditor and who personally works on the Company audit.

3.	A director who serves as an executive officer of a not-for-profit entity shall not be considered to have a material relationship with the Company if the discretionary contributions made to the entity by Campbell or the Campbell Soup Foundation (excluding matching grants) during the preceding three years are less than $25,000 or 2% (whichever is greater) of the entity’s most recent publicly available operating budget.

4.	With respect to any relationship that is not covered by the guidelines in paragraphs 1 and 2 above, the members of the Board who satisfy the standards for independence set forth in those guidelines shall make a determination, based on all relevant facts and circumstances, as to whether or not the relationship is material, and therefore whether the director who has the relationship shall be considered independent. The Company will disclose and explain the basis for any determination that such a relationship is not material in its next proxy statement. The Company will also disclose and explain the basis for any determination of independence for a director who does not satisfy the guidelines in paragraphs 1, 2 and 3 above.

Pursuant to the requirements of U.S. law, the Company does not make any personal loans or extensions of credit to any director, or any arrangements for the extension of credit to any director.

The Company’s conflicts of interest policy requires the disclosure of any personal interest, influence, relationship or other situation that might constitute or be perceived as a potential conflict of interest. Each director is required annually to submit a signed statement attesting to his or her awareness of and compliance with this policy. In addition, under the Company’s Corporate Governance Standards, directors are required promptly to inform the Chairman of the Board regarding any actual or potential conflict of interest.

COMMUNICATING CONCERNS TO THE BOARD OF DIRECTORS

Any person who has a concern about Campbell’s governance, corporate conduct, business ethics or financial practices may communicate that concern to the Board of Directors. Concerns may be submitted in writing to the Chairman of the Board or to the non-management directors as a group in care of the Office of the Corporate Secretary at the Company’s headquarters, or by email to directors@campbellsoup.com. Concerns may also be communicated to the Board by calling the following toll-free Hotline telephone number in the U.S. and Canada: 1-800-210-2173. To place toll-free calls from other countries in which the Company has operations, please see the instructions listed in the governance section of the Company’s Web site at www.campbellsoupcompany.com. Any concern relating to accounting, internal accounting controls or auditing matters will be referred both to the Chairman and to the Chair of the Audit Committee.

Campbell policy prohibits the Company and any of its employees from retaliating in any manner, or taking any adverse action, against anyone who raises a concern or helps to investigate or resolve it. However, anyone who prefers to raise a concern in a confidential, anonymous manner may do so by calling the Hotline.

Concerns communicated to the Board will be addressed through the Company’s regular procedures for addressing such matters. Depending upon the nature of the concern, it may be referred to the Company’s Internal Audit Department, the Legal or Finance Department, or other appropriate departments. As they deem necessary or appropriate, the Chairman of the Board or the Chair of the Audit Committee may direct that certain concerns communicated to them be presented to the Audit Committee or the full Board, or that they receive special treatment, including the retention of outside counsel or other outside advisors.

The status of concerns communicated to the Board will be reported periodically to the Chairman and/or the Chair of the Audit Committee, as appropriate.

Appendix B

CAMPBELL SOUP COMPANY

2005 Long-Term Incentive Plan

(As Amended and Restated)

Effective: November 18, 2010

CAMPBELL SOUP COMPANY
2005 LONG-TERM INCENTIVE PLAN

ARTICLE I

PURPOSE AND EFFECTIVE DATE

§ 1.1 Purpose.  The purpose of the Plan is to provide financial incentives for selected Key Employees of the Campbell Group and for the non-employee Directors of the Company, thereby promoting the long-term growth and financial success of the Campbell Group by (1) attracting and retaining employees and Directors of outstanding ability, (2) strengthening the Campbell Group’s capability to develop, maintain, and direct a competent management team, (3) providing an effective means for selected Key Employees and non-employee Directors to acquire and maintain ownership of Campbell Stock, (4) motivating Key Employees to achieve long-range Performance Goals and objectives, and (5) providing incentive compensation opportunities competitive with those of other major corporations.

§ 1.2 Effective Date and Expiration of Plan.  The Plan was approved by Shareowners on November 18, 2005, which is the Effective Date. Unless earlier terminated by the Board pursuant to Section 11.3, the Plan shall terminate on the tenth anniversary of its Effective Date. No Award shall be made pursuant to the Plan after its termination date, but Awards made prior to the termination date may extend beyond that date.

ARTICLE II

DEFINITIONS

The following words and phrases, as used in the Plan, shall have these meanings:

§ 2.1 “Administrator” means the individual or individuals to whom the Committee delegates authority under the Plan in accordance with Section 3.3.

§ 2.2 “Award” means, individually or collectively, any Option, SAR, Restricted Stock, Restricted Performance Stock, unrestricted Campbell Stock or Performance Unit Award.

§ 2.3 “Award Statement” means a written confirmation of an Award under the Plan furnished to the Participant.

§ 2.4 “Board” means the Board of Directors of the Company.

§ 2.5 “Campbell Group” means the Company and all of its Subsidiaries on and after the Effective Date.

§ 2.6 “Campbell Stock” means Capital Stock of the Company.

§ 2.7 “Cause” except for purposes of Article XII, with respect to any Participant, means (i) the definition of “Cause” as set forth in any individual employment agreement applicable to such Participant, or (ii) in the case of a Participant who does not have an individual employment agreement that defines Cause, then “Cause” means the termination of a Participant’s employment by reason of his or her (1) engaging in gross misconduct that is injurious to the Campbell Group, monetarily or otherwise, (2) misappropriation of funds, (3) willful misrepresentation to the directors or officers of the Campbell Group, (4) gross negligence in the performance of the Participant’s duties having an adverse effect on the business, operations, assets, properties or financial condition of the Campbell Group, (5) conviction of a crime involving moral turpitude, or (6) entering into competition with the Campbell Group. The determination of whether a Participant’s employment was terminated for Cause shall be made by the Company in its sole discretion.

§ 2.8 “Change in Control” shall have the meaning ascribed to such term in Section 12.2 herein.

§ 2.9 “Code” means the Internal Revenue Code of 1986, as amended.

§ 2.10 “Committee” means the Compensation and Organization Committee of the Board, any successor committee thereto, a subcommittee thereof, or any other committee appointed from time to time by the Board to administer the Plan.

§ 2.11 “Company” means Campbell Soup Company and its successors and assigns.

§ 2.12 “Deferred Account” means an account established for a Participant under Section 10.1.

§ 2.13 “Deferred Compensation Plan” means any Campbell Soup Company Deferred Compensation Plan.

§ 2.14 “Director” means a member of the Board of Directors of the Company.

§ 2.15 “Effective Date” means November 18, 2005.

§ 2.16 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

§ 2.17 “Fair Market Value” means, as of any specified date, an amount equal to the mean between the reported high and low prices of Campbell Stock on the New York Stock Exchange composite tape on the specified date or, if no shares of Campbell Stock have been traded on any such dates, the mean between the reported high and low prices of Campbell Stock on the New York Stock Exchange composite tape as reported on the first day prior thereto on which shares of Campbell Stock were so traded. If shares of Campbell Stock are no longer traded on the New York Stock Exchange, “Fair Market Value” shall be determined in good faith by the Committee using other reasonable means.

§ 2.18 “Fiscal Year” means the fiscal year of the Company, which is the 52-or 53-week period ending on the Sunday closest to July 31.

§ 2.19 “Incentive Stock Option” means an option within the meaning of Section 422 of the Code, or any successor provision thereof.

§ 2.20 “Key Employee” means a salaried employee of the Campbell Group who is in a management position.

§ 2.21 “Nonqualified Stock Option” means an option granted under the Plan other than an Incentive Stock Option.

§ 2.22 “Option” means either a Nonqualified Stock Option or an Incentive Stock Option to purchase Campbell Stock.

§ 2.23 “Option Price” means the price at which Campbell Stock may be purchased under an Option as provided in Section 5.4, or in the case of a SAR granted under Section 5.8, the Fair Market Value of Campbell Stock on the date the SAR is awarded.

§ 2.24 “Participant” means a Key Employee or a non-employee Director to whom an Award has been made under the Plan or a Transferee.

§ 2.25 “Performance Goals” means goals established by the Committee pursuant to Section 4.5.

§ 2.26 “Performance Period” means a period of time over which performance is measured.

§ 2.27 “Performance Unit” means the unit of measure determined under Article IX by which is expressed the value of a Performance Unit Award.

§ 2.28 “Performance Unit Award” means an Award granted under Article IX.

§ 2.29 “Personal Representative” means the person or persons who, upon the death, disability, or incompetency of a Participant, shall have acquired, by will or by the laws of descent and distribution or by other legal proceedings, the right to exercise an Option or SAR or the right to any Restricted Stock Award or Performance Unit Award theretofore granted or made to such Participant.

§ 2.30 “Plan” means Campbell Soup Company 2005 Long-Term Incentive Plan.

§ 2.31 “Restricted Performance Stock” means Campbell Stock subject to Performance Goals.

§ 2.32 “Restricted Stock” means Campbell Stock subject to the terms and conditions provided in Article VI and including Restricted Performance Stock.

§ 2.33 “Restricted Stock Award” means an Award granted under Article VI.

§ 2.34 “Restriction Period” means a period of time determined under Section 6.2 during which Restricted Stock is subject to the terms and conditions provided in Section 6.3.

§ 2.35 “SAR” means a stock appreciation right granted under Section 5.8.

§ 2.36 “Shareowners” means the Shareowners of the Company.

§ 2.37 “Subsidiary” means a corporation or other entity the majority of the voting stock of which is owned directly or indirectly by the Company.

§ 2.38 “Transferee” means a person to whom a Participant has transferred his or her rights to an Award under the Plan in accordance with Section 11.1 and procedures and guidelines adopted by the Company.

ARTICLE III

ADMINISTRATION

§ 3.1 Committee to Administer.  The Plan shall be administered by the Committee. It is intended that the directors appointed to serve on the Committee shall be “non-employee directors” (within the meaning of Rule 16b-3 promulgated under the Exchange Act) and “outside directors” (within the meaning of Section 162(m) of the Code) to the extent that Rule 16b-3 and, if necessary for relief from the limitation under Section 162(m) of the Code and such relief is sought by the Company, Section 162(m) of the Code, respectively, are applicable. However, the mere fact that a Committee member shall fail to qualify under either of the foregoing requirements shall not invalidate any Award made by the Committee which Award is otherwise validly made under the Plan. A majority of the members of the Committee shall constitute a quorum for the conduct of business at any meeting. The Committee shall act by majority vote of the members present at a duly convened meeting, which may include a meeting by conference telephone call held in accordance with applicable law. Action may be taken without a meeting if written consent thereto is given in accordance with applicable law.

§ 3.2 Powers of Committee.

(a) The Committee shall have full power and authority to interpret and administer the Plan and to establish and amend rules and regulations for its administration. The Committee’s decisions shall be final and conclusive with respect to the interpretation of the Plan and any Award made under it.

(b) Subject to the provisions of the Plan, the Committee shall have authority, in its discretion, to determine those Key Employees who shall receive an Award, the time or times when such Award shall be made, the vesting schedule, if any, for the Award and the type of Award to be granted, the number of shares to be subject to each Option and Restricted Stock Award, and the value of each Performance Unit.

(c) The Committee shall determine and set forth in an Award Statement the terms of each Award, including such terms, restrictions, and provisions as shall be necessary to cause certain Options to qualify as Incentive Stock Options. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any Award Statement, in such manner and to the extent the Committee shall determine in order to carry out the purposes of the Plan. The Committee may, in its discretion, accelerate (i) the date on which any Option or SAR may be exercised, (ii) the date of termination of the restrictions applicable to a Restricted Stock Award, or (iii) the end of a Performance Period under a Performance Unit Award, if the Committee determines that to do so will be in the best interests of the Company and the Participants in the Plan; provided, however, that, with respect to Awards that are subject to Section 409A of the Code, the Committee shall not have the authority to accelerate or postpone the timing of payment or settlement of an Award in a manner that would cause such Award to become subject to the interest and penalty provisions under Section 409A of the Code.

§ 3.3 Delegation by Committee.  The Committee may, but need not, from time to time delegate some or all of its authority under the Plan to an Administrator consisting of one or more members of the Committee or of the Board or of one or more officers of the Company; provided, however, that the Committee may not delegate its authority (i) to make Awards to Key Employees (A) who are subject on the date of the Award to the reporting rules under Section 16(a) of the Exchange Act, (B) whose compensation for such fiscal year may be subject to the limit on deductible compensation pursuant to Section 162(m) of the Code, or (C) who are officers of the Company who are delegated authority by the Committee hereunder, unless in the cases of (A) through (C) above the delegation consists of at least two directors that satisfy the requirements of an “outside director” for purposes of Section 162(m) of the Code and a “non-employee director” for purposes of Rule 16b-3 under the Exchange Act, or (ii) to interpret the Plan or any Award, or (iii) under Section 11.3 of the Plan. Any delegation hereunder shall be subject to the restrictions and limits that the Committee specifies at the time of such delegation or thereafter. Nothing in the Plan shall be construed as obligating the Committee to delegate authority to an Administrator, and the Committee may at any time rescind the authority delegated to an Administrator appointed hereunder or appoint a new Administrator. At all times the Administrator appointed under this Section 3.3 shall serve in such capacity at the pleasure of the Committee. Any action undertaken by the Administrator in accordance with the Committee’s delegation of authority shall have the same force and effect as if undertaken directly by the Committee, and any reference in the Plan to the Committee shall, to the extent consistent with the terms and limitations of such delegation, be deemed to include a reference to the Administrator.

ARTICLE IV

AWARDS

§ 4.1 Awards.  Awards under the Plan shall consist of Incentive Stock Options, Nonqualified Stock Options, SARs, Restricted Stock, Restricted Performance Stock, unrestricted Campbell Stock and Performance Units. All Awards shall be subject to the terms and conditions of the Plan and to such other terms and conditions consistent with the Plan as the Committee deems appropriate. Awards under a particular section of the Plan need not be uniform and Awards under two or more sections may be combined in one Award Statement. Any combination of Awards may be granted at one time and on more than one occasion to the same Key Employee. Awards of Performance Units and Restricted Performance Stock shall be earned solely upon attainment of Performance Goals and the Committee shall have no discretion to increase such Awards.

§ 4.2 Eligibility for Awards.  An Award may be made to any Key Employee selected by the Committee. In making this selection and in determining the form and amount of the Award, the Committee may give consideration to the functions and responsibilities of the respective Key Employee, his or her present and potential contributions to the success of the Campbell Group, the value of his or her services to the Campbell Group, and such other factors deemed relevant by the Committee. Non-employee Directors are eligible to receive Awards pursuant to Article VII.

§ 4.3 Shares Available Under the Plan.

(a) The Campbell Stock to be offered under the Plan pursuant to Options, SARs, Performance Unit Awards, and Restricted Stock and unrestricted Campbell Stock Awards must be Campbell Stock previously issued and outstanding and reacquired by the Company. Subject to adjustment under Section 11.2, the number of shares of Campbell Stock that may be issued pursuant to Awards under the Plan (the “Section 4.3 Limit”) shall not exceed 17,500,000 shares. Not more than 17,500,000 shares shall be granted in the form of Incentive Stock Options.

(b) The Section 4.3 Limit shall be increased by shares of Campbell Stock that are (i) tendered in payment of the Option Price of Options or the exercise price of other Awards; (ii) subject to an Award which for any reason is cancelled (excluding shares subject to an Option cancelled upon the exercise of a related SAR) or terminated without having been exercised or paid; (iii) withheld from any Award to satisfy a Participant’s tax withholding obligations or, if applicable, to pay the Option Price of an Option or the exercise price of other Awards or (iv) acquired by the Company on the open market using the cash proceeds received by the

Company from the exercise of Options granted under the Plan; provided, however, that the Section 4.3 Limit shall not be increased under this Section 4.3(b)(iv) in respect of any Option by the number of shares of Campbell Stock greater than (A) the amount of such cash proceeds, divided by (B) the Fair Market Value on the date of exercise. Anything to the contrary in this Section 4.3(b) notwithstanding, if a SAR is settled in whole or in part in shares of Campbell Stock, the Section 4.3 Limit shall be increased by the excess, if any, of the number of shares of Campbell Stock subject to the SAR over the number of shares of Campbell Stock delivered to the Participant upon exercise of the SAR.

§ 4.4 Limitation on Awards.  Anything to the contrary in this Article IV notwithstanding and subject to adjustment contemplated under Section 11.2, the maximum aggregate dollar value of Restricted Stock and Performance Units awarded to any Key Employee with respect to a Performance Period or Restriction Period may not exceed $5 million for each fiscal year included in such Performance Period or Restriction Period. The maximum number of shares for which Options and SARs may be granted to any Participant in any one fiscal year shall not exceed five million, regardless of whether SARs are settled in cash, Campbell Stock or a combination thereof. Notwithstanding the preceding two sentences, if in respect of any Performance Period or Restriction Period, the Committee grants to a Participant Awards having an aggregate dollar value and/or number of shares less than the maximum dollar value and/or number of shares that could be paid or awarded to such Participant based on the degree to which the relevant Performance Goals were attained, the excess of such maximum dollar value and/or number of shares over the aggregate dollar value and/or number of shares actually subject to Awards granted to such Participant shall be carried forward and shall increase the maximum dollar value and/or number of shares that may be awarded to such Participant in respect of the next Performance Period in respect of which the Committee grants to such Participant an Award intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code, subject to adjustment pursuant to Section 11.2 hereof.

§ 4.5 General Performance Goals.  Prior to or during the beginning of a Performance Period (but in any event no later than 90 days into a Performance Period) the Committee will establish in writing one or more Performance Goals for the Company. The Performance Goals will be comprised of specified levels of one or more of the following performance criteria as the Committee may deem appropriate: earnings per share, net earnings, operating earnings, unit volume, net sales, market share, balance sheet measurements, revenue, economic profit, cash flow, cash return on assets, shareowner return, return on equity, or return on capital. In addition, for any Awards not intended to meet the requirements of Section 162(m) of the Code, the Committee may establish Performance Goals based on other performance criteria as it deems appropriate. The Performance Goals may be described in terms of objectives that are related to the individual Participant or objectives that are Company-wide or related to a Subsidiary, division, department, region, function or business unit and may be measured on an absolute or cumulative basis or on the basis of percentage of improvement over time, and may be measured in terms of Company performance (or performance of the applicable Subsidiary, division, department, region, function or business unit) or measured relative to selected peer companies or a market index.

§ 4.6 Section 162(m) Participants.  The Committee may determine whether any Award under the Plan is intended to be “performance-based compensation” within the meaning of Section 162(m) of the Code. Any such Awards designated as “performance-based compensation” shall be conditioned upon the achievement of one or more Performance Goals to the extent required by Section 162(m) of the Code and shall be subject to all other conditions and requirements of Section 162(m) of the Code. Notwithstanding anything contained in Section 4.5, within the first 90 days of a Performance Period, or on such earlier date as may be required under Section 162(m) of the Code, the Committee will establish in writing the maximum amount to be paid under an Award to a Key Employee who is or may be a “covered employee” within the meaning of Section 162(m) of the Code if one or more Performance Goals for the Performance Period are achieved. No amount shall be paid to a covered employee pursuant to an Award unless and until the Committee has certified in writing that the applicable Performance Goals and any other material terms under such Award (other than in cases where such relate solely to the increase in the value of Campbell Stock) have been satisfied. In each instance, adjustments to reflect extraordinary items must be in accordance with generally accepted accounting principles and appear on the face of the Company’s Consolidated Statements of Income contained in the Company’s Consolidated Financial Statements for such fiscal year. At any time, the Committee may reduce (but not increase) the amount payable under an Award to a covered employee upon attainment of Performance Goals on the basis of such further considerations as the Committee in its sole discretion shall determine.

§ 4.7 Awards in Lieu of Salary or Bonus.  The Committee may, in its sole discretion, and on such terms and conditions as the Committee may prescribe, give Participants the opportunity to receive Awards in lieu of future salary, bonus or other compensation.

ARTICLE V

STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

§ 5.1 Award of Stock Options.  The Committee may, from time to time, and on such terms and conditions as the Committee may prescribe, award Incentive Stock Options and Nonqualified Stock Options to any Key Employee.

§ 5.2 Period of Option.

(a) An Option granted under the Plan shall be exercisable only in accordance with the vesting schedule approved by the Committee. The Committee may in its discretion prescribe additional conditions, restrictions or terms on the vesting of an Option, including the full or partial attainment of Performance Goals pursuant to Section 4.5. After the Option vests, the Option may be exercised at any time during the term of the Option, in whole or in installments, as specified in the related Award Statement. Subject to Section 5.6, the duration of each Option shall not be more than ten years from the date of grant.

b) Except as provided in Section 5.6, a Participant may not exercise an Option unless such Participant is then, and continually (except for sick leave, military service, or other approved leave of absence) after the grant of the Option has been, an employee or Director of the Campbell Group. Unless the Committee provides otherwise, vesting of Awards granted hereunder will be suspended (and no vesting credit will be awarded) during any unpaid leave of absence and will resume on the date the Participant returns to employment on a regular schedule as determined by the Committee.

§ 5.3 Award Statement or Agreement.  Each Option shall be evidenced by an Award Statement or an option agreement.

§ 5.4 Option Price, Exercise and Payment.  The Option Price of Campbell Stock under each Option or SAR shall be determined by the Committee but shall be a price not less than 100 percent of the Fair Market Value of Campbell Stock at the date such Option or SAR is granted, as determined by the Committee.

Subject to Section 11.2, the Committee may not (i) amend an Option or SAR to reduce its Option Price, (ii) cancel an Option or SAR in exchange for cash, other Awards or the regrant of an Option or SAR with a lower Option Price than the original Option Price of the cancelled Option or SAR, or (iii) take any other action (whether in the form of an amendment, cancellation or replacement grant) that has the effect of repricing an Option or SAR without Shareowner approval.

Vested Options may be exercised from time to time by giving written notice to the Treasurer of the Company, or his or her designee, specifying the number of shares to be purchased. The notice of exercise shall be accompanied by payment in full of the Option Price in cash or the Option Price may be paid in whole or in part through the transfer to the Company of shares of Campbell Stock in accordance with procedures established by the Committee from time to time. In addition, in accordance with the rules and procedures established by the Committee for this purpose, an Option may also be exercised through a “cashless exercise” procedure involving a broker or dealer, that affords Participants the opportunity to sell immediately some or all of the shares underlying the exercised portion of the Option in order to generate sufficient cash to pay the Option Price and/or to satisfy any minimum withholding tax obligations related to the Option. In addition, the Committee may in its sole discretion, determine such other acceptable form of valid consideration and method of payment for the payment of the Option Price.

In the event such Option Price is paid in whole or in part, with shares of Campbell Stock, the portion of the Option Price so paid shall be equal to the value, as of the date of exercise of the Option, of such shares. The value of such shares shall be equal to the number of such shares multiplied by the Fair Market Value of such shares on the trading day coincident with the date of exercise of such Option (or the immediately preceding trading day if the date of exercise is not a trading day). The Company shall not issue or transfer Campbell Stock upon exercise of an Option until the Option Price is fully paid. The Participant may satisfy any minimum amounts required to be withheld by the Company under applicable federal, state and local tax laws in effect from time to time, by electing to have the Company withhold a portion of the shares of Campbell Stock to be delivered for the payment of such taxes.

§ 5.5 Limitations on Incentive Stock Options.  Each provision of the Plan and each Award Statement relating to an Incentive Stock Option shall be construed so that each Incentive Stock Option shall be an “incentive stock option” as defined in Section 422 of the Code, and any provisions of the Award Statement thereof that cannot be so construed shall be disregarded.

§ 5.6 Termination of Employment.  Subject to Article XII, the following provisions will govern the ability of a Participant to exercise any outstanding Options or SARs following the Participant’s termination of employment with the Campbell Group unless the Committee determines otherwise with respect to any individual Option or SAR.

(a) If the employment of a Participant with the Campbell Group is terminated for reasons other than (i) death, (ii) discharge for Cause, (iii) retirement, or (iv) resignation, such Participant’s outstanding SARs or Options may be exercised at any time within three years after such termination, to the extent of the number of shares covered by such Options or SARs which were exercisable at the date of such termination; except that an Option or SAR shall not be exercisable on any date beyond the expiration date of such Option or SAR.

(b) If the employment of a Participant with the Campbell Group is terminated for Cause, any Options or SARs of such Participant (whether or not then exercisable) shall expire and any rights thereunder shall terminate immediately.

(c) If the employment of a Participant is terminated due to resignation, such Participant’s outstanding Options or SARs may be exercised at any time within three months of such resignation to the extent that the number of shares covered by such Options or SARS were exercisable at the date of such resignation, except that an Option or SAR shall not be exercisable on any date beyond the expiration date of such Option or SAR.

(d) Should a Participant, who is not eligible to retire under the Company’s pension plan or a pension plan of any member of the Campbell Group, die either while in the employ of the Campbell Group or after termination of such employment (other than discharge for Cause), the Options or SARs of such deceased Participant may be exercised by his or her Personal Representative at any time within three years after the Participant’s death to the extent of the number of shares covered by such Options or SARs which were exercisable at the date of such death, except that an Option or SARs shall not be exercisable on any date beyond the expiration date of such Option or SAR.

(e) Should a Participant who is eligible to retire under the Company’s pension plan or a pension plan of any member of the Campbell Group die while in the employ of the Campbell Group prior to the vesting of his or her outstanding Options or SARs, any installment or installments not then exercisable shall become fully exercisable as of the date of the Participant’s death and the Options or SARs may be exercised by the Participant’s Personal Representative at any time prior to the expiration date of such Options or SARs.

(f) Should a Participant who has retired die prior to exercising all of his or her Options or SARs that were outstanding and exercisable on the date of death, then such Options and SARs may be exercised by the Participant’s Personal Representative at any time prior to the expiration date of such Options or SARs.

(g) If a Participant who was granted an Option or SAR dies within 180 days of the expiration date of such Option or SAR, and if on the date of death the Participant was entitled to exercise such Option or SAR, including Options and SARs vested pursuant to Section 5.6(e), and if the Option or SAR expired without being exercised, the Personal Representative of the Participant shall receive in settlement a cash payment from the

Company of a sum equal to the amount, if any, by which the Fair Market Value (determined on the expiration date of the Option or SAR) of Campbell Stock subject to the Option or SAR exceeds the Option Price.

(h) In the event the Participant’s employment with the Campbell Group terminates (except for a termination for Cause which is governed by Section 5.6(b)) prior to the vesting of all Options and SARs, and if the Participant is eligible to retire under the Company’s pension plan or a pension plan of any member of the Campbell Group at the date of such termination, any installment or installments not then exercisable shall become fully exercisable as of the effective date of such termination and may be exercised at any time prior to the expiration date of such Options or SARs. If the Participant receives severance payments from the Company or any affiliated company and becomes eligible to retire during the severance payment period, all of the Participant’s Options and SARs shall become fully exercisable as of the date of such Participant’s retirement eligibility date and may be exercised at any time prior to the expiration date of such Options or SARs.

§ 5.7 Shareowner Rights and Privileges.  A Participant shall have no rights as a Shareowner with respect to any shares of Campbell Stock covered by an Option until the issuance of such shares to the Participant.

§ 5.8 Award of SARs.

(a) The Committee may award to the Participant a SAR related to the Option. The Committee may also award SARs that are unrelated to any Option.

(b) The SAR shall represent the right to receive payment of an amount equal to the amount by which the Fair Market Value of one share of Campbell Stock on the trading day immediately preceding the date of exercise of the SAR exceeds the Option Price multiplied by the number of shares covered by the SAR.

(c) SARs awarded under the Plan shall be evidenced by an Award Statement or agreement between the Company and the Participant.

(d) The Committee may prescribe conditions and limitations on the exercise or transferability of any SAR. SARs may be exercised only when the value of a share of Campbell Stock exceeds the Option Price. Such value shall be determined in the manner specified in Section 5.8(b).

(e) A SAR shall be exercisable only by written notice to the Treasurer of the Company or his or her designee.

(f) To the extent not previously exercised, all SARs shall automatically be exercised on the last trading day prior to their expiration, so long as the value of a share of Campbell Stock exceeds the Option Price, unless prior to such day the holder instructs the Treasurer otherwise in writing. Such value shall be determined in the manner specified in Section 5.8(b).

(g) Payment of the amount to which a Participant is entitled upon the exercise of a SAR shall be made in cash, Campbell Stock, or partly in cash and partly in Campbell Stock at the discretion of the Committee. The shares shall be valued in the manner specified in Section 5.8(b).

(h) Each SAR shall expire on a date determined by the Committee at the time of grant.

ARTICLE VI

RESTRICTED STOCK

§ 6.1 Award of Restricted Stock.  The Committee may make a Restricted Stock Award to any Key Employee, subject to this Article VI and to such other terms and conditions as the Committee may prescribe.

§ 6.2 Restriction Period.  At the time of making a Restricted Stock Award, the Committee shall establish the Restriction Period applicable to such Award. The Committee may establish different Restriction Periods from time to time and each Restricted Stock Award may have a different Restriction Period, in the discretion of the Committee. Restriction Periods, when established for a Restricted Stock Award, shall not be changed except as permitted by Section 6.3.

§ 6.3 Other Terms and Conditions.  Campbell Stock, when awarded pursuant to a Restricted Stock Award, will be represented in a book entry account in the name of the Participant who receives the Restricted Stock Award, unless the Participant has elected to defer pursuant to Section 10.1. The Participant shall be entitled to receive dividends during the Restriction Period and shall have the right to vote such Restricted Stock and shall have all other Shareowner’s rights, with the exception that (i) the Participant will not be entitled to delivery of the stock certificate during the Restriction Period, (ii) the Company will retain custody of the Restricted Stock during the Restriction Period, and (iii) a breach of a restriction or a breach of the terms and conditions established by the Committee pursuant to the Restricted Stock Award will cause a forfeiture of the Restricted Stock Award. The Participant may satisfy any minimum amounts required to be withheld by the Company under applicable federal, state and local tax laws in effect from time to time, by electing to have the Company withhold a portion of the Restricted Stock Award to be delivered for the payment of such taxes. The Committee may, in addition, prescribe additional restrictions, terms, or conditions upon or to the Restricted Stock Award including the attainment of Performance Goals in accordance with Section 4.5.

§ 6.4 Restricted Stock Award Statement or Agreement.  Each Restricted Stock Award shall be evidenced by an Award Statement or an agreement.

§ 6.5 Termination of Employment.  Subject to Article XII and except as provided in this Section 6.5, the Committee may, in its sole discretion, establish rules pertaining to the Restricted Stock Award in the event of termination of employment (by retirement, disability, death, or otherwise) of a Participant prior to the expiration of the Restriction Period. If the employment of a Participant with the Campbell Group is terminated for Cause, any non-vested Restricted Stock Awards of such Participant shall immediately be forfeited and any rights thereunder shall terminate.

§ 6.6 Payment for Restricted Stock.  Restricted Stock Awards may be made by the Committee under which the Participant shall not be required to make any payment for the Campbell Stock or, in the alternative, under which the Participant, as a condition to the Restricted Stock Award, shall pay all (or any lesser amount than all) of the Fair Market Value of the Campbell Stock, determined as of the date the Restricted Stock Award is made. If the latter, such purchase price shall be paid in cash as provided in the Award Statement.

ARTICLE VII

AWARDS FOR NON-EMPLOYEE DIRECTORS

§ 7.1 Award to Non-Employee Directors.  The Board will approve the compensation of non-employee Directors and such compensation may consist of Awards under the Plan. The Board retains the discretionary authority to make Awards to non-employee Directors. All such Awards shall be subject to the terms and conditions of the Plan and to such other terms and conditions consistent with the Plan as the Board deems appropriate. The Board may, in its sole discretion, subject to such terms and conditions as the Board may prescribe, give non-employee Directors the opportunity to receive an Option Award in lieu of future cash compensation or other types of Awards.

§ 7.2 Election by Non-employee Directors to Receive Campbell Stock.  Each non-employee Director may elect to receive all or a portion (in 10% increments) of any cash compensation in shares of Campbell Stock, which will be issued quarterly. Only whole numbers of shares will be issued. For purposes of computing the number of shares earned and their taxable value each quarter, the value of each share shall be equal to the Fair Market Value of a share of Campbell Stock on the last business day of the quarter. If a Participant dies prior to payment of all shares earned, the balance due shall be payable in full to the Participant’s designated beneficiary under the Deferred Compensation Plan, or, if none, to the Participant’s estate, in cash.

§ 7.3 No Right to Continuance as a Director.  None of the actions of the Company in establishing the Plan, the actions taken by the Company, the Board, the Committee or the Administrator under the Plan, or the granting of any Award under the Plan shall be deemed (i) to create any obligation on the part of the Board to nominate any Director for reelection by the Company’s Shareowners or (ii) to be evidence of any agreement or understanding, express or implied, that the Director has a right to continue as a Director for any period of time or at any particular rate of compensation.

ARTICLE VIII

UNRESTRICTED CAMPBELL STOCK AWARDS FOR KEY EMPLOYEES

§ 8.1 The Committee may make awards of unrestricted Campbell Stock to Key Employees in recognition of outstanding achievements or as an additional award for Key Employees who receive Restricted Stock Awards when Performance Goals are exceeded.

ARTICLE IX

AWARD OF PERFORMANCE UNITS

§ 9.1 Award of Performance Units.  The Committee may award Performance Units to any Key Employee. Each Performance Unit shall represent the right of a Participant to receive an amount equal to the value of the Performance Unit, determined in the manner established by the Committee at the time of Award.

§ 9.2 Performance Period.  At the time of each Performance Unit Award, the Committee shall establish, with respect to each such Award, a Performance Period during which performance shall be measured. There may be more than one Performance Unit Award in existence at any one time, and Performance Periods may differ.

§ 9.3 Performance Measures.  Performance Units shall be awarded to a Participant and earned contingent upon the attainment of Performance Goals in accordance with Section 4.5.

§ 9.4 Performance Unit Value.  Each Performance Unit shall have a maximum dollar value established by the Committee at the time of the Award. Performance Units earned will be determined by the Committee in respect of a Performance Period in relation to the degree of attainment of Performance Goals. The measure of a Performance Unit may, in the discretion of the Committee, be equal to the Fair Market Value of one share of Campbell Stock.

§ 9.5 Award Criteria.  In determining the number of Performance Units to be granted to any Participant, the Committee shall take into account the Participant’s responsibility level, performance, potential, cash compensation level, other incentive awards, and such other considerations as it deems appropriate.

§ 9.6 Payment.  (a) Following the end of Performance Period, a Participant holding Performance Units will be entitled to receive payment of an amount, not exceeding the maximum value of the Performance Units, based on the achievement of the Performance Goals for such Performance Period, as determined by the Committee.

(b) Payment of Performance Units shall be made in cash, whether payment is made at the end of the Performance Period or is deferred pursuant to Section 10.1, except that Performance Units which are measured using Campbell Stock shall be paid in Campbell Stock. Payment shall be made in a lump sum or in installments and shall be subject to such other terms and conditions as shall be determined by the Committee.

§ 9.7 Termination of Employment.  (a) Subject to Article XII, a Performance Unit Award shall terminate for all purposes if the Participant does not remain continuously in the employ of the Campbell Group at all times during the applicable Performance Period, except as may otherwise be determined by the Committee.

(b) In the event that a Participant holding a Performance Unit ceases to be an employee of the Campbell Group following the end of the applicable Performance Period but prior to full payment according to the terms of the Performance Unit Award, payment shall be made in accordance with terms established by the Committee for the payment of such Performance Unit.

§ 9.8 Performance Unit Award Statements or Agreements.  Each Performance Unit Award shall be evidenced by an Award Statement or agreement.

ARTICLE X

DEFERRAL OF PAYMENTS

§ 10.1 Election to Defer.  A Participant may elect to defer all or a portion of any related earned Performance Units, Restricted Stock or unrestricted Campbell Stock, pursuant to the terms of any Deferred Compensation Plan; provided, however, that the terms of any deferrals under this Section 10.1 shall comply with all applicable laws, rules and regulations, including, without limitation, Section 409A of the Code. The value of the Performance Units, Restricted Stock or unrestricted Campbell Stock so deferred shall be allocated to a Deferred Account established for the Participant under any Deferred Compensation Plan.

ARTICLE XI

MISCELLANEOUS PROVISIONS

§ 11.1 Limits as to Transferability.

(a) The Committee, may, in its discretion, permit a Nonqualified Stock Option to be transferred by the Participant, subject to such terms and conditions as the Committee shall specify. Any Nonqualified Stock Option so transferred may not be transferred for consideration and may not be subsequently transferred by the Transferee except by will or the laws of descent and distribution. Such transferred Nonqualified Stock Option shall continue to be governed by and subject to the terms and conditions of the Plan and the corresponding Award Statement.

(b) Incentive Stock Options shall not be transferable by the Participant other than by will or the laws of descent and distribution, and shall be exercisable during the Participant’s lifetime only by the Participant. Notwithstanding the previous sentence, the Committee may in its discretion permit the transfer of an Incentive Stock Option by the Participant to a trust if, under Section 671 of the Code and applicable state law, the Participant is the sole beneficial owner of such Incentive Stock Option while it is held in trust.

(c) No SAR (except for any SAR issued in tandem with an Option), share of Restricted Stock, or Performance Unit under the Plan shall be transferable by the Participant other than by will or the laws of descent and distribution.

(d) Any transfer contrary to this Section 11.1 will nullify the Option, SAR, Performance Unit, or share of Restricted Stock.

§ 11.2 Adjustments Upon Changes in Stock.  In case of any reorganization, recapitalization, reclassification, stock split, reverse stock split, stock dividend, extraordinary one-time dividend, distribution, combination of shares, merger, consolidation, spin-off, split-up, rights offering, or any other changes in the corporate structure or shares of the Company, appropriate adjustments may be made by the Committee (or if the Company is not the surviving corporation in any such transaction, the board of directors of the surviving corporation) in (i) the maximum aggregate number and kind of shares referred to in Sections 4.3 and 4.4, (ii) the number and kind of shares subject to outstanding Awards and (iii) the exercise price or purchase price, if any, of any outstanding Award. Appropriate adjustments may also be made by the Committee in the terms of any Awards under the Plan, subject to Article XII and to the extent permitted by Section 162(m) of the Code for those Awards intended to qualify as “qualified performance-based compensation” under 162(m) of the Code, to reflect such changes and to modify any other terms of outstanding Awards on an equitable basis, including modifications of Performance Goals and changes in the length of Performance Periods. Any such adjustments made by the Committee pursuant to this Section 11.2 shall be conclusive and binding for all purposes under the Plan.

§ 11.3 Amendment, Suspension, and Termination of Plan.

(a) The Board may suspend or terminate the Plan or any portion thereof at any time, and may amend the Plan from time to time in such respects as the Board may deem advisable in order that any Awards thereunder shall conform to any change in applicable laws or regulations or in any other respect the Board may deem to be in the best interests of the Company; provided, however, that no such amendment shall, without Shareowner approval, (i) except as provided in Section 11.2, increase the number of shares of Campbell Stock which may be issued under the Plan, (ii) expand the types of awards available to Participants under the Plan, (iii) materially expand the class of employees eligible to participate in the Plan, (iv) materially change the method of determining the Option Price; (v) delete or limit the provision in Section 5.4 prohibiting the repricing of Options; or (vi) extend the termination date of the Plan. No such amendment, suspension, or termination shall materially adversely alter or impair any outstanding Options, SARs, shares of Restricted Stock, or Performance Units without the consent of the Participant affected thereby.

(b) The Committee may amend or modify any outstanding Options, SARs, Restricted Stock Awards, or Performance Unit Awards in any manner to the extent that the Committee would have had the authority under the Plan initially to award such Options, SARs, Restricted Stock Awards, or Performance Unit Awards as so modified or amended, including without limitation, to change the date or dates as of which such Options or SARs may be exercised, to remove the restrictions on shares of Restricted Stock, or to modify the manner in which Performance Units are determined and paid.

(c) Anything to the contrary in the foregoing notwithstanding, the Board shall have broad authority to amend the Plan without the consent of a Participant to the extent the Board deems necessary or advisable (i) to comply with, or take into account changes in applicable tax laws, securities laws, accounting rules and other applicable law, rules and regulations or (ii) to ensure that an Award is not subject to interest or penalties under Section 409A of the Code.

§ 11.4 Nonuniform Determinations.  The Committee’s determinations under the Plan, including without limitation, (i) the determination of the Key Employees to receive Awards, (ii) the form, amount, and timing of such Awards, (iii) the terms and provisions of such Awards and (iv) the Award Statements evidencing the same, need not be uniform and may be made by it selectively among Key Employees who receive, or who are eligible to receive, Awards under the Plan, whether or not such Key Employees are similarly situated.

§ 11.5 General Restriction.  Each Award under the Plan shall be subject to the condition that, if at any time the Committee shall determine that (i) the listing, registration, or qualification of the shares of Campbell Stock subject or related thereto upon any securities exchange or under any state or federal law (ii) the consent or approval of any government or regulatory body, or (iii) an agreement by the Participant with respect thereto, is necessary or desirable, then such Award shall not become exercisable in whole or in part unless such listing, registration, qualification, consent, approval, or agreement shall have been effected or obtained free of any conditions not acceptable to the Committee.

§ 11.6 No Right To Employment.  None of the actions of the Company in establishing the Plan, the action taken by the Company, the Board, the Committee or the Administrator under the Plan, or the granting of any Award under the Plan shall be deemed (i) to create any obligation on the part of the Company to retain any person in the employ of the Campbell Group, or (ii) to be evidence of any agreement or understanding, express or implied, that the person has a right to continue as an employee for any period of time or at any particular rate of compensation.

§ 11.7 Governing Law.  The provisions of the Plan shall take precedence over any conflicting provision contained in an Award Statement. All matters relating to the Plan or to Awards granted hereunder shall be governed by and construed in accordance with the laws of the State of New Jersey without regard to the principles of conflict of laws.

§ 11.8 Trust Arrangement.  All benefits under the Plan represent an unsecured promise to pay by the Company. The Plan shall be unfunded and the benefits hereunder shall be paid only from the general assets of the Company resulting in the Participants having no greater rights than the Company’s general creditors; provided, however, nothing herein shall prevent or prohibit the Company from establishing a trust or other arrangement for the purpose of providing for the payment of the benefits payable under the Plan.

§ 11.9 Taxes.  The Company or any Subsidiary, as appropriate, shall have the right to require any Participant entitled to receive a payment in respect of an Award to remit to the Company or any Subsidiary, prior to such payment, an amount sufficient to satisfy any applicable tax withholding requirements. In the case of an Award payable in shares of Campbell Stock, the Company or the Subsidiary, as appropriate, may permit such individual to satisfy, in whole or in part, such obligation to remit any minimum taxes by directing the Company to withhold shares of Campbell Stock that would otherwise be received by such Participant to satisfy the minimum statutory withholding rates for any applicable tax withholding purposes, in accordance with applicable laws and pursuant to such rules as the Committee may establish from time to time. The Company or a Subsidiary, as appropriate, shall also have the right to deduct from all cash payments made to a Participant (whether or not such payments are made in connection with an Award) any applicable taxes required to be withheld in connection with an Award.

§ 11.10 Section 409A of the Code.  If any provision of the Plan or an Award Statement contravenes any regulations or Treasury guidance promulgated under Section 409A of the Code or could cause an Award to be subject to the interest and penalties under Section 409A of the Code, such provision of the Plan or any Award Statement shall be modified to maintain, to the maximum extent practicable, the original intent of the applicable provision without violating the provisions of Section 409A of the Code. Moreover, any discretionary authority that the Committee may have pursuant to the Plan shall not be applicable to an Award that is subject to Section 409A of the Code to the extent such discretionary authority will contravene Section 409A or the regulations or guidance promulgated thereunder.

ARTICLE XII

CHANGE IN CONTROL OF THE COMPANY

§ 12.1 Contrary Provisions.  Notwithstanding anything contained in the Plan to the contrary, the provisions of this Article XII shall govern and supersede any inconsistent terms or provisions of the Plan.

§ 12.2 Definitions.

(a) Change in Control.  For purposes of the Plan, “Change in Control” shall mean any of the following events:

(i) The acquisition in one or more transactions by any “Person” (as the term person is used for purposes of Section 13(d) or 14(d) of the Exchange Act) of “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of twenty-five percent (25%) or more of the combined voting power of the Company’s then outstanding voting securities (the “Voting Securities”), provided, however, that for purposes of this Section 12.2(a), the Voting Securities acquired directly from the Company by any Person shall be excluded from the determination of such Person’s Beneficial Ownership of Voting Securities (but such Voting Securities shall be included in the calculation of the total number of Voting Securities then outstanding); or

(ii) The individuals who, as of November 18, 2005, are members of the Board (the “Incumbent Board”), cease for any reason to constitute more than fifty percent of the Board; provided, however, that if the election, or nomination for election by the Company’s Shareowners, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of the Plan, be considered as a member of the Incumbent Board, but excluding for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board; or

(iii) The consummation of a merger or consolidation involving the Company if the Shareowners of the Company, immediately before such merger or consolidation, do not own, directly or indirectly immediately following such merger or consolidation, more than fifty percent (50%) of the combined voting power of the outstanding Voting Securities of the corporation resulting from such merger or consolidation in substantially the same proportion as their ownership of the Voting Securities immediately before such merger or consolidation; or

(iv) Approval by Shareowners of the Company of a complete liquidation or dissolution of the Company or an agreement for the sale or other disposition of all or substantially all of the assets of the Company; or

(v) Acceptance of Shareowners of the Company of shares in a share exchange if the Shareowners of the Company, immediately before such share exchange, do not own, directly or indirectly immediately following such share exchange, more than fifty percent (50%) of the combined voting power of the outstanding Voting Securities of the corporation resulting from such share exchange in substantially the same proportion as their ownership of the Voting Securities outstanding immediately before such share exchange.

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because twenty-five percent (25%) or more of the then outstanding Voting Securities is acquired by (i) a trustee or other fiduciary holding securities under one or more employee benefit plans maintained by the Company or any of its Subsidiaries, (ii) any corporation which, immediately prior to such acquisition, is owned directly or indirectly by the Shareowners of the Company in the same proportion as their ownership of stock in the Company immediately prior to such acquisition, (iii) any “Grandfathered Dorrance Family Shareowner” (as hereinafter defined) or (iv) any Person who has acquired such Voting Securities directly from any Grandfathered Dorrance Family Shareowner but only if such Person has executed an agreement which is approved by two-thirds of the Board and pursuant to which such Person has agreed that he (or they) will not increase his (or their) Beneficial Ownership (directly or indirectly) to 30% or more of the outstanding Voting Securities (the “Standstill Agreement”) and only for the period during which the Standstill Agreement is effective and fully honored by such Person. For purposes of this Section, “Grandfathered Dorrance Family Shareowner” shall mean at any time a “Dorrance Family Shareowner” (as hereinafter defined) who or which is at the time in question the Beneficial Owner solely of (v) Voting Securities Beneficially Owned by such individual on January 25, 1990, (w) Voting Securities acquired directly from the Company, (x) Voting Securities acquired directly from another Grandfathered Dorrance Family Shareowner, (y) Voting Securities which are also Beneficially Owned by other Grandfathered Dorrance Family Shareowners at the time in question, and (z) Voting Securities acquired after January 25, 1990 other than directly from the Company or from another Grandfathered Dorrance Family Shareowner by any “Dorrance Grandchild” (as hereinafter defined) provided that the aggregate amount of Voting Securities so acquired by each such Dorrance Grandchild shall not exceed five percent (5%) of the Voting Securities outstanding at the time of such acquisition. A “Dorrance Family Shareowner” who or which is at the time in question the Beneficial Owner of Voting Securities which are not specified in clauses (v), (w), (x), (y) and (z) of the immediately preceding sentence shall not be a Grandfathered Dorrance Family Shareowner at the time in question. For purposes of this Section, “Dorrance Family Shareowners” shall mean individuals who are descendants of the late Dr. John T. Dorrance, Sr. and/or the spouses, fiduciaries and foundations of such descendants. A “Dorrance Grandchild” means as to each particular grandchild of the late Dr. John T. Dorrance, Sr., all of the following taken collectively: such grandchild, such grandchild’s descendants and/or the spouses, fiduciaries and foundations of such grandchild and such grandchild’s descendants.

Moreover, notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any Person (the “Subject Person”) acquired Beneficial Ownership of more than the permitted amount of the outstanding Voting Securities as a result of the acquisition of Voting Securities by the Company which, by reducing the number of Voting Securities outstanding, increases the proportional number of shares Beneficially Owned by the Subject Person, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of Voting Securities by the Company, and after such share acquisition by the Company, the Subject Person becomes the Beneficial Owner of any additional Voting Securities which increases the percentage of the then outstanding Voting Securities Beneficially Owned by the Subject Person, then a Change in Control shall occur.

Notwithstanding anything contained in this Plan to the contrary, with respect to an Award that is subject to Section 409A of the Code and payment or settlement of the Award will accelerate upon a Change in Control, no event set forth in an Award Statement or other agreement applicable to a Participant or in clauses (a)(i) — (v) of this Section 12.2 shall constitute a Change in Control for purposes of the Plan and any Award unless such event also constitutes a “change in ownership”, “change in effective control” or “change in the ownership of a substantial portion of the company’s assets” as defined under Section 409A of the Code and the regulations and guidance promulgated thereunder.

Notwithstanding anything contained in this Plan to the contrary, if a Participant’s employment is terminated by the Company without Cause within one year prior to a Change in Control and such termination (i) was at the request of a third party who effectuates a Change in Control or (ii) otherwise occurred in connection with or in anticipation of, a Change in Control, then for purposes of this Article XII only, the date of a Change in Control shall mean the date immediately prior to the date of such Participant’s termination of employment.

(b) Cause.  For purposes of this Article XII only, with respect to any Participant, (i) “Cause” shall be defined as set forth in any individual agreement applicable to a Participant, or (ii) in the case of a Participant who does not have an individual agreement that defines Cause, then Cause shall mean the termination of a Participant’s employment by reason of his or her (A) conviction of a felony or (B) engaging in conduct which constitutes willful gross misconduct which is demonstrably and materially injurious to the Campbell Group, monetarily or otherwise. No act, nor failure to act, on the Participant’s part, shall be considered “willful” unless he or she has acted, or failed to act, with an absence of good faith and without a reasonable belief that his or her action or failure to act was in the best interest of the Campbell Group.

(c) Good Reason.  For purposes of this Article XII, with respect to any Participant, (i) “Good Reason” shall be defined as set forth in any individual agreement applicable to a Participant, or (ii) in the case of a Participant who does not have an individual agreement that defines Good Reason, then Good Reason shall mean any of the following events or conditions:

(A) a reduction in the Participant’s base salary or any failure to pay the Participant any compensation or benefits to which he or she is entitled within thirty (30) days of the date due;

(B) the Campbell Group’s requiring the Participant to be based at any place outside a 50-mile radius from his or her site of employment prior to the Change in Control, except for reasonably required travel on the Campbell Group’s business which is not greater than such travel requirements prior to the Change in Control;

(C) the failure by the Campbell Group to provide the Participant with compensation and benefits, in the aggregate, substantially equivalent (in terms of benefit levels and/or reward opportunities) to those provided for under compensation or employee benefit plans, programs and practices as in effect immediately prior to the Change in Control (or as in effect following the Change in Control, if greater);

(D) any purported termination of the Participant’s employment for Cause which does not comply with the requirements of the definition of “Cause” as set forth in Section 12.2(b); or

(E) the failure of the Company to obtain an agreement from any successor or assign of the Company to assume and agree to perform the Plan.

§ 12.3 Effect of Change in Control on Certain Awards.

(a) If the Company is not the surviving corporation following a Change in Control, and the surviving corporation following such Change in Control or the acquiring corporation (such surviving corporation or acquiring corporation is hereinafter referred to as the “Acquiror”) does not assume the outstanding Options, SARs or Restricted Stock (other than Restricted Performance Stock) or does not substitute equivalent equity awards relating to the securities of such Acquiror or its affiliates for such Awards, then all such Awards shall become immediately and fully exercisable (or in the case of Restricted Stock, fully vested and all restrictions will immediately lapse). In addition, the Board or its designee may, in its sole discretion, provide for a cash payment to be made to each Participant for the outstanding Options, SARs or Restricted Stock (other than Restricted Performance Stock) upon the consummation of the Change in Control, determined on the basis of the fair market value that would be received in such Change in Control by the holders of the Company’s securities relating to such Awards. Notwithstanding the foregoing, any Option intended to be an Incentive Stock Option under Section 422 of the Code shall be adjusted in a manner to preserve such status.

(b) If the Company is the surviving corporation following a Change in Control, or the Acquiror assumes the outstanding Options, SARs or Restricted Stock (other than Restricted Performance Stock) or substitutes equivalent equity awards relating to the securities of such Acquiror or its affiliates for such Awards, then all such Awards or such substitutes therefore shall remain outstanding and be governed by their respective terms and the provisions of the Plan.

(c) If (i) the employment of a Participant with the Campbell Group is terminated (A) without Cause (as defined in Section 12.2(b)) or (B) by the Participant for Good Reason, in either case within twenty-four (24) months following a Change in Control, and (ii) the Company is the surviving corporation following such Change in Control, or the Acquiror assumes the outstanding Options, SARs or Restricted Stock (other than Restricted Performance Stock) or substitutes equivalent equity awards relating to the securities of such Acquiror or its affiliates for such Awards, then all outstanding Options, SARs or Restricted Stock (other than Restricted Performance Stock) shall become immediately and fully exercisable (or in the case of Restricted Stock, fully vested and all restrictions will immediately lapse).

(d) If (i) the employment of a Participant with the Campbell Group is terminated for Cause within twenty-four (24) months following a Change in Control and (ii) the Company is the surviving corporation following such Change in Control, or the Acquiror assumes the outstanding Options, SARs or Restricted Stock (other than Restricted Performance Stock) or substitutes equivalent equity awards relating to the securities of such Acquiror or its affiliates for such Awards, then any Options or SARs of such Participant shall expire, and any non-vested Restricted Stock shall be forfeited, and any rights under such Awards shall terminate immediately.

(e) Outstanding Options or SARs which vest in accordance with Section 12.3, may be exercised by the Participant in accordance with Section 5.6; provided, however, that a Participant whose Options or SARs become exercisable in accordance with Section 12.3(c) may exercise a SAR or an Option at any time within three years after such termination, except that an Option or SAR shall not be exercisable on any date beyond the expiration date of such Option or SAR, provided, further that any Participant who is eligible to retire at the date of such termination (or during any period during which such Participant receives severance payments) may exercise his or her Options or SARs in accordance with Section 5.6(h)), and provided, further, that in the event of a Participant’s death after such termination the exercise of Options and SARs shall be governed by Sections 5.6(d)(f) or (g), as the case may be.

§ 12.4 Effect of Change in Control on Restricted Performance Stock and Performance Units.  (a) If the Company is not the surviving corporation following a Change in Control, and the Acquiror does not assume the Restricted Performance Stock or the Performance Units or does not substitute equivalent awards (including, in the case of equity or equity-related Awards, equivalent equity awards) for such Awards, then the Participant shall (i) become vested in, and restrictions shall lapse on, the greater of (A) fifty percent (50%) of the Restricted Performance Stock or Performance Units or (B) a pro rata portion of such Restricted Performance Stock or Performance Units based on the portion of the Performance Period that has elapsed to the date of the Change in Control and the aggregate vesting percentage determined pursuant to this clause (B) shall be applied to vesting first such Awards granted the farthest in time preceding the Change in Control and (ii) be entitled to receive (A) in respect of all Performance Units which become vested and with respect to which the restrictions lapse as a result of such Change in Control, a cash payment within thirty (30) days after such Change in Control equal to the product of the then current value of a Performance Unit multiplied by the number of Performance Units which become vested and with respect to which restrictions lapse in accordance with this subparagraph (a) and (B) in respect of all shares of Performance Restricted Stock which become vested and with respect to which restrictions lapse as a result of such Change in Control, the prompt delivery of such shares; provided, however, that the Board or its designee may, in its sole discretion, provide for a cash payment to be made to each Participant for the vested Restricted Performance Stock upon the consummation of the Change in Control, determined on the basis of the fair market value that would be received in such Change in Control by the holders of the Company’s securities relating to such Award.

(b) If the Company is the surviving corporation following a Change in Control, or the Acquiror assumes the Restricted Performance Stock or the Performance Units or substitutes equivalent awards (including, in the case of equity or equity-related Awards, equivalent equity awards), then all such Awards or such substitutes therefor shall remain outstanding and be governed by their respective terms and the provisions of the Plan.

(c) If (i) the employment of a Participant with the Campbell Group is terminated (A) without Cause or (B) by the Participant for Good Reason, in either case within twenty-four (24) months following a Change in Control, and (ii) the Company is the surviving corporation following such Change in Control, or the Acquiror assumes the Restricted Performance Stock or the Performance Units or substitutes equivalent awards (including, in the case of equity or equity-related Awards, equivalent equity awards), then the Participant shall (i) become vested in, and restrictions shall lapse on, the greater of (A) fifty percent (50%) of the Restricted Performance Stock or Performance Units or (B) a pro rata portion of such Restricted Performance Stock or Performance Units based on the portion of the Performance Period that has elapsed to the date of the termination of employment, and the aggregate vesting percentage determined pursuant to this clause (B) shall be applied to vesting first such Awards granted the farthest in time preceding the termination of employment and (ii) be entitled to receive (A) in respect of all Performance Units which become vested and with respect to which the restrictions lapse as a result of such termination of employment, a cash payment within thirty (30) days after such termination of employment equal to the product of the then current value of a Performance Unit multiplied by the number of Performance Units which become vested and with respect to which restrictions lapse in accordance with this subparagraph (c) and (B) in respect of all shares of Performance Restricted Stock which become vested and with respect to which restrictions lapse as a result of such termination of employment, the prompt delivery of such shares.

(d) If (i) the employment of a Participant with the Campbell Group is terminated for Cause within twenty-four (24) months following a Change in Control and (ii) the Company is the surviving corporation following such Change in Control, or the Acquiror assumes the Restricted Performance Stock or the Performance Units or substitutes equivalent awards (including, in the case of equity or equity-related Awards, equivalent equity awards), then any non-vested Performance Restricted Stock or non-vested Performance Units of such Participant shall immediately be forfeited and any rights thereunder shall terminate.

(e) With respect to any shares of Performance Restricted Stock or Performance Units which do not become vested under Section 12.4(a) (the “Continuing Awards”), such shares or units (or the proceeds thereof) shall continue to be outstanding for the remainder of the applicable Performance Period (as if such shares or units were the only shares or units granted in respect of each such Performance Period) and subject to the applicable Performance Goals as modified in accordance with the provisions hereof.

§ 12.5 Amendment or Termination.  (a) This Article XII shall not be amended or terminated at any time if any such amendment or termination would adversely affect the rights of any Participant under the Plan.

(b) For a period of twenty-four (24) months following a Change in Control, the Plan shall not be terminated (unless replaced by a comparable long-term incentive plan) and during such period the Plan (or such replacement plan) shall be administered in a manner such that Participants will be provided with long-term incentive awards producing reward opportunities generally comparable to those provided prior to the Change in Control. Any amendment or termination of the Plan prior to a Change in Control which (i) was at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a Change in Control or (ii) otherwise arose in connection with or in anticipation of a Change in Control, shall be null and void and shall have no effect whatsoever.

(c) Following a Change in Control, the Plan shall be amended as necessary to make appropriate adjustments to the Performance Goals for the Continuing Awards for (i) any negative effect that the costs and expenses incurred by the Campbell Group in connection with the Change in Control may have on the achievement of Performance Goals under the Plan and (ii) any changes to the Company and/or its Subsidiaries (including, but not limited to, changes in corporate structure, capitalization and increased interest expense as a result of the incurrence or assumption by the Company of acquisition indebtedness) following the Change in Control so as to preserve the reward opportunities and Performance Goals for comparable performance under the Plan as in effect on the date immediately prior to the Change in Control, in any event to the extent permitted by Section 162(m) of the Code for those Awards intended to qualify as “qualified performance-based compensation” under 162(m) of the Code.

DIRECTIONS AND MAP
Heritage Center
7593 Gathering Drive
Reunion, Florida 34747

DIRECTIONS FROM: MIAMI

Take Florida’s Turnpike North towards Orlando. Take Exit #249 onto Osceola Parkway West. Take Toll Road 417 South to I-4 West. Take Exit #58 off I-4. Turn left onto County Road 532. Go approximately 3/4 of a mile, past the Discovery Center, to the gatehouse on the left.

DIRECTIONS FROM: TAMPA & I-75 SOUTHBOUND

Take I-4 East towards Orlando. Take Exit #58. Turn right onto County Road 532. Go approximately 3/4 of a mile, past the Discovery Center, to the gatehouse on the left.

DIRECTIONS FROM: DAYTONA BEACH & I-95 SOUTHBOUND FROM JACKSONVILLE

Take I-4 West towards Tampa. Take Exit #58. Turn left onto County Road 532. Go approximately 3/4 of a mile, past the Discovery Center, to the gatehouse on the left.

DIRECTIONS FROM: ATLANTA

Take I-75 South towards Orlando/Tampa. Merge onto the Turnpike towards Tampa and continue until the exit for the Toll Road 429. Follow 429 until the end and exit towards Tampa onto I-4. Go one mile and take Exit #58. Turn left onto Country Road 532. Go approximately 3/4 of a mile, past the Discovery Center, to the gatehouse on the left.

DIRECTIONS FROM: THE ORLANDO INTERNATIONAL AIRPORT

Take Toll Road 417 South to I-4. Merge onto I-4 West toward Tampa. Take Exit #58. Turn left onto County Road 532. Go approximately 3/4 of a mile, past the Discovery Center, to the gatehouse on the left.

HERITAGE CENTER
7593 Gathering Drive
Reunion, Florida 34747

Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by Internet or telephone must be received by 1:00 a.m. Eastern Time on November 18, 2010.

Vote by Internet • Log on to the Internet and go to www.envisionreports.com/cpb • Follow the steps outlined on the secured website.

Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch-tone telephone. There is NO CHARGE to you for the call.
☒
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.		• Follow the instructions provided by the recorded message.

Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR Items 1,2 and 3.

1.	Election of Directors:	01 — Edmund M. Carpenter	02 — Paul R. Charron	03 — Douglas R. Conant	04 — Bennett Dorrance	+
		05 — Harvey Golub	06 — Lawrence C. Karlson	07 — Randall W. Larrimore	08 — Mary Alice D. Malone
		09 — Sara Mathew	10 — Denise M. Morrison	11 — William D. Perez	12 — Charles R. Perrin
		13 — A. Barry Rand	14 — Nick Shreiber	15 — Archbold D. van Beuren	16 — Les C. Vinney
17 — Charlotte C. Weber

☐	Mark here to vote FOR all nominees
		01	02	03	04	05	06	07	08
☐	Mark here to WITHHOLD vote from all nominees	☐	☐	☐	☐	☐	☐	☐	☐
		09	10	11	12	13	14	15	16	17
☐	For All EXCEPT — To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.	☐	☐	☐	☐	☐	☐	☐	☐	☐

		For	Against	Abstain			For	Against	Abstain
2.	Ratification of appointment of the Independent Registered Public Accounting Firm.	☐	☐	☐	3.	Approve amendment of the Campbell Soup Company 2005 Long-Term Incentive Plan.	☐	☐	☐
B	Non-Voting Items

Change of Address — Please print new address below.
	Mark this box with an	☐
X to obtain a ticket of admission to the meeting
C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

DIRECTIONS
Heritage Center
7593 Gathering Drive
Reunion, Florida 34747
From Orlando International Airport
Take Toll Road 417 South to I-4. Merge onto I-4 West toward Tampa. Take Exit #58. Turn left onto County Road 532. Go approximately 3/4 of a mile, past the Discovery Center, to the gatehouse on the left.
From Miami
Take Florida’s Turnpike North towards Orlando. Take Exit #249 onto Osceola Parkway West. Take Toll Road 417 South to I-4 West. Take Exit #58 off I-4. Turn left onto County Road 532. Go approximately 3/4 of a mile, past the Discovery Center, to the gatehouse on the left.
From Tampa & I-75 Southbound
Take I-4 East towards Orlando. Take Exit #58. Turn right onto County Road 532. Go approximately 3/4 of a mile, past the Discovery Center, to the gatehouse on the left.
From Daytona Beach & I-95 Southbound from Jacksonville
Take I-4 West towards Tampa. Take Exit #58. Turn left onto County Road 532. Go approximately 3/4 of a mile, past the Discovery Center, to the gatehouse on the left.
From Atlanta
Take I-75 South towards Orlando/Tampa. Merge onto the Turnpike towards Tampa and continue until the Exit for the Toll Road 429. Follow 429 until the end and Exit towards Tampa onto I-4. Go one mile and take Exit #58. Turn left onto Country Road 532. Go approximately 3/4 of a mile, past the Discovery Center, to the gatehouse on the left.
▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — CAMPBELL SOUP COMPANY

This Proxy is Solicited on Behalf of the Board of
Directors for the Annual Meeting on November 18, 2010
The undersigned hereby appoints Douglas R. Conant, or, in his absence, Ellen O. Kaden or, in the absence of both of them, Kathleen M. Gibson, and each or any of them, proxies with full power of substitution in each, to vote all shares the undersigned is entitled to vote, at the Annual Meeting of Shareowners of Campbell Soup Company to be held at Heritage Center, 7593 Gathering Drive, Reunion, Florida 34747, at 2:00 p.m., Eastern Time on November 18, 2010, and at any adjournments thereof, on all matters coming before the meeting, including the proposals referred to on the reverse side hereof. If the undersigned is a participant in one of the Campbell Soup Company Savings Plus Plans (any of such plans, a “Savings Plan”), then the undersigned hereby directs the respective trustee of the applicable Savings Plan to vote all shares of Campbell Soup Company Stock in the undersigned’s Savings Plan account at the aforesaid Annual Meeting and at any adjournments thereof, on all matters coming before the meeting, including the proposals referred to on the reverse side hereof.
If address change has been made, mark appropriate box on the reverse side of this card.
Your shares will be voted as recommended by the Board of Directors (or, in the case of shares held in a Savings Plan, will be voted at the discretion of the trustee) unless you otherwise indicate in which case they will be voted as marked.
To vote in accordance with the Board of Directors’ recommendations just sign the reverse side; no boxes need to be marked. If you do not vote by telephone or over the Internet, please fold and return your proxy card promptly using the enclosed envelope.